EXHIBIT 99.1

ENTERPRISE PRODUCTS PARTNERS L.P.
RECAST OF CERTAIN SECTIONS OF THE 2008 ANNUAL REPORT ON FORM 10-K

TABLE OF CONTENTS

		Page
		Number

	Significant Relationships Referenced in this Exhibit 99.1.	2
Items 1 and 2.	Business and Properties.	3
Item 1A.	Risk Factors.	40
Item 6.	Selected Financial Data.	66
Item 7.	Management’s Discussion and Analysis of Financial Condition and
	Results of Operations.	67
Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.	110

SIGNIFICANT RELATIONSHIPS REFERENCED IN THIS EXHIBIT 99.1

Unless the context requires otherwise, references to “we,” “us,” “our,” or “Enterprise Products Partners” are intended to mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries, which now includes TEPPCO Partners, L.P. and its general partner.

References to “EPO” mean Enterprise Products Operating LLC, which is a wholly owned subsidiary of Enterprise Products Partners through which Enterprise Products Partners conducts substantially all of its business.

References to “Duncan Energy Partners” mean Duncan Energy Partners L.P., which is a consolidated subsidiary of EPO.  Duncan Energy Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “DEP.”  References to “DEP GP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners and is wholly owned by EPO.

References to “EPGP” mean Enterprise Products GP, LLC, which is our general partner.

References to “Enterprise GP Holdings” mean Enterprise GP Holdings L.P., a publicly traded limited partnership, the units of which are listed on the NYSE under the ticker symbol “EPE.”  Enterprise GP Holdings owns EPGP.  References to “EPE Holdings” mean EPE Holdings, LLC, which is the general partner of Enterprise GP Holdings.

 References to “TEPPCO” and “TEPPCO GP” mean TEPPCO Partners, L.P. and Texas Eastern Products Pipeline Company, LLC (which is the general partner of TEPPCO), respectively, prior to their mergers with our subsidiaries.  On October 26, 2009, we completed the mergers with TEPPCO and TEPPCO GP (such related mergers referred to herein individually and together as the “TEPPCO Merger”).

References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include Energy Transfer Partners, L.P. (“ETP”).  Energy Transfer Equity is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “ETE.”  The general partner of Energy Transfer Equity is LE GP, LLC (“LE GP”).  On May 7, 2007, Enterprise GP Holdings acquired noncontrolling interests in both LE GP and Energy Transfer Equity.  Enterprise GP Holdings accounts for its investments in LE GP and Energy Transfer Equity using the equity method of accounting.

References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”), EPE Unit III, L.P. (“EPE Unit III”), Enterprise Unit L.P. (“Enterprise Unit”), EPCO Unit L.P. (“EPCO Unit”), TEPPCO Unit L.P. (TEPPCO Unit I”) and TEPPCO Unit II L.P. (“TEPPCO Unit II”), collectively, all of which are private company affiliates of EPCO, Inc.

References to “EPCO” mean EPCO, Inc. and its wholly owned private company affiliates, which are related parties to all of the foregoing named entities.

We, TEPPCO, TEPPCO GP, EPO, Duncan Energy Partners, DEP GP, EPGP, Enterprise GP Holdings and EPE Holdings are affiliates under the common control of Dan L. Duncan, the Group Co-Chairman and controlling shareholder of EPCO.

Recast of Items 1 and 2.  Business and Properties.

General

We are a North American midstream energy company providing a wide range of services to producers and consumers of natural gas, natural gas liquids (“NGLs”), crude oil, refined products and certain petrochemicals.  In addition, we are an industry leader in the development of pipeline and other midstream energy infrastructure in the continental United States and Gulf of Mexico.  We conduct substantially all of our business through EPO.  Our principal executive offices are located at 1100 Louisiana, 10th Floor, Houston, Texas 77002, our telephone number is (713) 381-6500 and our website is www.epplp.com.

We are a publicly traded Delaware limited partnership formed in 1998, the common units of which are listed on the NYSE under the ticker symbol “EPD.”  We are owned 98% by our limited partners and 2% by our general partner, EPGP.  Our general partner is owned by a publicly traded affiliate, Enterprise GP Holdings, the units of which are listed on the NYSE under the ticker symbol “EPE.”

Business Strategy

We operate an integrated network of midstream energy assets.  Our business strategies are to:

▪
capitalize on expected development in natural gas, NGL and crude oil production resulting from development activities in the Rocky Mountains, Midcontinent and U.S. Gulf Coast regions, including the Barnett Shale, Haynesville Shale, Eagle Ford Shale and Gulf of Mexico producing regions;

▪	capitalize on demand growth for natural gas, NGLs, crude oil and refined products;

▪	maintain a diversified portfolio of midstream energy assets and expand this asset base through growth capital projects and accretive acquisitions of complementary midstream energy assets;

▪
share capital costs and risks through joint ventures or alliances with strategic partners, including those that will provide the raw materials for these growth projects or purchase the project’s end products; and

▪	increase fee-based cash flows by investing in pipelines and other fee-based businesses.

As noted above, part of our business strategy involves expansion through growth capital projects.  We expect that these projects will enhance our existing asset base and provide us with additional growth opportunities in the future.  For information regarding our growth capital projects, see “Liquidity and Capital Resources - Capital Spending” included under Item 7 within this Exhibit 99.1.

Financial Information by Business Segment

For information regarding our business segments, see Note 16 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.  Such financial information is incorporated by reference into this Item 1 and 2 discussion.

Recent Developments

On October 26, 2009, the related mergers of our wholly owned subsidiaries with TEPPCO and TEPPCO GP were completed.  Under terms of the merger agreements, TEPPCO and TEPPCO GP became wholly owned subsidiaries of ours and each of TEPPCO's unitholders, except for a privately held affiliate of EPCO, were entitled to receive 1.24 of our common units for each TEPPCO unit.  In total, we issued an aggregate of 126,932,318 common units and 4,520,431 Class B units (described below) as consideration in the TEPPCO Merger for both TEPPCO units and the TEPPCO GP membership interests.  TEPPCO’s units, which had been trading on the NYSE under the ticker symbol TPP, have been delisted and are no longer publicly traded.

A privately held affiliate of EPCO exchanged a portion of its TEPPCO units, based on the 1.24 exchange rate, for 4,520,431 of our Class B units in lieu of common units.  The Class B units are not entitled to regular quarterly cash distributions for the first sixteen quarters following the closing date of the merger.  The Class B units automatically convert into the same number of common units on the date immediately following the payment date for the sixteenth quarterly distribution following the closing date of the merger.  The Class B units are entitled to vote together with the common units as a single class on partnership matters and, except for the payment of distributions, have the same rights and privileges as our common units.

Under the terms of the TEPPCO Merger agreements, Enterprise GP Holdings received 1,331,681 of our common units and an increase in the capital account of EPGP to maintain its 2% general partner interest in us as consideration for 100% of the membership interests of TEPPCO GP.  Following the closing of the TEPPCO Merger, affiliates of EPCO owned approximately 31.3% of our outstanding limited partner units, including 3.4% owned by Enterprise GP Holdings.

The post-merger partnership, which retains the name Enterprise Products Partners L.P., accesses the largest producing basins of natural gas, NGLs and crude oil in the U.S., and serves some of the largest consuming regions for natural gas, NGLs, refined products, crude oil and petrochemicals.  The post-merger partnership owns almost 48,000 miles of pipelines comprised of over 22,000 miles of NGL, refined product and petrochemical pipelines, over 20,000 miles of natural gas pipelines and more than 5,000 miles of crude oil pipelines.  The merged partnership’s logistical assets include approximately 200 million barrels of NGL, refined product and crude oil storage capacity; 27 billion cubic feet of natural gas storage capacity; one of the largest NGL import/export terminals in the U.S., located on the Houston Ship Channel; 60 NGL, refined product and chemical terminals spanning the U.S. from the west coast to the east coast; and crude oil import terminals on the Texas Gulf Coast.  The post-merger partnership owns interests in 17 fractionation plants with over 600 thousand barrels per day (“MBPD”) of net capacity; 25 natural gas processing plants with a net capacity of approximately 9 billion cubic feet per day; and 3 butane isomerization facilities with a capacity of 116 MBPD. The post-merger partnership is also one of the largest inland tank barge companies in the U.S.

The TEPPCO Merger transactions were accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.  The financial and operating activities of Enterprise Products Partners, TEPPCO and Enterprise GP Holdings and their respective general partners, and EPCO and its privately held subsidiaries, are under the common control of Dan L. Duncan.

For information regarding additional recent developments, see “Recent Developments” included under Item 7 within this Exhibit 99.1, which is incorporated by reference into this Item 1 and 2 discussion.

Segment Discussion

Our midstream energy asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets.  In connection with the TEPPCO Merger, we revised and renamed our business segments.  Under our new business segment structure, we have five reportable business segments:

▪	NGL Pipelines & Services;

▪	Onshore Natural Gas Pipelines & Services;

▪	Onshore Crude Oil Pipelines & Services;

▪	Offshore Pipelines & Services; and

▪	Petrochemical & Refined Products Services.

Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.

The following sections present an overview of our business segments, including information regarding the principal products produced, services rendered, seasonality, competition and regulation.  Our results of operations and financial condition are subject to a variety of risks.  For information regarding our current key risk factors, see Item 1A within this Exhibit 99.1.

Our business activities are subject to various federal, state and local laws and regulations governing a wide variety of topics, including commercial, operational, environmental, safety and other matters.  For a discussion of the principal effects such laws and regulations have on our business, see “Regulation” and “Environmental and Safety Matters” included within this Item 1 and 2.

Our revenues are derived from a wide customer base.  During 2008, 2007 and 2006, our largest customer was Valero Energy Corporation and its affiliates, which accounted for 11.2%, 8.9% and 9.3%, respectively, of our revenues.

On January 6, 2009, LyondellBasell Industries (“LBI”), one of our largest customers, announced that its U.S. operations had voluntarily filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code. LBI accounted for 5.9% of our consolidated revenues during 2008.  At the time of the bankruptcy filing, we had approximately $17.3 million of credit exposure to LBI, which was reduced to approximately $10.0 million through remedies provided under certain pipeline tariffs.  In addition, we are seeking to have LBI accept certain contracts and have filed claims pursuant to current Bankruptcy Court Orders that we expect will allow us to recover the majority of the remaining credit exposure.

As generally used in the energy industry and in this document, the identified terms have the following meanings:

/d	= per day
BBtus	= billion British thermal units
Bcf	= billion cubic feet
MBPD	= thousand barrels per day
MMBbls	= million barrels
MMBtus	= million British thermal units
MMcf	= million cubic feet

The following discussion of our business segments provides information regarding our principal plants, pipelines and other assets at February 2, 2009.  For information regarding our results of operations, including significant measures of historical throughput, production and processing rates, see Item 7 within this Exhibit 99.1.

NGL Pipelines & Services

Our NGL Pipelines & Services business segment includes our (i) natural gas processing business and related NGL marketing activities; (ii) NGL pipelines aggregating approximately 15,725 miles including our 7,808-mile Mid-America Pipeline System; (iii) NGL and related product storage facilities; and (iv) NGL fractionation facilities.  This segment also includes our import and export terminal operations.

NGL products (ethane, propane, normal butane, isobutane and natural gasoline) are used as raw materials by the petrochemical industry, as feedstocks by refiners in the production of motor gasoline and by industrial and residential users as fuel.  Ethane is primarily used in the petrochemical industry as a feedstock for ethylene production, one of the basic building blocks for a wide range of plastics and other chemical products.  Propane is used both as a petrochemical feedstock in the production of ethylene and propylene and as a heating, engine and industrial fuel.  Normal butane is used as a petrochemical feedstock in the production of ethylene and butadiene (a key ingredient of synthetic rubber), as a blendstock for motor gasoline and to derive isobutane through isomerization.  Isobutane is fractionated from mixed butane (a mixed stream of normal butane and isobutane) or produced from normal butane through the process of isomerization, principally for use in refinery alkylation to enhance the octane content of motor gasoline, in the production of isooctane and other octane additives and in the production of propylene oxide.  Natural gasoline, a mixture of pentanes and heavier hydrocarbons, is primarily used as a blendstock for motor gasoline or as a petrochemical feedstock.

Natural gas processing and related NGL marketing activities.  At the core of our natural gas processing business are 24 processing plants located in Colorado, Louisiana, Mississippi, New Mexico, Texas and Wyoming.  Natural gas produced at the wellhead especially in association with crude oil contains varying amounts of NGLs.  This “rich” natural gas in its raw form is usually not acceptable for transportation in the nation’s major natural gas pipeline systems or for commercial use as a fuel.  Natural gas processing plants remove the NGLs from the natural gas stream, enabling the natural gas to meet pipeline and commercial quality specifications.  In addition, on an energy equivalent basis, NGLs generally have a greater economic value as a raw material for petrochemical and motor gasoline production than their value as components of the natural gas stream.  After extraction, we typically transport the mixed NGLs to a centralized facility for fractionation into purity NGL products such as ethane, propane, normal butane, isobutane and natural gasoline.  The purity NGL products can then be used in our NGL marketing activities to meet contractual requirements or sold on spot and forward markets.

When operating and extraction costs of natural gas processing plants are higher than the incremental value of the NGL products that would be extracted, the recovery levels of certain NGL products, principally ethane, may be reduced or eliminated.  This leads to a reduction in NGL volumes available for transportation and fractionation.

In our natural gas processing activities, we enter into margin-band contracts, percent-of-liquids contracts, percent-of-proceeds contracts, fee-based contracts, hybrid contracts (a combination of percent-of-liquids and fee-based contract terms) and keepwhole contracts.  Under margin-band and keepwhole contracts, we take ownership of mixed NGLs extracted from the producer’s natural gas stream and recognize revenue when the extracted NGLs are delivered and sold to customers on NGL marketing sales contracts.  In the same way, revenue is recognized under our percent-of-liquids contracts except that the volume of NGLs we earn and sell is less than the total amount of NGLs extracted from the producers’ natural gas.  Under a percent-of-liquids contract, the producer retains title to the remaining percentage of mixed NGLs we extract and generally bears the natural gas cost for shrinkage and plant fuel.  Under a percent-of-proceeds contract, we share in the proceeds generated from the sale of the mixed NGLs we extract on the producer’s behalf.  If a cash fee for natural gas processing services is stipulated by the contract, we record revenue when the natural gas has been processed and delivered to the producer.  The NGL volumes we earn and take title to in connection with our processing activities are referred to as our equity NGL production.

In general, our percent-of-liquids, hybrid and keepwhole contracts give us the right (but not the obligation) to process natural gas for a producer; thus, we are protected from processing at an economic loss during times when the sum of our costs exceeds the value of the mixed NGLs of which we would take ownership.  Generally, our natural gas processing agreements have terms ranging from month-to-month to life of the producing lease.  Intermediate terms of one to ten years are also common.

To the extent that we are obligated under our margin-band and keepwhole gas processing contracts to compensate the producer for the natural gas equivalent energy value of mixed NGLs we extract from the natural gas stream, we are exposed to various risks, primarily commodity price fluctuations. However, our margin band contracts contain terms which limit our exposure to such risks.  The prices of natural gas and NGLs are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.  Periodically, we attempt to mitigate these risks through the use of commodity derivative instruments.  For information regarding our use of commodity derivative instruments, see “Commodity Risk Hedging Program” included under Item 7A within this Exhibit 99.1.

Our NGL marketing activities generate revenues from the sale and delivery of NGLs obtained through our processing activities and purchases from third parties on the open market.  These sales contracts may also include forward product sales contracts.  In general, the sales prices referenced in these contracts are market-related and can include pricing differentials for such factors as delivery location.

NGL pipelines, storage facilities and import/export terminals. Our NGL pipeline, storage and terminaling operations include approximately 15,725 miles of NGL pipelines, 157.4 MMBbls of working capacity of NGL and related product storage and two import/export facilities.

Our NGL pipelines transport mixed NGLs and other hydrocarbons from natural gas processing facilities, refineries and import terminals to fractionation plants and storage facilities; distribute and collect NGL products to and from fractionation plants, petrochemical plants and refineries; and deliver propane to customers along the Dixie Pipeline and certain sections of the Mid-America Pipeline System.  Revenue from our NGL pipeline transportation agreements is generally based upon a fixed fee per gallon of liquids transported multiplied by the volume delivered.  Accordingly, the results of operations for this business are generally dependent upon the volume of product transported and the level of fees charged to customers (including those charged to our NGL and petrochemical marketing activities, which are eliminated in the preparation of our consolidated financial statements).  The transportation fees charged under these arrangements are either contractual or regulated by governmental agencies, including the Federal Energy Regulatory Commission (“FERC”).  Typically, we do not take title to the products transported by our NGL pipelines; rather, the shipper retains title and the associated commodity price risk.

Our NGL and related product storage facilities are integral parts of our operations.  In general, our underground storage wells are used to store our and our customers’ mixed NGLs, NGL products and petrochemical products.  We collect storage revenues under our NGL and related product storage contracts based on the number of days a customer has volumes in storage multiplied by a storage rate (as defined in each contract).  With respect to capacity reservation agreements, we collect a fee for reserving storage capacity for customers in our underground storage wells.  The customers pay reservation fees based on the quantity of capacity reserved rather than the actual quantity utilized.  When a customer exceeds its reserved capacity, we charge those customers an excess storage fee.  In addition, we charge our customers throughput fees based on volumes injected and withdrawn from the storage facility.  Accordingly, the profitability of our storage operations is dependent upon the level of capacity reserved by our customers, the volume of product injected and withdrawn from our underground caverns and the level of fees charged.

We operate NGL import and export facilities located on the Houston Ship Channel in southeast Texas.  Our import facility is primarily used to offload volumes for delivery to our NGL storage and fractionation facilities near Mont Belvieu, Texas.  Our export facility includes an NGL products chiller and related equipment used for loading refrigerated marine tankers for third-party export customers.  Revenues from our import and export services are primarily based on fees per unit of volume loaded or unloaded and may also include demand payments.  Accordingly, the profitability of our import and export activities primarily depends on the available quantities of NGLs to be loaded and offloaded and the fees we charge for these services.

NGL fractionation. We own or have interests in ten NGL fractionation facilities located in Texas, Louisiana and Colorado.  NGL fractionation facilities separate mixed NGL streams into purity NGL products.  The three primary sources of mixed NGLs fractionated in the United States are (i) domestic natural gas processing plants, (ii) domestic crude oil refineries and (iii) imports of butane and propane mixtures.  The mixed NGLs delivered from domestic natural gas processing plants and crude oil refineries to our NGL fractionation facilities are typically transported by NGL pipelines and, to a lesser extent, by railcar and truck.

Mixed NGLs extracted by domestic natural gas processing plants represent the largest source of volumes processed by our NGL fractionators.  Based upon industry data, we believe that sufficient volumes of mixed NGLs, especially those originating from Gulf Coast, Rocky Mountain and Midcontinent natural gas processing plants, will be available for fractionation in commercially viable quantities for the foreseeable future. Significant volumes of mixed NGLs are contractually committed to our NGL fractionation facilities by joint owners and third-party customers.

The majority of our NGL fractionation facilities process mixed NGL streams for third-party customers and support our NGL marketing activities under fee-based arrangements.  These fees (typically in cents per gallon) are subject to adjustment for changes in certain fractionation expenses, including natural gas fuel costs.  At our Norco facility, we perform fractionation services for certain customers under percent-of-liquids contracts.  The results of operations of our NGL fractionation business are dependent upon the volume of mixed NGLs fractionated and either the level of fractionation fees charged (under fee-based contracts) or the value of NGLs received (under percent-of-liquids arrangements).  Our fee-based customers generally retain title to the NGLs that we process for them; however, we are exposed to fluctuations in NGL prices (i.e., commodity price risk) to the extent we fractionate volumes for customers under percent-of-liquids arrangements.  Periodically, we attempt to mitigate these risks through the use of commodity derivative instruments.  For information regarding our use of commodity derivative instruments, see “Commodity Risk Hedging Program” included under Item 7A within this Exhibit 99.1.

Seasonality. Our natural gas processing and NGL fractionation operations exhibit little to no seasonal variation.  Likewise, our NGL pipeline operations have not exhibited a significant degree of seasonality overall. However, propane transportation volumes are generally higher in the October through March timeframe in connection with increased use of propane for heating in the upper Midwest and southeastern United States.  Our facilities located in the southern United States may be affected by weather events such as hurricanes and tropical storms originating in the Gulf of Mexico.

We operate our NGL and related product storage facilities based on the needs and requirements of our customers in the NGL, petrochemical, heating and other related industries.  We usually experience an increase in the demand for storage services during the spring and summer months due to increased feedstock storage requirements for motor gasoline production and a decrease during the fall and winter months when propane inventories are being drawn for heating needs.  In general, our import volumes peak during the spring and summer months and our export volumes are at their highest levels during the winter months.

In support of our commercial goals, our NGL marketing activities rely on inventories of mixed NGLs and purity NGL products.  These inventories are the result of accumulated equity NGL production volumes, imports and other spot and contract purchases.  Our inventories of ethane, propane and normal butane are typically higher on a seasonal basis from March through November as each are normally in higher demand and at higher price levels during winter months.  Isobutane and natural gasoline inventories are generally stable throughout the year.  Generally, our inventory cycle begins in late-February to mid-

March (the seasonal low point), builds through September, and remains level until early December before being drawn through winter until the seasonal low is reached again.

Competition. Our natural gas processing business and NGL marketing activities encounter competition from fully integrated oil companies, intrastate pipeline companies, major interstate pipeline companies and their non-regulated affiliates, and independent processors.  Each of our competitors has varying levels of financial and personnel resources, and competition generally revolves around price, service and location.

In the markets served by our NGL pipelines, we compete with a number of intrastate and interstate liquids pipelines companies (including those affiliated with major oil, petrochemical and gas companies) and barge, rail and truck fleet operations.  In general, our NGL pipelines compete with these entities in terms of transportation fees and service.

Our competitors in the NGL and related product storage businesses are integrated major oil companies, chemical companies and other storage and pipeline companies.  We compete with other storage service providers primarily in terms of the fees charged, number of pipeline connections and operational dependability.  Our import and export operations also compete with those operated by major oil and chemical companies primarily in terms of loading and offloading volumes per hour.

We compete with a number of NGL fractionators in Texas, Louisiana and Kansas.  Although competition for NGL fractionation services is primarily based on the fractionation fee charged, the ability of an NGL fractionator to receive mixed NGLs, store and distribute NGL products is also an important competitive factor and is a function of the existence of the necessary pipeline and storage infrastructure.

Properties. The following table summarizes the significant natural gas processing assets of our NGL Pipelines & Services business segment at February 2, 2009.

			Net Gas	Total Gas
		Our	Processing	Processing
		Ownership	Capacity	Capacity
Description of Asset	Location(s)	Interest	(Bcf/d) (1)	(Bcf/d)
Natural gas processing facilities:
Meeker (2)	Colorado	100%	1.40	1.40
Pioneer (3)	Wyoming	100%	1.30	1.30
Toca	Louisiana	67.4%	0.70	1.10
Chaco	New Mexico	100%	0.65	0.65
North Terrebonne	Louisiana	52.5%	0.63	1.30
Calumet	Louisiana	32.7%	0.51	1.60
Neptune	Louisiana	66%	0.43	0.65
Pascagoula	Mississippi	40%	0.40	1.50
Yscloskey	Louisiana	14.6%	0.34	1.85
Thompsonville	Texas	100%	0.30	0.30
Shoup	Texas	100%	0.29	0.29
Gilmore	Texas	100%	0.26	0.26
Armstrong	Texas	100%	0.25	0.25
Others (10 facilities) (4)	Texas, New Mexico, Louisiana	Various (5)	1.19	2.85
Total processing capacities			8.65	15.30

(1)   The approximate net natural gas processing capacity does not necessarily correspond to our ownership interest in each facility.  It is based on a variety of factors such as volumes processed at the facility and ownership interest in the facility.
(2)   We commenced natural gas processing operations at our Meeker facility in October 2007 and subsequently began the Meeker Phase II expansion project to double the natural gas processing capacity to 1.4 Bcf/d at this facility.  The Meeker Phase II expansion is expected to be operational during the first quarter of 2009.
(3)   Our silica gel natural gas processing facility has a processing capacity of 0.6 Bcf/d.  We constructed a new cryogenic processing facility having 0.7 Bcf/d of processing capacity, which became operational in February 2008.
(4)   Our other natural gas processing facilities include our Venice, Sea Robin and Burns Point facilities located in Louisiana; Indian Basin and Carlsbad facilities located in New Mexico; and San Martin, Delmita, Sonora, Shilling and Indian Springs facilities located in Texas.  Our ownership in the Venice plant is through our 13.1% equity method investment in Venice Energy Services Company, L.L.C. (“VESCO”).
(5)   Our ownership in these facilities ranges from 13.1% to 100%.

At the core of our natural gas processing business are 24 processing plants located in Colorado, Louisiana, Mississippi, New Mexico, Texas and Wyoming.  Our natural gas processing facilities can be characterized as two distinct types: (i) straddle plants situated on mainline natural gas pipelines owned either by us or by third parties or (ii) field plants that process natural gas from gathering pipelines.  We operate the Meeker, Pioneer, Toca, Chaco, North Terrebonne, Calumet, Neptune, Burns Point and Carlsbad plants and all of the Texas facilities.  On a weighted-average basis, utilization rates for these assets were 66.4%, 66.4%, and 56% during the years ended December 31, 2008, 2007 and 2006, respectively.  These rates reflect the periods in which we owned an interest in such facilities.

Our NGL marketing activities utilize a fleet of approximately 730 railcars, the majority of which are leased.  These railcars are used to deliver feedstocks to our facilities and to distribute NGLs throughout the United States and parts of Canada.  We have rail loading and unloading facilities in Alabama, Arizona, California, Kansas, Louisiana, Minnesota, Mississippi, Nevada, North Carolina and Texas.  These facilities service both our rail shipments and those of our customers.

The following table summarizes the significant NGL pipelines and related storage assets of our NGL Pipelines & Services business segment at February 2, 2009.

				Useable
		Our		Storage
		Ownership	Length	Capacity
Description of Asset	Location(s)	Interest	(Miles)	(MMBbls)
NGL pipelines:
Mid-America Pipeline System	Midwest and Western U.S.	100%	7,808
Dixie Pipeline	South and Southeastern U.S.	100% (1)	1,371
Seminole Pipeline	Texas	90% (2)	1,342
Chaparral NGL System (3)	Texas, New Mexico	100%	1,025
EPD South Texas NGL System	Texas	100% (4)	1,020
Louisiana Pipeline System	Louisiana	Various (5)	612
Skelly-Belvieu Pipeline	Texas	49% (6)	570
Promix NGL Gathering System	Louisiana	50%	364
DEP South Texas NGL Pipeline System	Texas	100% (4)	297
Houston Ship Channel	Texas	100%	252
Lou-Tex NGL	Texas, Louisiana	100%	205
Others (9 systems) (7)	Various	Various	859
Total miles			15,725
NGL and related product storage facilities by state:
Texas (8)				124.9
Louisiana				15.3
Kansas				7.5
Mississippi				5.7
Others (Arizona, Georgia, Iowa, Kansas, Nebraska, North Carolina, Oklahoma)				4.0
Total capacity (9)				157.4

(1)   We acquired the remaining 25.8% ownership interest in this system during August 2008 and now own 100% of the Dixie Pipeline through our subsidiary, Dixie Pipeline Company (“Dixie”).
(2)   We hold a 90% interest in this system through a majority owned subsidiary, Seminole Pipeline Company (“Seminole”).
(3)   The Chaparral NGL System includes the 180-mile Quanah Pipeline.  The Quanah Pipeline begins in Sutton County, Texas, and connects to the Chaparral Pipeline near Midland, Texas.
(4)   Our ownership interest reflects consolidated ownership of these systems by EPO (34%) and Duncan Energy Partners (66%).
(5)   Of the 612 total miles for this system, we own 100% of 559 miles and 52.5% of the remaining 53 miles.
(6)   Our ownership interest in this pipeline is held indirectly through our equity method investment in Skelly-Belvieu Pipeline Company, L.L.C. (“Skelly-Belvieu”), which we acquired in December 2008.
(7)   Includes our Tri-States, Belle Rose, Wilprise, Chunchula, Bay Area and South Dean pipelines located in the coastal regions of Alabama, Louisiana, Mississippi and Texas; Panola and San Jacinto located in East Texas; and our Meeker pipeline in Colorado.  We acquired the remaining 16.7% ownership interest in Belle Rose NGL Pipeline, L.L.C. and an additional 16.7% interest in Tri-States NGL Pipeline, L.L.C. in October 2008.
(8)   The amount shown for Texas includes 33 underground NGL and petrochemical storage caverns with an aggregate useable storage capacity of approximately 100 MMBbls that we own jointly with Duncan Energy Partners.  These caverns are located in Mont Belvieu, Texas.
(9)   The 157.4 MMBbls of total useable storage capacity includes 22.4 MMBbls held under long-term operating leases.  The leased facilities are located in Texas, Louisiana and Kansas.

The maximum number of barrels that our NGL pipelines can transport per day depends upon the operating balance achieved at a given point in time between various segments of the systems.  Since the operating balance is dependent upon the mix of products to be shipped and demand levels at various delivery points, the exact capacities of our NGL pipelines cannot be determined.  We measure the utilization rates of such pipelines in terms of net throughput (i.e., on a net basis in accordance with our consolidated ownership interest).  Total net throughput volumes for these pipelines were 1,948 MBPD, 1,794 MBPD and 1,641 MBPD during the years ended December 31, 2008, 2007 and 2006, respectively.

The following information highlights the general use of each of our principal NGL pipelines.  We operate our NGL pipelines with the exception of Skelly-Belvieu Pipeline, Tri-States and a small portion of the Louisiana Pipeline System.

▪
The Mid-America Pipeline System is a regulated NGL pipeline system consisting of three primary segments: the 2,785-mile Rocky Mountain pipeline, the 2,771-mile Conway North pipeline and the 2,252-mile Conway South pipeline.  This system covers thirteen states: Wyoming, Utah, Colorado, New Mexico, Texas, Oklahoma, Kansas, Missouri, Nebraska, Iowa, Illinois, Minnesota and Wisconsin. The Rocky Mountain pipeline transports mixed NGLs from the Rocky Mountain Overthrust and San Juan Basin areas to the Hobbs hub located on the Texas-New Mexico border.  During 2007, the Rocky Mountain pipeline’s capacity was increased by 50 MBPD.  The Conway North segment links the NGL hub at Conway, Kansas to refineries, petrochemical plants and propane markets in the upper Midwest.  In addition, the Conway North segment has access to NGL supplies from Canada’s Western Sedimentary Basin through third-party connections.  The Conway South pipeline, which completed an expansion in 2007, connects the Conway hub with Kansas refineries and transports NGLs to and from Conway, Kansas to the Hobbs hub.  The Mid-America Pipeline System interconnects with our Seminole Pipeline and Hobbs NGL fractionator and storage facility at the Hobbs hub.  We also own fifteen unregulated propane terminals that are an integral part of the Mid-America Pipeline System.

During 2008, approximately 52% of the volumes transported on the Mid-America Pipeline System were mixed NGLs originating from natural gas processing plants located in the Permian Basin in west Texas, the Hugoton Basin of southwestern Kansas, the San Juan Basin of northwest New Mexico, the Piceance Basin of Colorado, the Uintah Basin of Colorado and Utah and the Greater Green River Basin of southwestern Wyoming.  The remaining volumes are generally purity NGL products originating from NGL fractionators in the mid-continent areas of Kansas, Oklahoma, and Texas, as well as deliveries from Canada.

▪
The Dixie Pipeline is a regulated pipeline that extends from southeast Texas and Louisiana to markets in the southeastern United States and transports propane and other NGLs.  Propane supplies transported on this system primarily originate from southeast Texas, southern Louisiana and Mississippi.  This system operates in seven states:  Texas, Louisiana, Mississippi, Alabama, Georgia, South Carolina and North Carolina.

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The Seminole Pipeline is a regulated pipeline that transports NGLs from the Hobbs hub and the Permian Basin area of west Texas to markets in southeastern Texas.  NGLs originating on the Mid-America Pipeline System are the primary source of throughput for the Seminole Pipeline.

▪	The Chaparral NGL System is a regulated pipeline that transports NGLs from natural gas processing facilities in West Texas and New Mexico to Mont Belvieu, Texas.

▪
The EPD South Texas NGL System is a network of NGL gathering and transportation pipelines located in south Texas.  The system includes approximately 380 miles of pipeline used to gather and transport mixed NGLs from our south Texas natural gas processing facilities to our south Texas NGL fractionation facilities.  The pipeline system also includes approximately 640 miles of pipelines that deliver NGLs from our south Texas fractionation facilities to refineries and petrochemical plants located between Corpus Christi and Houston, Texas and within the Texas City-Houston area, as well as to common carrier NGL pipelines.

We contributed a 66% equity interest in Enterprise GC, LP (“Enterprise GC”), our subsidiary that owns the EPD South Texas NGL Pipeline, to Duncan Energy Partners effective December 8, 2008.  We own, through our other subsidiaries, the remaining 34% equity interest in Enterprise GC.  For additional information regarding this transaction, see “Other Items – Duncan Energy Partners Transactions” included under Item 7 within this Exhibit 99.1.

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The Louisiana Pipeline System is a network of NGL pipelines located in Louisiana.  This system transports NGLs originating in southern Louisiana and in Texas to refineries and petrochemical companies along the Mississippi River corridor in southern Louisiana.  This system also provides transportation services for our natural gas processing plants, NGL fractionators and other facilities located in Louisiana.

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The Skelly-Belvieu Pipeline is a regulated pipeline that transports mixed NGLs from Skellytown, Texas to markets in southeast Texas.  Volumes originating on the Mid-America Pipeline System and NGLs produced at local refineries are the primary source of throughput for the Skelly-Belvieu Pipeline.

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The Promix NGL Gathering System is a NGL pipeline system that gathers mixed NGLs from natural gas processing plants in Louisiana for delivery to an NGL fractionator owned by K/D/S Promix, L.L.C. (“Promix”).  This gathering system is an integral part of the Promix NGL fractionation facility.  Our ownership interest in this pipeline is held indirectly through our equity method investment in Promix.

▪	The DEP South Texas NGL Pipeline System transports NGLs from our Shoup and Armstrong fractionation facilities in south Texas to Mont Belvieu, Texas.

▪
The Houston Ship Channel pipeline system is a collection of pipelines interconnecting our Mont Belvieu facilities with our Houston Ship Channel import/export terminals and various third party petrochemical plants, refineries and other pipelines located along the Houston Ship Channel.  This system is used to deliver NGL products to third-party petrochemical plants and refineries as well as to deliver feedstocks to our Mont Belvieu facilities.

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The Lou-Tex NGL pipeline system is used to provide transportation services for NGLs and refinery grade propylene between the Louisiana and Texas markets. We also use this pipeline to transport mixed NGLs from Mont Belvieu to our Louisiana Pipeline System.

Our NGL and related product storage facilities are integral parts of our pipeline and other operations.  In general, these underground storage facilities are used to store NGLs and petrochemical products for us and our customers.  We operate these facilities, with the exception of certain Louisiana storage locations operated for us by a third party.

Duncan Energy Partners, one of our consolidated subsidiaries, owns a 66% equity interest in our subsidiary, Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”).  We own, through our other subsidiaries, the remaining 34% equity interest in Mont Belvieu Caverns.  Mont Belvieu Caverns owns 34 underground NGL and petrochemical storage caverns with an aggregate storage capacity of approximately 100 MMBbls, a brine system with approximately 20 MMBbls of above-ground brine storage pit capacity and two brine production wells.  These assets store and deliver NGLs (such as ethane and propane) and certain refined and petrochemical products for industrial customers located along the upper Texas Gulf Coast.

The following table summarizes the significant NGL fractionation assets of our NGL Pipelines & Services business segment at February 2, 2009.

			Net	Total
		Our	Plant	Plant
		Ownership	Capacity	Capacity
Description of Asset	Location	Interest	(MBPD) (1)	(MBPD)
NGL fractionation facilities:
Mont Belvieu	Texas	75%	178	230
Shoup and Armstrong	Texas	100% (2)	87	87
Hobbs	Texas	100%	75	75
Norco	Louisiana	100%	75	75
Promix	Louisiana	50%	73	145
BRF	Louisiana	32.2%	19	60
Tebone	Louisiana	52.5%	12	30
Other (3)	Colorado	100%	12	12
Total plant capacities			531	714

(1)   The approximate net NGL fractionation capacity does not necessarily correspond to our ownership interest in each facility.  It is based on a variety of factors such as volumes processed at the facility and ownership interest in the facility.
(2)   Our ownership interest reflects consolidated ownership of these fractionators by EPO (34%) and Duncan Energy Partners (66%).
(3)   Consists of two NGL fractionation facilities located in northeast Colorado.

The following information highlights the general use of each of our principal NGL fractionation facilities.  We operate all of our NGL fractionation facilities, with the exception of our two Colorado fractionators.

▪
Our Mont Belvieu NGL fractionation facility is located at Mont Belvieu, Texas, which is a key hub of the domestic and international NGL industry.  This facility fractionates mixed NGLs from several major NGL supply basins in North America including the Mid-Continent, Permian Basin, San Juan Basin, Rocky Mountains, East Texas and the Gulf Coast.

▪
Our Shoup and Armstrong NGL fractionation facilities fractionate mixed NGLs supplied by our south Texas natural gas processing plants.  In turn, the Shoup and Armstrong facilities supply NGLs transported by the DEP South Texas NGL Pipeline System.

We contributed a 66% equity interest in Enterprise GC, our subsidiary that owns the Shoup and Armstrong NGL fractionators, to Duncan Energy Partners effective December 8, 2008.  We own through our other subsidiaries the remaining 34% equity interest in Enterprise GC.  For additional information regarding this transaction, see “Other Items – Duncan Energy Partners Transactions” included under Item 7 within this Exhibit 99.1.

▪
Our Hobbs NGL fractionation facility is located in Gaines County, Texas, where it serves petrochemical end users and refineries in West Texas, New Mexico and California.  In addition, the Hobbs facility can supply exports to northern Mexico through existing third-party pipeline infrastructure.  The Hobbs facility receives mixed NGLs from several major supply basins including Mid-Continent, Permian Basin, San Juan Basin and the Rocky Mountains. The facility is strategically located at the interconnect of our Mid-America Pipeline System and Seminole Pipeline, providing us flexibility to supply the nation’s largest NGL hub at Mont Belvieu, Texas as well as access to the second-largest NGL hub at Conway, Kansas.

▪
Our Norco NGL fractionation facility receives mixed NGLs via pipeline from refineries and natural gas processing plants located in southern Louisiana and along the Mississippi and Alabama Gulf Coast, including our Yscloskey, Pascagoula, Venice and Toca facilities.

▪
The Promix NGL fractionation facility receives mixed NGLs via pipeline from natural gas processing plants located in southern Louisiana and along the Mississippi Gulf Coast, including our Calumet, Neptune, Burns Point and Pascagoula facilities.  In addition to the 364-mile Promix NGL Gathering System, Promix owns five NGL storage caverns and a barge loading facility that are integral to its operations.

▪	The BRF facility fractionates mixed NGLs from natural gas processing plants located in Alabama, Mississippi and southern Louisiana.

On a weighted-average basis, utilization rates for our NGL fractionators were 82.1%, 76.7% and 71.2% during the years ended December 31, 2008, 2007 and 2006, respectively.  These rates reflect the periods in which we owned an interest in such facilities.  We own direct consolidated interests in all of our NGL fractionation facilities with the exception of a 50% interest in the facility owned by Promix and a 32.2% interest in the facility owned by Baton Rouge Fractionators LLC (“BRF”).

Our NGL operations include import and export facilities located on the Houston Ship Channel in southeast Texas.  We own an import and export facility located on land we lease from Oiltanking Houston LP (“OTTI”).  Our OTTI import facility can offload NGLs from tanker vessels at rates up to 20,000 barrels per hour depending on the product.  Our OTTI export facility can load cargoes of refrigerated propane and butane onto tanker vessels at rates up to 6,700 barrels per hour.  In addition to our OTTI facilities, we own a barge dock that can load or offload two barges of NGLs or refinery-grade propylene simultaneously at rates up to 5,000 barrels per hour.  Our average combined NGL import and export volumes were 74 MBPD, 84 MBPD and 127 MBPD for the years ended December 31, 2008, 2007 and 2006, respectively.

Onshore Natural Gas Pipelines & Services

Our Onshore Natural Gas Pipelines & Services business segment includes approximately 18,746 miles of onshore natural gas pipeline systems that provide for the gathering and transportation of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico, Texas and Wyoming.  We own two salt dome natural gas storage facilities located in Mississippi and lease natural gas storage facilities located in Texas and Louisiana.  This segment also includes our natural gas marketing activities.

Onshore natural gas pipelines and related natural gas marketing. Our onshore natural gas pipeline systems provide for the gathering and transportation of natural gas from onshore developments, such as the San Juan, Barnett Shale, Permian, Piceance, Greater Green River and Eagle Ford supply basins in the Western U.S., and from offshore developments in the Gulf of Mexico through connections with offshore pipelines.  Typically, these systems receive natural gas from producers, other pipelines or shippers through system interconnects and redeliver the natural gas to processing facilities, local gas distribution companies, industrial or municipal customers or to other onshore pipelines.

Certain of our onshore natural gas pipelines generate revenues from transportation agreements where shippers are billed a fee per unit of volume transported (typically in MMBtus) multiplied by the volume delivered.  The transportation fees charged under these arrangements are either contractual or regulated by governmental agencies, including the FERC.  Certain of our onshore natural gas pipelines may also offer firm capacity reservation services whereby the shipper pays a contractually stated fee based on the level of capacity reserved in our pipelines whether or not the shipper actually ships the reserved quantity of natural gas.  Intrastate natural gas pipelines (such as our Acadian Gas and Alabama Intrastate systems) may also purchase natural gas from producers and suppliers and resell such natural gas to customers such as electric utility companies, local natural gas distribution companies and industrial customers.

We entered the natural gas marketing business in 2001 when we acquired the Acadian Gas System.  In 2007, we expanded this marketing business to maximize the utilization of our portfolio of natural gas pipeline and storage assets.  Our natural gas marketing activities generate revenues from the sale and delivery of natural gas obtained from (i) third party well-head purchases, (ii) our natural gas processing plants and (iii) the open market.  In general, our natural gas sales contracts utilize market-based pricing and can incorporate pricing differentials for factors such as delivery location.  We expect our natural gas marketing business to continue to expand in the future.  Our consolidated revenues from this business were $3.09 billion, $1.48 billion and $1.10 billion for the years ended December 31, 2008, 2007 and 2006, respectively.

We are exposed to commodity price risk to the extent that we take title to natural gas volumes through our natural gas marketing activities or through certain contracts on our intrastate natural gas pipelines.  In addition, our San Juan, Carlsbad and Jonah Gathering Systems and certain segments of our Texas Intrastate System provide aggregating and bundling services, in which we purchase and resell natural gas for certain small producers.  Also, several of our gathering systems, while not providing marketing services, have some exposure to risks related to commodity prices through transportation arrangements with shippers.  For example, revenues generated by approximately 94% of the natural gas volumes gathered on our San Juan Gathering System are calculated using a percentage of a regional price index for natural gas.  We use commodity derivative instruments from time to time to mitigate our exposure to risks related to commodity prices.  For information regarding our use of commodity derivative instruments, see “Commodity Risk Hedging Program” included under Item 7A within this Exhibit  99.1.

Underground natural gas storage. We own two underground salt dome natural gas storage facilities located near Hattiesburg, Mississippi that are ideally situated to serve the domestic Northeast, Mid-Atlantic and Southeast natural gas markets.  On a combined basis, these facilities (our Petal Gas Storage (“Petal”) and Hattiesburg Gas Storage (“Hattiesburg”) locations) are capable of delivering in excess of 1.4 Bcf/d of natural gas into five interstate pipeline systems.  We also lease underground salt dome natural gas storage caverns that serve markets in Texas and Louisiana.

The ability of salt dome storage caverns to handle high levels of injections and withdrawals of natural gas benefits customers who desire the ability to meet load swings and to cover major supply interruption events, such as hurricanes and temporary losses of production.  High injection and withdrawal rates also allow customers to take advantage of periods of volatile natural gas prices and respond in situations where they have natural gas imbalance issues on pipelines connected to the storage facilities.  Our salt dome storage facilities permit sustained periods of high natural gas deliveries, including the ability to quickly switch from full injection to full withdrawal.

Under our natural gas storage contracts, there are typically two components of revenues: (i) monthly demand payments, which are associated with storage capacity reservation and paid regardless of the customer’s usage, and (ii) storage fees per unit of volume stored at our facilities.

Seasonality. Typically, our onshore natural gas pipelines experience higher throughput rates during the summer months as natural gas-fired power generation facilities increase output to meet residential and commercial demand for electricity for air conditioning.  Higher throughput rates are also experienced in the winter months as natural gas is needed to fuel residential and commercial heating.  Likewise, this seasonality also impacts the timing of injections and withdrawals at our natural gas storage facilities.  Producers in the Pinedale field of the Greater Green River supply basin were prohibited from drilling activities typically during November through April due to wildlife restrictions, and accordingly we were limited in our ability to connect new wells to the system during that time.  During 2008, the majority of these restrictions were lifted, and as such, the producers in the Pinedale field have fewer drilling restrictions.

Competition. Within their market areas, our onshore natural gas pipelines compete with other onshore natural gas pipelines on the basis of price (in terms of transportation fees and/or natural gas selling prices), service and flexibility.  Our competitive position within the onshore market is enhanced by our longstanding relationships with customers and the limited number of delivery pipelines connected (or capable of being economically connected) to the customers we serve.

Competition for natural gas storage is primarily based on location and the ability to deliver natural gas in a timely and reliable manner.  Our natural gas storage facilities compete with other providers of natural gas storage, including other salt dome storage facilities and depleted reservoir facilities.  We believe that the locations of our natural gas storage facilities allow us to compete effectively with other companies who provide natural gas storage services.

Properties. The following table summarizes the significant assets of our Onshore Natural Gas Pipelines & Services business segment at February 2, 2009.

				Approx. Net
		Our		Capacity,	Gross
		Ownership	Length	Natural Gas	Capacity
Description of Asset	Location(s)	Interest	(Miles)	(MMcf/d)	(Bcf)
Onshore natural gas pipelines:
Texas Intrastate System	Texas	100% (1)	7,860	5,535
Jonah Gathering System	Wyoming	100%	714	2,350
Piceance Basin Gathering System	Colorado	100%	79	1,600
White River Hub	Colorado	50%	10	1,500
San Juan Gathering System	New Mexico, Colorado	100%	6,065	1,200
Acadian Gas System	Louisiana	Various (2)	1,042	1,149
Val Verde Gas Gathering System	New Mexico, Colorado	100%	400	550
Carlsbad Gathering System	Texas, New Mexico	100%	919	220
Alabama Intrastate System	Alabama	100%	408	200
Encinal Gathering System	Texas	100%	449	143
Other (6 systems) (3)	Texas, Mississippi	Various (4)	800	460
Total miles			18,746
Natural gas storage facilities:
Petal	Mississippi	100%			16.6
Hattiesburg	Mississippi	100%			2.1
Wilson	Texas	Leased (5)			6.8
Acadian	Louisiana	Leased (6)			1.7
Total gross capacity					27.2

(1)   In general, our consolidated ownership of this system is 100% through interests held by EPO and Duncan Energy Partners.  We own and operate a 50% undivided interest in the 641-mile Channel pipeline system, which is a component of the Texas Intrastate System.  The remaining 50% is owned by affiliates of Energy Transfer Equity.  In addition, we own less than a 100% undivided interest in certain segments of the Enterprise Texas pipeline system.
(2)   Our ownership interest reflects consolidated ownership of Acadian Gas by EPO (34%) and Duncan Energy Partners (66%).  Also includes the 49.5% equity investment that Acadian Gas has in the Evangeline pipeline.
(3)   Includes the Delmita, Big Thicket, Indian Springs and Canales gathering systems located in Texas and the Petal and Hattiesburg pipelines located in Mississippi.  The Delmita and Big Thicket gathering systems are integral parts of our natural gas processing operations, the results of operations and assets of which are accounted for under our NGL Pipelines & Services business segment.  We acquired the Canales gathering system in connection with the Encinal acquisition in July 2006.  The Petal and Hattiesburg pipelines are integral components of our natural gas storage operations.
(4)   We own 100% of these assets with the exception of the Indian Springs system, in which we own an 80% undivided interest through a consolidated subsidiary.  Our 100% interest in Big Thicket reflects consolidated ownership by EPO (34%) and Duncan Energy Partners (66%).
(5)   We hold this facility under an operating lease that expires in January 2028.
(6)   We hold this facility under an operating lease that expires in December 2012.

On a weighted-average basis, aggregate utilization rates for our onshore natural gas pipelines were approximately 68.7%, 61.6% and 73.7% during the years ended December 31, 2008, 2007 and 2006, respectively.  The utilization rate for 2008 excludes the White River Hub, which commenced operations during December 2008 and continues to experience a ramp-up in volumes.  The utilization rate for 2007 excludes our Piceance Creek Gathering System, which operated at an average utilization rate of 24.3% during 2007 as volumes ramped-up on this system.  Generally, our utilization rates reflect the periods in which we owned an interest in such assets, or, for recently constructed assets, since the dates such assets were placed into service.

The following information highlights the general use of each of our principal onshore natural gas pipelines and storage facilities.  We operate our onshore natural gas pipelines and storage facilities with the exception of the White River Hub and small segments of the Texas Intrastate System.

▪
The Texas Intrastate System gathers and transports natural gas from supply basins in Texas (from both onshore and offshore sources) to local gas distribution companies and electric generation and industrial and municipal consumers as well as to connections with intrastate and interstate pipelines.  The Texas Intrastate System is comprised of the 6,547-mile Enterprise Texas pipeline system, the 641-mile Channel pipeline system, the 465-mile Waha gathering system and the 207-mile TPC Offshore gathering system.  The leased Wilson natural gas storage facility is an integral part of the Texas Intrastate System.  The Enterprise Texas pipeline system includes a 263-mile pipeline we lease from an affiliate of ETP.  Collectively, the Texas Intrastate System serves important natural gas producing regions and commercial markets in Texas, including Corpus Christi, the San Antonio/Austin area, the Beaumont/Orange area and the Houston area, including the Houston Ship Channel industrial market.

The 178-mile Sherman Extension of our Texas Intrastate System is scheduled for final completion in March 2009.  The Sherman Extension is capable of transporting up to 1.1 Bcf/d of natural gas from the prolific Barnett Shale production basin in North Texas and provides producers with interconnects with third party interstate pipelines having access to markets outside of Texas.  Customers, including EPO, have contracted for an aggregate 1.0 Bcf/d of the capacity of the Sherman Extension under long-term contracts.

In late 2008, we began design of the 40-mile Trinity River Basin Extension, which is expected to be completed in two phases in the fourth quarter of 2009 and the second quarter of 2010.  The Trinity River Basin Extension will be capable of transporting up to 1.0 Bcf/d of natural gas and will provide producers in the Barnett Shale production basin with additional takeaway capacity.  We are also constructing a new storage cavern adjacent to the leased Wilson natural gas storage facility that is expected to be completed in 2010.  When completed, this new cavern is expected to provide us with an additional 5.0 Bcf of useable natural gas storage capacity.

We contributed equity interests in our subsidiaries that own the Texas Intrastate System to Duncan Energy Partners effective December 8, 2008.  As a result, Duncan Energy Partners owns a 51% voting equity interest in the entity that owns the Enterprise Texas pipeline system, the Channel pipeline system and the Wilson storage facility.  Also, Duncan Energy Partners owns a 66% voting equity interest in the entity that owns the Waha gathering system and the TPC Offshore gathering system.  We own, through our other subsidiaries, the remaining equity interests in these entities.  For additional information regarding this transaction, see “Other Items – Duncan Energy Partners Transactions” included under Item 7 within this Exhibit 99.1.

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The Jonah Gathering System is located in the Greater Green River Basin of southwestern Wyoming.  This system gathers natural gas from the Jonah and Pinedale fields for delivery to regional natural gas processing plants, including our Pioneer facility, and major interstate pipelines.  We completed the Phase V expansion of the Jonah Gathering System in June 2008.  In early 2008, Jonah began an expansion of the portion of its system serving the Pinedale field, which is expected to increase the combined capacity of the system serving the Jonah and Pinedale fields from 2.35 Bcf/d to 2.55 Bcf/d.

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The Piceance Basin Gathering System consists of the 48-mile Piceance Creek and the 31-mile Great Divide gathering systems located in the Piceance Basin of northwestern Colorado.  We acquired the Piceance Creek gathering system from EnCana Oil & Gas USA (“EnCana”) in December 2006 and subsequently placed this asset in-service during January 2007.  We acquired the Great Divide gathering system from EnCana in December 2008.  The Great Divide gathering system gathers natural gas from the southern portion of the Piceance basin, including EnCana’s Mamm Creek field, to our Piceance Creek gathering system.  The Piceance Creek gathering system extends from a connection with the Great Divide gathering system to the Meeker facility.

For additional information regarding our acquisition of the Great Divide system, see Note 12 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

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The White River Hub is a FERC-regulated interstate natural gas transportation system designed to provide natural gas transportation and hub services.  The White River Hub connects to six interstate natural gas pipelines in northwest Colorado and has a gross capacity of 3.0 Bcf/d of natural gas (1.5 Bcf/d net to our interest).  White River Hub began service in December 2008.

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The San Juan Gathering System serves natural gas producers in the San Juan Basin of northern New Mexico and southern Colorado.  This system gathers natural gas from production wells located in the San Juan Basin and delivers the natural gas to regional processing facilities, including our Chaco facility.

▪
The Acadian Gas System purchases, transports, stores and sells natural gas in Louisiana.  The Acadian Gas System is comprised of the 577-mile Cypress pipeline, the 438-mile Acadian pipeline and the 27-mile Evangeline pipeline.  The leased Acadian natural gas storage facility is an integral part of the Acadian Gas System.

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The Val Verde Gas Gathering System gathers coal bed methane from the Fruitland Coal Formation of the San Juan Basin in northern New Mexico and southern Colorado as well as conventional natural gas.  Coal bed methane volumes gathered on the Val Verde system have been in decline.  This trend is expected to continue primarily due to the natural decline of coal bed methane production and the maturity of the field.

▪
The Carlsbad Gathering System gathers natural gas from wells in the Permian Basin region of Texas and New Mexico and delivers natural gas into the El Paso Natural Gas, Transwestern and Oasis pipelines.

▪	The Alabama Intrastate System mainly gathers coal bed methane from wells in the Black Warrior Basin in Alabama. This system is also involved in the purchase, transportation and sale of natural gas.

▪
The Encinal Gathering System gathers natural gas from the Olmos and Wilcox formations in south Texas and delivers into our Texas Intrastate System, which delivers the natural gas to our south Texas facilities for processing.  We acquired this gathering system in connection with the Encinal acquisition in July 2006.

▪
The Petal and Hattiesburg underground storage facilities are strategically situated to serve the domestic Northeast, Mid-Atlantic and Southeast natural gas markets and are capable of delivering in excess of 1.4 Bcf/d of natural gas into five interstate pipeline systems.  We placed a new natural gas storage cavern at our Petal facility into service during the third quarter of 2008.  The new cavern has a total of 9.1 Bcf of storage capacity which represents 5.9 Bcf of FERC certificated working gas capacity and approximately 3.2 Bcf of base gas requirements needed to support minimum pressures.

Onshore Crude Oil Pipelines & Services

Our Onshore Crude Oil Pipelines & Services business segment includes approximately 4,411 miles of onshore crude oil pipelines and 12.4 MMBbls of storage capacity.  This segment also includes our related crude oil marketing activities.

Onshore crude oil pipelines, terminals and related marketing activities.  We own interests in eight onshore crude oil pipeline systems.  Our onshore crude oil pipeline systems gather and transport crude oil primarily in Oklahoma, New Mexico and Texas to refineries, centralized storage terminals and connecting pipelines.  Revenue from crude oil transportation is generally based upon a fixed fee per barrel transported multiplied by the volume delivered.  Accordingly, the results of operations for this business are generally dependent upon the volume of product transported and the level of fees charged to customers (including those charged internally, which are eliminated in the preparation of our consolidated financial statements).  The transportation fees charged under these arrangements are either contractual or regulated by governmental agencies, including the FERC.

We own crude oil terminal facilities in Cushing, Oklahoma and Midland, Texas, which are an integral part of our onshore crude oil operations.  In general, our crude oil terminals are used to store crude oil volumes for us and our customers.  Under our crude oil terminaling agreements, we charge customers for crude oil storage based on the number of days a customer has volumes in storage multiplied by a storage rate (as defined in each contract).  With respect to capacity reservation agreements, we collect a fee for reserving storage capacity for customers at our terminals.  The customers pay reservation fees based on the quantity of capacity reserved rather than the actual volumes stored.  In addition, we charge our customers throughput (or “pumpover”) fees based on volumes withdrawn from our terminals.  Lastly, we provide fee-based trade documentation services whereby we document the transfer of title for crude oil volumes transacted between buyers and sellers.  Accordingly, the profitability of our crude oil terminaling operations is dependent upon the level of storage capacity reserved by our customers, the volume of product withdrawn from our terminals and the level of fees charged.

Our crude oil marketing activities generate revenues from the sale and delivery of crude oil obtained from producers at the wellhead or through bulk purchases from third parties on the open market at pipelines, terminal facilities and trading locations.  These sales contracts generally settle with the physical delivery of crude oil to customers.  In general, the sales prices referenced in these contracts are market-related and can include pricing differentials for such factors as delivery location.  To limit the exposure of our crude oil marketing activities to price risk, our purchases and sales of crude oil are generally contracted to occur in the same calendar month.  In connection with our crude oil marketing activities, we also exchange various grades of crude oil and/or exchange crude oil at different geographic locations to maximize margins or meet contractual delivery requirements.

Seasonality.  Our onshore crude oil pipelines and related activities typically exhibit little to no effects of seasonality.  However, our onshore pipelines situated along the Texas Gulf Coast may be affected by weather events such as hurricanes and tropical storms.

Competition.  In the markets served by our onshore crude oil pipelines, terminals and related marketing activities, we compete with other crude oil pipeline companies, major integrated oil companies and their marketing affiliates, financial institutions with trading platforms and independent crude oil gathering and marketing companies.  The onshore crude oil business can be characterized by thin margins and strong competition for supplies of crude oil.  Declines in domestic crude oil production have intensified this competition.  Competition is based primarily on quality of customer service, competitive pricing and proximity to refineries and other market hubs.

Properties.  The following table summarizes the significant crude oil pipelines and related terminal assets of our Onshore Crude Oil Pipelines & Services business segment at February 2, 2009.

				Useable
		Our		Storage
		Ownership	Length	Capacity
Description of Asset	Location(s)	Interest	(Miles)	(MMBbls)
Crude oil pipelines:
Seaway Crude Pipeline System	Texas, Oklahoma	50% (1)	530	5.0
Red River System	Texas, Oklahoma	100%	1,690	1.5
South Texas System	Texas	100%	1,150	1.1
West Texas System	Texas, New Mexico	100%	360	0.4
Other (4 systems) (2)	Texas, Oklahoma, New Mexico	Various	681	0.3
Total miles			4,411

Crude oil terminals:
Cushing terminal	Oklahoma	100%		3.1
Midland terminal	Texas	100%		1.0
Total capacity				12.4

(1)   Our ownership interest in this pipeline is held indirectly through our equity method investment in Seaway Crude Pipeline Company (“Seaway”).
(2)   Includes our Azalea, Mesquite and Sharon Ridge crude oil gathering systems and Basin Pipeline System.  We own 100% of these assets with the exception of the Basin Pipeline System, in which we own a 13% undivided joint interest.

The maximum number of barrels that our crude oil pipelines can transport per day depends upon the operating balance achieved at a given point in time between various segments of the systems.  Since the operating balance is dependent upon product composition and demand levels at various delivery points, the exact capacities of our crude oil pipelines cannot be determined.  We measure the utilization rates of such pipelines in terms of net throughput (i.e., on a net basis in accordance with our consolidated ownership interest).  Total net throughput volumes for these pipelines were 697 MBPD, 646 MBPD and 678 MBPD during the years ended December 31, 2008, 2007 and 2006, respectively.

The following information highlights the general use of each of our principal crude oil pipelines.  We operate our crude oil pipelines with the exception of the Basin Pipeline System.

▪
The Seaway Crude Pipeline System transports imported crude oil from Freeport, Texas to Cushing, Oklahoma and supplies refineries in the Houston area through its terminal facility at Texas City, Texas.  The Seaway Crude Pipeline System also has a connection to our South Texas System that allows it to receive both onshore and offshore domestic crude oil in the Texas Gulf Coast area for delivery to Cushing.

▪
The Red River System is a regulated pipeline that transports crude oil from North Texas to South Oklahoma for delivery to two local refineries or pipeline interconnects for further transportation to Cushing, Oklahoma.

▪
The South Texas System transports crude oil from an origination point in South Central Texas to the Houston area.  The crude oil transported on the South Texas System is delivered to Houston area refineries or pipeline interconnects (including our Seaway Crude Pipeline System) for ultimate delivery to Cushing, Oklahoma.

▪	The West Texas System connects crude oil gathering systems in West Texas and Southeast New Mexico to our terminal in Midland, Texas.

▪
The Cushing terminal and Midland terminal are strategically located to provide crude oil storage, pumpover and trade documentation services.  Our terminal in Cushing, Oklahoma has 19 storage tanks with aggregate crude oil storage capacity of 3.1 MMBbls.  The Midland terminal has a storage capacity of 1.0 MMBbls through the use of 12 storage tanks.

Offshore Pipelines & Services

Our Offshore Pipelines & Services business segment includes (i) approximately 1,544 miles of offshore natural gas pipelines strategically located to serve production areas including some of the most active drilling and development regions in the Gulf of Mexico, (ii) approximately 909 miles of offshore Gulf of Mexico crude oil pipeline systems and (iii) six multi-purpose offshore hub platforms located in the Gulf of Mexico with crude oil or natural gas processing capabilities.

Offshore natural gas pipelines.  Our offshore natural gas pipeline systems provide for the gathering and transportation of natural gas from production developments located in the Gulf of Mexico, primarily offshore Louisiana and Texas.  Typically, these systems receive natural gas from producers, other pipelines and shippers through system interconnects and transport the natural gas to various downstream pipelines, including major interstate transportation pipelines that access multiple markets in the eastern half of the United States.

Our revenues from offshore natural gas pipelines are derived from fee-based agreements and are typically based on transportation fees per unit of volume transported (generally in MMBtus) multiplied by the volume delivered.  These transportation agreements tend to be long-term in nature, often involving life-of-reserve commitments with firm and interruptible components.  We do not take title to the natural gas volumes that are transported on our natural gas pipeline systems; rather, the shipper retains title and the associated commodity price risk.

Offshore oil pipelines.  We own interests in several offshore oil pipeline systems, which are located in the vicinity of oil-producing areas in the Gulf of Mexico.  Typically, these systems receive crude oil from offshore production developments, other pipelines or shippers through system interconnects and deliver the crude oil to either onshore locations or to other offshore interconnecting pipelines.

The majority of revenues from our offshore crude oil pipelines are generated based upon a transportation fee per unit of volume (typically in barrels) multiplied by the volume delivered to the customer.  A substantial portion of the revenues generated by our offshore crude oil pipeline systems are attributable to long-term transportation agreements with producers.  The revenues we earn for our services are dependent on the volume of crude oil to be delivered and the level of fees charged to customers.

Offshore platforms. We have ownership interests in six multi-purpose offshore hub platforms located in the Gulf of Mexico with crude oil and/or natural gas processing capabilities.  Offshore platforms are critical components of the energy-related infrastructure in the Gulf of Mexico, supporting drilling and producing operations, and therefore play a key role in the overall development of offshore oil and natural gas reserves.  Platforms are used to: (i) interconnect with the offshore pipeline grid; (ii) provide an efficient means to perform pipeline maintenance; (iii) locate compression, separation and production handling and other facilities; (iv) conduct drilling operations during the initial development phase of an oil and natural gas property; and (v) process off-lease production.

Revenues from offshore platform services generally consist of demand payments and commodity charges.  Demand fees represent charges to customers served by our offshore platforms regardless of the volume the customer delivers to the platform.  Revenues from commodity charges are based on a fixed-fee per unit of volume delivered to the platform (typically per MMcf of natural gas or per barrel of crude oil) multiplied by the total volume of each product delivered.  Contracts for platform services often include both demand payments and commodity charges, but demand payments generally expire after a contractually fixed period of time and in some instances may be subject to cancellation by customers.  Our Independence Hub and Marco Polo offshore platforms earn a significant amount of demand revenues.  The Independence Hub platform will earn $54.6 million of demand revenues annually through March 2012.  The Marco Polo platform will earn $2.1 million of demand revenues monthly through March 2009.

Seasonality. Our offshore operations exhibit little to no effects of seasonality; however, they may be affected by weather events such as hurricanes and tropical storms in the Gulf of Mexico.

Competition. Within their market areas, our offshore natural gas and oil pipelines compete with other pipelines (both regulated and unregulated systems) primarily on the basis of price (in terms of transportation fees), available capacity and connections to downstream markets.  To a limited extent, our competition includes other offshore pipeline systems, built, owned and operated by producers to handle their own production and, as capacity is available, production for others.  We compete with other platform service providers on the basis of proximity and access to existing reserves and pipeline systems, as well as costs and rates.  Furthermore, our competitors may possess greater capital resources than we have available, which could enable them to address business opportunities more quickly than us.

Properties. The following table summarizes the significant assets of our Offshore Pipelines & Services business segment at February 2, 2009, all of which are located in the Gulf of Mexico primarily offshore Louisiana and Texas.

	Our		Water	Approximate Net Capacity
	Ownership	Length	Depth	Natural Gas	Crude Oil
Description of Asset	Interest	(Miles)	(Feet)	(MMcf/d)	(MPBD)
Offshore natural gas pipelines:
High Island Offshore System	100%	291		1,800
Viosca Knoll Gathering System	100%	162		1,000
Independence Trail	100%	134		1,000
Green Canyon Laterals	Various (1)	94		605
Phoenix Gathering System	100%	77		450
Falcon Natural Gas Pipeline	100%	14		400
Anaconda Gathering System	100%	137		300
Manta Ray Offshore Gathering System (2)	25.7%	250		206
Nautilus System (2)	25.7%	101		154
VESCO Gathering System (3)	13.1%	260		105
Nemo Gathering System (4)	33.9%	24		102
Total miles		1,544
Offshore crude oil pipelines:
Cameron Highway Oil Pipeline (5)	50%	374			250
Poseidon Oil Pipeline System (6)	36%	367			144
Allegheny Oil Pipeline	100%	43			140
Marco Polo Oil Pipeline	100%	37			120
Constitution Oil Pipeline	100%	67			80
Typhoon Oil Pipeline	100%	17			80
Tarantula Oil Pipeline	100%	4			30
Total miles		909
Offshore platforms:
Independence Hub	80%		8,000	800	NA
Marco Polo (7)	50%		4,300	150	60
Viosca Knoll 817	100%		671	145	5
Garden Banks 72	50%		518	38	18
East Cameron 373	100%		441	195	3
Falcon Nest	100%		389	400	3

(1)   Our ownership interests in the Green Canyon Laterals ranges from 2.7% to 100%.
(2)   Our ownership interest in these pipelines is held indirectly through our equity method investment in Neptune Pipeline Company, L.L.C. (“Neptune”).
(3)   Our ownership interest in this system is held indirectly through our equity method investment in VESCO.
(4)   Our ownership interest in this pipeline is held indirectly through our equity method investment in Nemo Gathering Company, LLC (“Nemo”).
(5)   Our 50% joint venture ownership interest in this pipeline is held indirectly through our equity method investment in Cameron Highway Oil Pipeline Company (“Cameron Highway”).
(6)   Our ownership interest in this pipeline is held indirectly through our equity method investment in Poseidon Oil Pipeline Company, LLC (“Poseidon”).
(7)   Our 50% joint venture ownership interest in this platform is held indirectly through our equity method investment in Deepwater Gateway, L.L.C. (“Deepwater Gateway”).

We operate our offshore natural gas pipelines, with the exception of the VESCO Gathering System, Manta Ray Offshore Gathering System, Nautilus System, Nemo Gathering System and certain components of the Green Canyon Laterals.  On a weighted-average basis, aggregate utilization rates for our offshore natural gas pipelines were approximately 22%, 24.1% and 25.9% during the years ended December 31, 2008, 2007 and 2006, respectively.  For recently constructed assets (e.g., Independence Trail), utilization rates reflect the periods since the dates such assets were placed into service.

The following information highlights the general use of each of our principal Gulf of Mexico offshore natural gas pipelines.

▪
The High Island Offshore System (“HIOS”) transports natural gas from producing fields located in the Galveston, Garden Banks, West Cameron, High Island and East Breaks areas of the Gulf of Mexico to the ANR pipeline system, Tennessee Gas Pipeline and the U-T Offshore System.  The HIOS pipeline system includes eight pipeline junction and service platforms.  This system also includes the 86-mile East Breaks System that connects HIOS to the Hoover-Diana deepwater platform located in Alaminos Canyon Block 25.

▪
The Viosca Knoll Gathering System transports natural gas from producing fields located in the Main Pass, Mississippi Canyon and Viosca Knoll areas of the Gulf of Mexico to several major interstate pipelines, including the Tennessee Gas, Columbia Gulf, Southern Natural, Transco, Dauphin Island Gathering System and Destin Pipelines.

▪
The Independence Trail natural gas pipeline transports natural gas from our Independence Hub platform to the Tennessee Gas Pipeline.  Natural gas transported on the Independence Trail pipeline originates from production fields in the Atwater Valley, DeSoto Canyon, Lloyd Ridge and Mississippi Canyon areas of the Gulf of Mexico.  This pipeline includes one pipeline junction platform at West Delta 68.  We completed construction of the Independence Trail natural gas pipeline in 2006 and, in July 2007, the pipeline received its first production from deepwater wells connected to the Independence Hub platform.

▪	The Green Canyon Laterals consist of 15 pipeline laterals (which are extensions of natural gas pipelines) that transport natural gas to downstream pipelines, including HIOS.

▪	The Phoenix Gathering System connects the Red Hawk platform located in the Garden Banks area of the Gulf of Mexico to the ANR pipeline system.

▪	The Falcon Natural Gas Pipeline delivers natural gas processed at our Falcon Nest platform to a connection with the Central Texas Gathering System located on the Brazos Addition Block 133 platform.

▪
The Anaconda Gathering System connects our Marco Polo platform and the third-party owned Constitution platform to the ANR pipeline system.  The Anaconda Gathering System includes our wholly owned Typhoon, Marco Polo and Constitution natural gas pipelines.  The Constitution natural gas pipeline serves the Constitution and Ticonderoga fields located in the central Gulf of Mexico.

▪
The Manta Ray Offshore Gathering System transports natural gas from producing fields located in the Green Canyon, Southern Green Canyon, Ship Shoal, South Timbalier and Ewing Bank areas of the Gulf of Mexico to numerous downstream pipelines, including our Nautilus System.

▪	The Nautilus System connects our Manta Ray Offshore Gathering System to our Neptune natural gas processing plant on the Louisiana Gulf Coast.

▪
The VESCO Gathering System is a regulated natural gas pipeline system associated with the Venice natural gas processing plant in Louisiana.  This pipeline is an integral part of the natural gas processing operations of VESCO.

▪	The Nemo Gathering System transports natural gas from Green Canyon developments to an interconnect with our Manta Ray Offshore Gathering System.

        The following information highlights the general use of each of our principal Gulf of Mexico offshore crude oil pipelines, all of which we operate.  On a weighted-average basis, aggregate utilization rates for our offshore crude oil pipelines were approximately 20.1%, 19.3% and 18.1% during the years ended December 31, 2008, 2007 and 2006, respectively.

▪
The Cameron Highway Oil Pipeline gathers crude oil production from deepwater areas of the Gulf of Mexico, primarily the South Green Canyon area, for delivery to refineries and terminals in southeast Texas.  This pipeline includes one pipeline junction platform.

▪
The Poseidon Oil Pipeline System gathers production from the outer continental shelf and deepwater areas of the Gulf of Mexico for delivery to onshore locations in south Louisiana.  This system includes one pipeline junction platform.

▪
The Allegheny Oil Pipeline connects the Allegheny and South Timbalier 316 platforms in the Green Canyon area of the Gulf of Mexico with our Cameron Highway Oil Pipeline and Poseidon Oil Pipeline System.

▪	The Marco Polo Oil Pipeline transports crude oil from our Marco Polo platform to an interconnect with our Allegheny Oil Pipeline in Green Canyon Block 164.

▪
The Constitution Oil Pipeline serves the Constitution and Ticonderoga fields located in the central Gulf of Mexico.  The Constitution Oil Pipeline connects with our Cameron Highway Oil Pipeline and Poseidon Oil Pipeline System at a pipeline junction platform.

In October 2006, we announced the execution of definitive agreements with producers to construct, own and operate an oil export pipeline (the “Shenzi Oil Pipeline”) that will provide firm gathering services from the BHP Billiton Plc-operated Shenzi production field located in the South Green Canyon area of the central Gulf of Mexico.  The Shenzi Oil Pipeline is expected to commence operations during the second quarter of 2009.  In August 2008, we, together with Oiltanking Holding Americas, Inc., announced the formation of the Texas Offshore Port System, which was a joint venture to design, construct, operate and own a Texas offshore crude oil port and related pipeline and storage system that would facilitate delivery of waterborne crude oil cargoes to refining centers located along the upper Texas Gulf Coast.  For information regarding these projects, see “Liquidity and Capital Resources – Significant Ongoing Growth Capital Projects” included under Item 7 within this Exhibit 99.1.

The following information highlights the general use of each of our principal Gulf of Mexico offshore platforms.  We operate these offshore platforms with the exception of the Independence Hub, Marco Polo and East Cameron 373 platforms.

On a weighted-average basis, utilization rates with respect to natural gas processing capacity of our offshore platforms were approximately 36.5%, 28.6% and 17.2% during the years ended December 31, 2008, 2007 and 2006, respectively. Likewise, utilization rates for our offshore platforms were approximately 16.9%, 26.1% and 19.2%, respectively, in connection with platform crude oil processing capacity.  For recently constructed assets (e.g., Independence Hub), these rates reflect the periods since the dates such assets were placed into service.  In addition to the offshore platforms we identified in the preceding table, we own or have an ownership interest in fourteen pipeline junction and service platforms.  Our pipeline junction and service platforms do not have processing capacity.

▪
The Independence Hub platform is located in Mississippi Canyon Block 920. This platform processes natural gas gathered from deepwater production fields in the Atwater Valley, DeSoto Canyon, Lloyd Ridge and Mississippi Canyon areas of the Gulf of Mexico.  We successfully installed the Independence Hub platform and began earning demand revenues in March 2007.  In

July 2007, the Independence Hub platform received first production from deepwater wells connected to the platform.

▪
The Marco Polo platform, which is located in Green Canyon Block 608, processes crude oil and natural gas from the Marco Polo, K2, K2 North and Genghis Khan fields.  These fields are located in the South Green Canyon area of the Gulf of Mexico.

▪
The Viosca Knoll 817 platform is centrally located on our Viosca Knoll Gathering System.  This platform primarily serves as a base for gathering deepwater production in the area, including the Ram Powell development.

▪
The Garden Banks 72 platform serves as a base for gathering deepwater production from the Garden Banks Block 161 development and the Garden Banks Block 378 and 158 leases.  This platform also serves as a junction platform for our Cameron Highway Oil Pipeline and Poseidon Oil Pipeline System.

▪	The East Cameron 373 platform serves as the host for East Cameron Block 373 production and also processes production from Garden Banks Blocks 108, 152, 197, 200 and 201.

▪	The Falcon Nest platform, which is located in the Mustang Island Block 103 area of the Gulf of Mexico, currently processes natural gas from the Falcon field.

Petrochemical & Refined Products Services

Our Petrochemical & Refined Products Services business segment consists of (i) propylene fractionation plants and related activities, (ii) butane isomerization facilities, (iii) octane enhancement facility, (iv) refined products pipelines, including our Products Pipeline System, and related activities and (v) marine transportation and other services.

Propylene fractionation and related activities. Our propylene fractionation and related activities consist primarily of two propylene fractionation plants located in Texas and Louisiana, propylene pipeline systems aggregating approximately 787 miles in length and petrochemical marketing activities. This business also includes an above-ground polymer grade propylene storage and export facility located on the Houston Ship Channel.

In general, propylene fractionation plants separate refinery grade propylene (a mixture of propane and propylene) into either polymer grade propylene or chemical grade propylene along with by-products of propane and mixed butane.  Polymer grade and chemical grade propylene can also be produced as a by-product of olefin (ethylene) production.  The demand for polymer grade propylene primarily relates to the manufacture of polypropylene, which has a variety of end uses, including packaging film, fiber for carpets and upholstery and molded plastic parts for appliance, automotive, houseware and medical products.  Chemical grade propylene is a basic petrochemical used in the manufacturing of plastics, synthetic fibers and foams.

Results of operations for our polymer grade propylene plants are generally dependent upon toll processing arrangements and petrochemical marketing activities.  These processing arrangements typically include a base-processing fee per gallon (or other unit of measurement) subject to adjustment for changes in natural gas, electricity and labor costs, which are the primary costs of propylene fractionation and isomerization operations.  The majority of revenues from our propylene pipelines are generated based upon a transportation fee per unit of volume multiplied by the volume delivered to the customer.

Our petrochemical marketing activities generate revenues from the sale and delivery of products obtained through our processing activities and purchases from third parties on the open market.  In general, we sell our petrochemical products at market-related prices, which may include pricing differentials for such factors as delivery location.

As part of our petrochemical marketing activities, we have several long-term polymer grade propylene sales agreements.  To meet our petrochemical marketing obligations, we have entered into several agreements to purchase refinery grade propylene. To limit the exposure of our petrochemical marketing activities to price risk, we attempt to match the timing and price of our feedstock purchases with those of the sales of end products.

Butane isomerization. Our butane isomerization business includes three butamer reactor units and eight associated deisobutanizer units located in Mont Belvieu, Texas, which comprise the largest commercial isomerization complex in the United States.  In addition, this business includes a 70-mile pipeline system used to transport high-purity isobutane from Mont Belvieu, Texas to Port Neches, Texas.

Our commercial isomerization units convert normal butane into mixed butane, which is subsequently fractionated into isobutane, high purity isobutane and residual normal butane.  The primary uses of isobutane are currently for the production of propylene oxide, isooctane and alkylate for motor gasoline. The demand for commercial isomerization services depends upon the industry’s requirements for high purity isobutane and isobutane in excess of naturally occurring isobutane produced from NGL fractionation and refinery operations.

The results of operation of this business are generally dependent upon the volume of normal and mixed butanes processed and the level of toll processing fees charged to customers. Our isomerization facility provides processing services to meet the needs of third-party customers and our other businesses, including our NGL marketing activities and octane enhancement production facility.

Octane enhancement.  We own and operate an octane enhancement production facility located in Mont Belvieu, Texas designed to produce isooctane, which is an additive used in reformulated motor gasoline blends to increase octane, and isobutylene.  The facility produces isooctane and isobutylene using feedstock of high-purity isobutane, which is supplied by our isomerization units.  Prior to mid-2005, the facility produced methyl tertiary butyl ether (“MTBE”).  We modified the facility to produce isooctane and isobutylene in addition to MTBE.  Depending on the outcome of various factors, the facility may be further modified in the future to produce alkylate, another motor gasoline additive.

Refined products pipelines and related activities.  Our refined products pipelines and related activities consist primarily of (i) a regulated 4,700-mile products pipeline system and related terminal operations (the “Products Pipeline System”) that generally extends in a northeasterly direction from the upper Texas Gulf Coast to the Northeast U.S. and (ii) a 50% joint venture interest in Centennial Pipeline LLC (“Centennial”), which owns a 795-mile refined products pipeline system that extends from the upper Texas Gulf Coast to central Illinois (the “Centennial Pipeline”).

The Products Pipeline System transports refined products, and to a lesser extent, petrochemicals such as ethylene and propylene and NGLs such as propane and normal butane.  Refined products represent output from refineries and include gasoline, diesel fuel, aviation fuel, kerosene, distillates and heating oil.  Refined products also include blend stocks such as raffinate and naphtha.  Blend stocks are primarily used to produce gasoline or as a petrochemical plant feedstock.  The Centennial Pipeline intersects our Products Pipeline System near Creal Springs, Illinois, and effectively loops the Products Pipeline System between Beaumont, Texas and southern Illinois.  Looping the Products Pipeline System permits effective supply of products to points south of Illinois as well as incremental product supply capacity to midcontinent markets downstream of southern Illinois.

The results of operations from our refined products pipelines and related activities are primarily dependent on the tariffs charged to customers to transport products.  The tariffs charged for such services are either contractual or regulated by governmental agencies, including the FERC.

Our refined products pipelines and related activities also include the distribution and marketing operations we provide at our Aberdeen, Mississippi and Boligee, Alabama terminals.

 Marine transportation and other services.   Our marine transportation business consists of tow boats and tank barges that are used primarily to transport refined products, crude oil, asphalt, condensate, heavy fuel oil and other heated oil products along key inland U.S. waterways.  Our marine transportation assets service refineries and storage terminals along the Mississippi, Illinois and Ohio rivers, the Intracoastal Waterway between Texas and Florida and the Tennessee-Tombigbee Waterway system.   Other services consist of the distribution of lubrication oils and specialty chemicals and the bulk transportation of fuels by trucks, principally in Oklahoma, Texas, New Mexico and the Rocky Mountain region of the U.S.

The results of operations from the marine transportation business, which we entered into in February 2008 upon the acquisition of tow boats, tank barges and related assets from Cenac Towing Co., Inc. and affiliates (collectively, “Cenac”), are dependent upon the level of fees charged to transport cargo. Transportation services are generally provided under term contracts (also referred to as affreightment contracts), which are agreements with specific customers to transport cargo from within designated operating areas at set day rates or a set fee per cargo movement.

The results of operations from the distribution of lubrication oils and specialty chemicals and the bulk transportation of fuels are dependent on the sales price or transportation fees that we charge our customers.

Seasonality. Overall, the propylene fractionation business exhibits little seasonality.  Our isomerization operations experience slightly higher demand in the spring and summer months due to the demand for isobutane-based fuel additives used in the production of motor gasoline.  Likewise, isooctane prices have been stronger during the April to September period of each year, which corresponds with the summer driving season.

Our refined products pipelines and related activities exhibit seasonality based upon the mix of products delivered and the weather and economic conditions in the geographic areas being served.  Refined products volumes are generally higher during the second and third quarters because of greater demand for gasoline during the spring and summer driving seasons.  NGL transportation volumes are generally higher from November through March due to higher demand for propane for residential heating and for normal butane for blending in motor gasoline.

Our marine transportation business exhibits some seasonal variation.  Demand for gasoline and asphalt is generally stronger in the spring and summer months due to the summer driving season and when weather allows for efficient road construction.  Weather events, such as hurricanes and tropical storms entering in the Gulf of Mexico, can adversely impact both the offshore and inland businesses. Generally during the winter months, cold weather and ice can negatively impact the inland operations on the upper Mississippi and Illinois rivers.

Competition. We compete with numerous producers of polymer grade propylene, which include many of the major refiners and petrochemical companies located along the Gulf Coast.  Generally, the propylene fractionation business competes in terms of the level of toll processing fees charged and access to pipeline and storage infrastructure.  Our petrochemical marketing activities encounter competition from fully integrated oil companies and various petrochemical companies.  Our petrochemical marketing competitors have varying levels of financial and personnel resources and competition generally revolves around price, service, logistics and location.

With respect to our isomerization operations, we compete primarily with facilities located in Kansas, Louisiana and New Mexico.  Competitive factors affecting this business include the level of toll processing fees charged, the quality of isobutane that can be produced and access to pipeline and storage infrastructure.  We compete with other octane additive manufacturing companies primarily on the basis of price.

The Products Pipeline System’s most significant competitors (other than indigenous production in its markets) are third party pipelines in the areas where it delivers products.  Competition among common carrier pipelines is based primarily on transportation fees, customer service and proximity to end users.  Trucks, barges and railroads competitively deliver products into some of the areas served by our Products Pipeline System and river terminals. The Products Pipeline System faces competition from rail and pipeline movements of NGLs from Canada and waterborne imports into terminals located along the upper East Coast.

Our marine transportation business competes with inland marine transportation companies as well as providers of other modes of transportation, such as rail tank cars, tractor-trailer tank trucks and, to a limited extent, pipelines. Competition within the marine transportation business is based largely on price.

Properties. The following table summarizes the significant propylene, isomerization, petrochemical pipelines and octane additive assets of our Petrochemical & Refined Products Services segment at February 2, 2009, all of which we operate.

			Net	Total
		Our	Plant	Plant
		Ownership	Capacity	Capacity	Length
Description of Asset	Location(s)	Interest	(MBPD)	(MBPD)	(Miles)
Propylene fractionation facilities:
Mont Belvieu (six units)	Texas	Various (1)	73	87
BRPC	Louisiana	30% (2)	7	23
Total capacity			80	110
Isomerization facility:
Mont Belvieu (3)	Texas	100%	116	116
Petrochemical pipelines:
Lou-Tex and Sabine Propylene	Texas, Louisiana	100% (4)			284
North Dean Pipeline System	Texas	100%			138
Texas City RGP Gathering System	Texas	100%			86
Lake Charles	Texas, Louisiana	50%			81
Others (5 systems) (5)	Texas	Various (6)			198
Total miles					787
Octane enhancement production facilities:
Mont Belvieu (7)	Texas	100%	12	12

(1)   We own a 54.6% interest and lease the remaining 45.4% of a unit having 17 MBPD of plant capacity.  We own a 66.7% interest in three additional units having an aggregate 41 MBPD of total plant capacity.  We own 100% of the remaining two units, which have 14 MBPD and 15 MBPD of plant capacity, respectively.
(2)   Our ownership interest in this facility is held indirectly through our equity method investment in Baton Rouge Propylene Concentrator LLC (“BRPC”).
(3)   On a weighted-average basis, utilization rates for this facility were approximately 74.1%, 77.6% and 69.8% during the years ended December 31, 2008, 2007 and 2006, respectively.
(4)   Reflects consolidated ownership of these pipelines by EPO (34%) and Duncan Energy Partners (66%).
(5)   Includes our Texas City PGP Delivery System and Port Neches, La Porte, Port Arthur and Bayport petrochemical pipelines.
(6)   We own 100% of these pipelines with the exception of the 17-mile La Porte pipeline, in which we hold an aggregate 50% indirect interest through our equity method investments in La Porte Pipeline Company L.P. and La Porte Pipeline GP, L.L.C.
(7)   On a weighted-average basis, utilization rates for this facility were approximately 58.3% during each of the years ended December 31, 2008, 2007 and 2006, respectively.

We produce polymer grade propylene at our Mont Belvieu location and chemical grade propylene at our BRPC facility.  The primary purpose of the BRPC unit is to fractionate refinery grade propylene produced by an affiliate of Exxon Mobil Corporation into chemical grade propylene.  The production of polymer grade propylene from our Mont Belvieu facility is primarily used in our petrochemical marketing activities.  On a weighted-average basis, aggregate utilization rates of our propylene fractionation facilities were approximately 72.2%, 86% and 86.2% during the years ended December 31, 2008, 2007 and 2006, respectively.  This business segment also includes an above-ground polymer grade propylene storage and export facility located in Seabrook, Texas.  This facility can load vessels at rates up to 5,000 barrels per hour.

The Lou-Tex Propylene pipeline is used to transport chemical grade propylene from Sorrento, Louisiana to Mont Belvieu, Texas.  The Sabine pipeline is used to transport polymer grade propylene from Port Arthur, Texas to a pipeline interconnect in Cameron Parish, Louisiana.  The North Dean Pipeline System transports refinery grade propylene from Mont Belvieu, Texas, to Point Comfort, Texas.

The maximum number of barrels that our petrochemical pipelines can transport per day depends upon the operating balance achieved at a given point in time between various segments of the systems.  Since the operating balance is dependent upon the mix of products to be shipped and demand levels at various delivery points, the exact capacities of our petrochemical pipelines cannot be determined.  We measure the utilization rates of such pipelines in terms of net throughput (i.e., on a net basis in accordance with our ownership interest).  Total net throughput volumes for these pipelines were 116 MBPD, 114 MBPD and 105 MBPD during the years ended December 31, 2008, 2007 and 2006, respectively.

The following table summarizes the significant refined products pipelines and related storage assets of our Petrochemical & Refined Products Services business segment at February 2, 2009.

				Useable
		Our		Storage
		Ownership	Length	Capacity
Description of Asset	Location(s)	Interest	(Miles)	(MMBbls)
Refined products pipelines:
Products Pipeline System	Texas to Midwest and Northeast U.S.	100%	4,700
Centennial Pipeline	Texas to central Illinois	50% (1)	795
Total miles			5,495
Refined products storage facilities:
Products Pipeline System (2)	Texas to Midwest and Northeast U.S.	100%		27.0
Centennial Pipeline	Illinois	50% (1)		2.0
Providence terminal (3)	Providence, Rhode Island	100%		0.4
River terminals	Alabama, Mississippi	100%		0.6
Total capacity				30.0

(1)   Our ownership interest in this pipeline is held indirectly through our equity method investment in Centennial.
(2)   The Products Pipeline System includes 21 MMBbls of refined products storage and 6 MMBbls of NGL storage.
(3)   Represents a propane receiving terminal that includes a refrigerated storage tank along with ship unloading and truck loading facilities.  We operate the terminal and provide propane loading services to one customer.

The maximum number of barrels that our refined products pipelines can transport per day depends upon the operating balance achieved at a given point in time between various segments of the systems.  Since the operating balance is dependent upon the mix of products to be shipped and demand levels at various delivery points, the exact capacities of our liquids pipelines cannot be determined.  We measure the utilization rates of such pipelines in terms of net throughput (i.e., on a net basis in accordance with its consolidated ownership interest).  Total net throughput volumes were as follows for the periods presented:

	For the Year Ended December 31,
	2008	2007	2006
Refined products transportation (MBPD)	492	542	496
Petrochemical transportation (MBPD)	104	111	81
NGLs transportation (MBPD)	106	115	124

The following information highlights the general use of each of our principal refined products pipelines and related assets.

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The Products Pipeline System is a regulated pipeline system that transports refined products, petrochemicals and NGLs.  This pipeline system includes receiving, storage and terminaling facilities and covers twelve states: Texas, Louisiana, Arkansas, Missouri, Illinois, Kentucky, Tennessee, Indiana, Ohio, West Virginia, Pennsylvania and New York. Our Products Pipeline System transports refined products from the upper Texas Gulf Coast, eastern Texas and southern Arkansas to the Central and Midwest regions of the United States with deliveries in Texas, Louisiana, Arkansas, Missouri, Illinois, Kentucky, Indiana and Ohio. At these points, refined products are delivered to terminals owned by us, connecting pipelines and customer-owned terminals. Petrochemicals are transported on our Products Pipeline System between Mont Belvieu, Texas and Port Arthur, Texas.  Our Products Pipeline System transports NGLs from the upper Texas Gulf Coast to the Central, Midwest and Northeast regions of the United States and is the only pipeline that transports NGLs from the upper Texas Gulf Coast to the Northeast.  The Centennial Pipeline (see below) effectively loops our Products Pipeline System between Beaumont, Texas and southern Illinois.

In December 2006, we signed an agreement with Motiva Enterprises, LLC (“Motiva”) for us to construct and operate a new refined products storage facility to support the expansion of Motiva’s refinery in Port Arthur, Texas.  Under the terms of the agreement, we are constructing 20 storage tanks with a capacity of 5.4 MMBbls for gasoline and distillates, five 5.4-mile product pipelines connecting the storage facility to Motiva’s refinery and distribution pipeline connections to the Colonial, Explorer and Magtex pipelines.  As a part of a separate but complementary initiative, we are constructing an 11-mile pipeline to connect the new storage facility in Port Arthur to our refined products terminal in Beaumont, Texas.

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Centennial Pipeline is a regulated refined products pipeline system that covers six states: Texas, Louisiana, Mississippi, Tennessee, Kentucky and Illinois. The Centennial Pipeline extends from an origination facility located on our Products Pipeline System in Beaumont, Texas, to Bourbon, Illinois.  Centennial owns a 2.0 MMBbl refined products storage terminal located near Creal Springs, Illinois.

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We conduct distribution, marketing and terminalling services at our Aberdeen and Boligee River Terminals. The Aberdeen terminal, located along the Tennessee-Tombigbee Waterway system in Aberdeen, Mississippi, has storage capacity of 0.1 MMBbls for gasoline and diesel, which are supplied by barge for delivery to local markets, including Tupelo and Columbus, Mississippi.  In August 2008, we commenced operations at a 0.5 MMBbl refined products terminal in Boligee in Greene County, Alabama.  Located along the Tennessee-Tombigbee waterway system, the facility provides gasoline, diesel and ethanol storage capabilities and provides for direct access to most U.S. Gulf Coast refining centers through an interconnect with the Colonial pipeline system.  Additionally, the intermodal terminal offers truck and marine transportation options and future rail capabilities.  The facility also serves as an origination point for refined products delivered to our Aberdeen terminal.

The following table summarizes the significant marine transportation assets of our Petrochemical & Refined Products Services business segment at February 2, 2009.

Class of Equipment	Number in Class	Capacity (bbl)/ Horsepower (hp)
Inland marine transportation assets:
Barges (includes seven single hull barges)	16	< 25,000 bbl
Barges	89	> 25,000 bbl
Tow boats	22	< 2,000 hp
Tow boats	23	> 2,000 hp
Offshore marine transportation assets:
Barges (includes three single hull barges)	8	> 20,000 bbl
Tow boats	3	< 2,000 hp
Tow boats	3	> 2,000 hp

Our fleet of marine vessels operated at an average utilization rate of 93% during 2008.  Such utilization rate reflects the period since the date we acquired these marine transportation assets.

In connection with our entry in the marine transportation business, we entered into a transitional operating agreement with Cenac for a period of up to two years from the date of the Cenac acquisition.  Cenac operates our marine transportation business through their marine and shore-based support employees. Under the transitional operating agreement, we reimburse Cenac for personnel salaries and related employee benefit expenses and certain repairs and maintenance expenses on our equipment, as well as payment of a monthly service fee.

The marine transportation industry uses tow boats as power sources and tank barges for freight capacity.  The combination of the power source and freight capacity is called a tow.  Our inland tows generally consist of one tow boat paired with up to four tank barges, depending upon the horsepower of the tow boat, the trading territory, waterway conditions, customer requirements and prudent operational considerations.  Our offshore tows generally consist of one tow boat and one ocean-certified tank barge. Our marine transportation business is subject to regulation by the U.S. Department of Transportation (“DOT”), Department of Homeland Security, Commerce Department and the U.S. Coast Guard (“USCG”) and federal and state laws.

Title to Properties

Our real property holdings fall into two basic categories: (i) parcels that we and our unconsolidated affiliates own in fee (e.g., we own the land upon which our Mont Belvieu NGL fractionator is constructed) and (ii) parcels in which our interests and those of our unconsolidated affiliates are derived from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities permitting the use of such land for our operations.  The fee sites upon which our significant facilities are located have been owned by us or our predecessors in title for many years without any material challenge known to us relating to title to the land upon which the assets are located, and we believe that we have satisfactory title to such fee sites.  We and our unconsolidated affiliates have no knowledge of any challenge to the underlying fee title of any material lease, easement, right-of-way, permit or license held by us or to our rights pursuant to any material lease, easement, right-of-way, permit or license, and we believe that we have satisfactory rights pursuant to all of our material leases, easements, rights-of-way, permits and licenses.

Capital Spending

We are committed to the long-term growth and viability of Enterprise Products Partners.  Part of our business strategy involves expansion through business combinations, growth capital projects and investments in joint ventures.  We believe we are positioned to continue to grow our system of assets through the construction of new facilities and to capitalize on expected future production increases from areas such as the Piceance Basin of western Colorado, the Greater Green River Basin in Wyoming, the Barnett Shale in North Texas and the deepwater Gulf of Mexico.  For a discussion of our capital spending program, see “Liquidity and Capital Resources – Capital Spending” included under Item 7 within this Exhibit 99.1.

Weather-Related Risks

In the third quarter of 2008, our onshore and offshore facilities located along the Gulf Coast of Texas and Louisiana were adversely impacted by Hurricanes Gustav and Ike.  The disruptions in natural gas, NGL and crude oil production caused by these storms resulted in decreased volumes for some of our pipeline systems, natural gas processing plants, NGL fractionators and offshore platforms, which, in turn, caused a decrease in gross operating margin from these operations.  See Note 21 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K for more information regarding significant risks and uncertainties.

Regulation

Interstate Pipelines

Liquids Pipelines.  Certain of our refined products, crude oil and NGL pipeline systems (collectively referred to as “liquids pipelines”) are interstate common carrier pipelines subject to regulation by the FERC under the Interstate Commerce Act (“ICA”) and the Energy Policy Act of 1992 (“Energy Policy Act”).  The ICA prescribes that interstate tariffs must be just and reasonable and must not be unduly discriminatory or confer any undue preference upon any shipper. FERC regulations require that interstate oil pipeline transportation rates and terms of service be filed with the FERC and posted publicly.

The ICA permits interested persons to challenge proposed new or changed rates or rules and authorizes the FERC to investigate such changes and to suspend their effectiveness for a period of up to seven months.  If, upon completion of an investigation, the FERC finds that the new or changed rate is unlawful, it may require the carrier to refund the revenues in excess of the prior tariff during the term of the investigation.  The FERC may also investigate, upon complaint or on its own motion, rates and related rules that are already in effect and may order a carrier to change them prospectively.  Upon an appropriate showing, a shipper may obtain reparations for damages sustained for a period of up to two years prior to the filing of its complaint.

The Energy Policy Act deems just and reasonable (i.e., deems “grandfathered”) liquids pipeline rates that (i) were in effect for the twelve months preceding enactment and (ii) that had not been subject to complaint, protest or investigation.  Some, but not all, of our interstate liquids pipeline rates are considered grandfathered under the Energy Policy Act.  Certain other rates for our interstate liquids pipeline services are charged pursuant to a FERC-approved indexing methodology, which allows a pipeline to charge rates up to a prescribed ceiling that changes annually based on the change from year-to-year in the Producer Price Index for finished goods (“PPI”).  A rate increase within the indexed rate ceiling is presumed to be just and reasonable unless a protesting party can demonstrate that the rate increase is substantially in excess of the pipeline’s costs.  Effective March 21, 2006, the FERC concluded that for the five-year period commencing July 1, 2006, liquids pipelines charging indexed rates may adjust their indexed ceilings annually by the PPI plus 1.3%.  At the end of that five year period, in July 2011, the FERC will once again review the PPI Index to determine whether it continues to measure adequately the cost changes in the liquids pipeline industry.

As an alternative to using the indexing methodology, interstate liquids pipelines may elect to support rate filings by using a cost-of-service methodology, competitive market showings (“Market-Based Rates”) or agreements with all of the pipeline’s shippers that the rate is acceptable.  Our Products Pipeline System has been granted permission by the FERC to utilize Market-Based Rates for all of its refined products movements other than the Little Rock, Arkansas, Arcadia and Shreveport-Arcadia, Louisiana destination markets, which are currently subject to the PPI Index.

Because of the complexity of ratemaking, the lawfulness of any rate is never assured.  Prescribed rate methodologies for approving regulated tariff rates may limit our ability to set rates based on our actual costs or may delay the use of rates reflecting higher costs.  Changes in the FERC’s methodology for approving rates could adversely affect us.  In addition, challenges to our tariff rates could be filed with the FERC and decisions by the FERC in approving our regulated rates could adversely affect our cash flow.  We believe the transportation rates currently charged by our interstate common carrier liquids pipelines are in accordance with the ICA.  However, we cannot predict the rates we will be allowed to charge in the future for transportation services by such pipelines.

The Lou-Tex Propylene and Sabine Propylene pipelines are interstate common carrier pipelines regulated under the ICA by the Surface Transportation Board (“STB”).  If the STB finds that a carrier’s rates are not just and reasonable or are unduly discriminatory or preferential, it may prescribe a reasonable rate.  In determining a reasonable rate, the STB will consider, among other factors, the effect of the rate on the volumes transported by that carrier, the carrier’s revenue needs and the availability of other economic transportation alternatives.

The STB does not need to provide rate relief unless shippers lack effective competitive alternatives.  If the STB determines that effective competitive alternatives are not available and a pipeline holds market power, then we may be required to show that our rates are reasonable.

Mid-America Pipeline Company, LLC (“Mid-America”) is currently involved in a rate case before the FERC.  The case primarily involves shipper protests of rate increases on Mid-America's Conway North pipeline filed on March 31, 2005 and March 31, 2006.  A hearing before an Administrative Law Judge began on October 2, 2007 and culminated with an initial decision on September 3, 2008.  Briefs on Exceptions were filed October 31, 2008, with Briefs Opposing Exceptions filed on January 8, 2009.  The matter is presently pending before the FERC, with a decision expected to be issued in the second half of 2009.  We are unable to predict the outcome of this litigation.

Natural Gas Pipelines. Our interstate natural gas pipelines and storage facilities that provide services in interstate commerce are regulated by the FERC under the Natural Gas Act of 1938 (“NGA”).  Under the NGA, the rates for service on these interstate facilities must be just and reasonable and not unduly discriminatory.  We operate these interstate facilities pursuant to tariffs which set forth rates and terms and conditions of service.  These tariffs must be filed with and approved by the FERC pursuant to its regulations and orders.  Our tariff rates may be lowered on a prospective basis only by the FERC if it finds, on its own initiative or as a result of challenges to the rates by third parties, that they are unjust, unreasonable or otherwise unlawful.  Unless the FERC grants specific authority to charge market-based rates, our rates are derived and charged based on a cost-of-service methodology.

The FERC’s authority over companies that provide natural gas pipeline transportation or storage services in interstate commerce also includes: (i) certification, construction, and operation of certain new facilities; (ii) the acquisition, extension, disposition or abandonment of such facilities; (iii) the maintenance of accounts and records; (iv) the initiation, extension and termination of regulated services; and (v) various other matters.  The FERC’s rules require interstate pipelines and their affiliates to adhere to Standards of Conduct that, among other things, require that transportation employees function independently of marketing employees.  The Energy Policy Act of 2005 amended the NGA to add an anti-manipulation provision.  Pursuant to that act, the FERC established rules prohibiting energy market manipulation.  A violation of these rules may subject us to civil penalties, disgorgement of unjust profits, or appropriate non-monetary remedies imposed by the FERC.  In addition, the Energy Policy Act of 2005 amended the NGA and the Natural Gas Policy Act of 1978 (“NGPA”) to increase civil and criminal penalties for any violation of the NGA, NGPA and any rules, regulations or orders of the FERC up to $1.0 million per day per violation.

Offshore Pipelines. Our offshore natural gas gathering pipelines and crude oil pipeline systems are subject to federal regulation under the Outer Continental Shelf Lands Act, which requires that all pipelines operating on or across the outer continental shelf provide nondiscriminatory transportation service.

Intrastate Pipelines

Liquids Pipelines. Certain of our pipeline systems operate within a single state and provide intrastate pipeline transportation services.  These pipeline systems are subject to various regulations and statutes mandated by state regulatory authorities.  Although the applicable state statutes and regulations vary, they generally require that intrastate pipelines publish tariffs setting forth all rates, rules and regulations applying to intrastate service, and generally require that pipeline rates and practices be reasonable and nondiscriminatory.  Shippers may also challenge our intrastate tariff rates and practices on our pipelines.  Our intrastate liquids pipelines are subject to regulation in many states, including Alabama, Colorado, Louisiana, Mississippi, New Mexico, Oklahoma and Texas.

Natural Gas Pipelines. Our intrastate natural gas pipelines are subject to regulation in many states, including Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas.  Certain of our intrastate natural gas pipelines are also subject to limited regulation by the FERC under the NGPA because they provide transportation and storage service pursuant to Section 311 of the NGPA and Part 284 of the FERC’s regulations.  Under Section 311 of the NGPA, an intrastate pipeline company may transport gas for an interstate pipeline or any local distribution company served by an interstate pipeline without becoming subject to the FERC’s jurisdiction under the NGA.  However, such a pipeline is required to provide these services on an open and nondiscriminatory basis, and to make certain rate and other filings and reports are in compliance with the FERC’s regulations.  The rates for 311 services may be established by the FERC or the respective state agency, but such rates may not exceed a fair and equitable rate.

In September 2007, the FERC also approved an uncontested settlement establishing our maximum firm and interruptible transportation rates for NGPA Section 311 service on the Enterprise Texas Pipeline.  In September 2008, we submitted to the FERC a new proposed Section 311 rate for service on our Sherman Extension pipeline, which rate is presently under review by the FERC.  We are required to file another rate petition on or before April 2009 to justify our current rates or establish new rates for NGPA Section 311 service.  The Texas Railroad Commission has the authority to regulate the rates and terms of service for our intrastate transportation service in Texas.

In September 2007, the FERC approved an uncontested settlement establishing our maximum firm and interruptible transportation rates for NGPA Section 311 service on the Enterprise Alabama Intrastate Pipeline.  We are required to file another rate petition on or before May 2010 to justify our current rates or establish new rates for NGPA Section 311 service.  The Alabama Public Service Commission has the authority to regulate the rates and terms of service for our intrastate transportation service in Alabama.

Sales of Natural Gas

We are engaged in natural gas marketing activities.  The resale of natural gas in interstate commerce is subject to FERC jurisdiction.  However, under current federal rules the price at which we sell natural gas currently is not regulated, insofar as the interstate market is concerned and, for the most part, is not subject to state regulation.  Our affiliates that engage in natural gas marketing are considered marketing affiliates of our interstate natural gas pipelines.  The FERC’s rules require interstate pipelines and their marketing affiliates who sell natural gas in interstate commerce subject to the FERC’s jurisdiction to adhere to standards of conduct that, among other things, require that their transportation and marketing employees function independently of each other.  Pursuant to the Energy Policy Act of 2005, the FERC has established rules prohibiting energy market manipulation.  A violation of these rules may subject us to civil penalties, disgorgement of unjust profits, suspension, loss of authorization to perform such sales or other appropriate non-monetary remedies imposed by the FERC.

The FERC is continually proposing and implementing new rules and regulations affecting segments of the natural gas industry.  For example, the FERC recently established rules requiring certain non-interstate pipelines to post daily scheduled volume information and design capacity for certain points, and has also required the annual reporting of gas sales information, in order to increase transparency in natural gas markets.  In November 2008, the FERC commenced an inquiry into whether to expand the contract reporting requirements of Section 311 service providers.  We cannot predict the ultimate impact of these regulatory changes on our natural gas marketing activities; however, we believe that any new regulations will also be applied to other natural gas marketers with whom we compete.

Marine Operations

Maritime Law.  The operation of tow boats, barges and marine equipment create maritime obligations involving property, personnel and cargo under the General Maritime Law.  These obligations can create risks which are varied and include, among other things, the risk of collision and allision, which may precipitate claims for personal injury, cargo, contract, pollution, third party claims and property damages to vessels and facilities.  Routine towage operations can also create risk of personal injury under the Jones Act and General Maritime Law, cargo claims involving the quality of a product and delivery, terminal claims, contractual claims and regulatory issues.

Jones Act.  The Jones Act is a federal law that restricts maritime transportation between locations in the United States to vessels built and registered in the United States and owned and manned by United States citizens.  As a result of our marine transportation business acquisition on February 1, 2008, we now engage in maritime transportation between locations in the United States, and as such, we are subject to the provisions of the law.  As a result, we are responsible for monitoring the ownership of our subsidiary that engages in maritime transportation and for taking any remedial action necessary to insure that no violation of the Jones Act ownership restrictions occurs.  The Jones Act also requires that all United States-flag vessels be manned by United States citizens.  Foreign-flag seamen generally receive lower wages and benefits than those received by United States citizen seamen.  This requirement significantly increases operating costs of United States-flag vessel operations compared to foreign-flag vessel operations.  Certain foreign governments subsidize their nations’ shipyards.  This results in lower shipyard costs both for new vessels and repairs than those paid by United States-flag vessel owners.  The USCG and American Bureau of Shipping (“ABS”) maintain the most stringent regime of vessel inspection in the world, which tends to result in higher regulatory compliance costs for United States-flag operators than for owners of vessels registered under foreign flags of convenience.  Following Hurricane Katrina, and again after Hurricane Rita, emergency suspensions of the Jones Act were effectuated by the United States government.  The last suspension ended on October 24, 2005.  Future suspensions of the Jones Act or other similar actions could adversely affect our cash flow and ability to make distributions to our unitholders.  The Jones Act also provides a remedy in damages for crew members injured in the course and scope of their employment.  In certain circumstances, a Jones Act seaman can have dual employers under the borrowed servant doctrine.

Merchant Marine Act of 1936.  The Merchant Marine Act of 1936 is a federal law that provides that, upon proclamation by the president of the United States of a national emergency or a threat to the national security, the United States secretary of transportation may requisition or purchase any vessel or other watercraft owned by United States citizens (including us, provided that we are considered a United States citizen for this purpose).  If one of our tow boats or barges were purchased or requisitioned by the United States government under this law, we would be entitled to be paid the fair market value of the vessel in the case of a purchase or, in the case of a requisition, the fair market value of charter hire.  However, if one of our tow boats is requisitioned or purchased and its associated barge or barges are left idle, we would not be entitled to receive any compensation for the lost revenues resulting from the idled barges.  We also would not be entitled to be compensated for any consequential damages we suffer as a result of the requisition or purchase of any of our tow boats or barges.

Environmental and Safety Matters

Our pipelines and other facilities are subject to multiple environmental obligations and potential liabilities under a variety of federal, state and local laws and regulations.  These include, without limitation: the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Federal Water Pollution Control Act or the Clean Water Act; the Oil Pollution Act; and analogous state and local laws and regulations.  Such laws and regulations affect many aspects of our present and future operations, and generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals, with respect to air emissions, water quality, wastewater discharges and solid and hazardous waste management.  Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could influence our financial position, results of operations and cash flows.  If an accidental leak, spill or release of hazardous substances occurs at any facilities that we own, operate or otherwise use, or where we send materials for treatment or disposal, we could be held jointly and severally liable for all resulting liabilities, including investigation, remedial and clean-up costs.  Likewise, we could be required to remove or remediate previously disposed wastes or property contamination, including groundwater contamination. Any or all of this could materially affect our financial position, results of operations and cash flows.

We believe our operations are in material compliance with applicable environmental and safety laws and regulations, other than certain matters discussed under Item 3 of our Annual Report on Form 10-K, and that compliance with existing environmental and safety laws and regulations are not expected to have a material adverse effect on our financial position, results of operations and cash flows.  Environmental and safety laws and regulations are subject to change.  The clear trend in environmental regulation is to place more restrictions and limitations on activities that may be perceived to affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our business, financial position, results of operations and cash flows.

Air Emissions

Our operations are subject to the Federal Clean Air Act (the “Clean Air Act”) and comparable state laws and regulations.  These laws and regulations regulate emissions of air pollutants from various industrial sources, including our facilities, and also impose various monitoring and reporting requirements. Such laws and regulations may require that we obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in the increase of existing air emissions, obtain and strictly comply with air permits containing various emissions and operational limitations, or utilize specific emission control technologies to limit emissions.

Our permits and related compliance under the Clean Air Act, as well as recent or soon to be adopted changes to state implementation plans for controlling air emissions in regional, non-attainment areas, may require our operations to incur future capital expenditures in connection with the addition or modification of existing air emission control equipment and strategies.  In addition, some of our facilities are included within the categories of hazardous air pollutant sources, which are subject to increasing regulation under the Clean Air Act.  Our failure to comply with these requirements could subject us to monetary penalties, injunctions, conditions or restrictions on operations, and enforcement actions.  We may be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions.  We believe, however, that such requirements will not have a material adverse effect on our operations, and the requirements are not expected to be any more burdensome to us than any other similarly situated company.

Recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases” and including carbon dioxide and methane, may be contributing to warming of the Earth’s atmosphere.  In response to such studies, the U.S. Congress is actively considering legislation to reduce emissions of greenhouse gases.  In addition, at least 17 states have declined to wait on Congress to develop and implement climate control legislation and have already taken legal measures to reduce emissions of greenhouse gases.  Also, as a result of the U.S. Supreme Court’s decision on April 2, 2007 in Massachusetts, et al. v. EPA, the EPA must consider whether it is required to regulate greenhouse gas emissions from mobile sources (e.g., cars and trucks) even if Congress does not adopt new legislation specifically addressing emissions of greenhouse gases.  The Court’s holding in Massachusetts that greenhouse gases fall under the federal Clean Air Act’s definition of “air pollutant” may also result in future regulation of greenhouse gas emissions from stationary sources under various Clean Air Act programs, including those that may be used in our operations.  It is not possible at this time to predict how legislation that may be enacted to address greenhouse gas emissions would impact our business.  However, future laws and regulations could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on our business, financial position demand for our operations, results of operations, and cash flows.

Water

The Federal Water Pollution Control Act of 1972, as renamed and amended as the Clean Water Act (“CWA”), and comparable state laws, impose strict controls against the discharge of oil and its derivatives into navigable waters.  The CWA provides penalties for any discharges of petroleum products in reportable quantities and imposes substantial potential liability for the costs of removing petroleum or other hazardous substances.  State laws for the control of water pollution also provide varying civil and criminal penalties and liabilities in the case of a release of petroleum or its derivatives in navigable waters or into groundwater. Spill prevention control and countermeasure requirements of federal laws require appropriate containment berms and similar structures to help prevent a petroleum tank release from impacting navigable waters.

The primary federal law for oil spill liability is the Oil Pollution Act of 1990 (“OPA”), which addresses three principal areas of oil pollution -- prevention, containment and cleanup and liability.  OPA applies to vessels, offshore platforms and onshore facilities, including terminals, pipelines and transfer facilities.  In order to handle, store or transport oil, shore facilities are required to file oil spill response plans with the United States Coast Guard, the United States Department of Transportation Office of Pipeline Safety (“OPS”) or the EPA, as appropriate.  Numerous states have enacted laws similar to OPA.  Under OPA and similar state laws, responsible parties for a regulated facility from which oil is discharged may be liable for removal costs and natural resource damages.   Any unpermitted release of petroleum or other pollutants from our pipelines or facilities could result in fines or penalties as well as significant remedial obligations.

Contamination resulting from spills or releases of petroleum products is an inherent risk within the petroleum pipeline industry.  To the extent that groundwater contamination requiring remediation exists along our pipeline systems as a result of past operations, we believe any such contamination could be controlled or remedied without having a material adverse effect on our financial position, but such costs are site specific, and there is no assurance that the effect will not be material in the aggregate.

The Environmental Protection Agency (“EPA”) has also adopted regulations that require us to have permits in order to discharge certain storm water run-off.  Storm water discharge permits may also be required by certain states in which we operate.  These permits may require us to monitor and sample the storm water run-off.   The CWA and regulations implemented thereunder further prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit.  We believe that our costs of compliance with these CWA requirements will not have a material adverse effect on our operations.

Solid Waste

In our normal operations, we generate hazardous and non-hazardous solid wastes that are subject to requirements of the federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes, which impose detailed requirements for the handling, storage, treatment and disposal of hazardous and solid waste.  We also utilize waste minimization and recycling processes to reduce the volumes of our waste.  Amendments to RCRA required the EPA to promulgate regulations banning the land disposal of all hazardous wastes unless the wastes meet certain treatment standards or the land-disposal method meets certain waste containment criteria.  In the past, although we utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons and other materials may have been disposed of or released.  In the future we may be required to remove or remediate these materials.

Environmental Remediation

The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as “Superfund,” imposes liability, without regard to fault or the legality of the original act, on certain classes of persons who contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of a facility where a release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at a facility. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies.  CERCLA also authorizes the EPA and, in some instances, third parties to take actions in response to threats to the public health or the environment and to seek to recover the costs they incur from the responsible classes of persons.  It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment.  In the course of our ordinary operations, our pipeline systems generate wastes that may fall within CERCLA’s definition of a “hazardous substance.”  In the event a disposal facility previously used by us requires clean up in the future, we may be responsible under CERCLA for all or part of the costs required to clean up sites at which such wastes have been disposed.

Pipeline Safety Matters

We are subject to regulation by the U.S. Department of Transportation (“DOT”) under the Accountable Pipeline and Safety Partnership Act of 1996, sometimes referred to as the Hazardous Liquid Pipeline Safety Act (“HLPSA”), and comparable state statutes relating to the design, installation, testing, construction, operation, replacement and management of our pipeline facilities. The HLPSA covers petroleum and petroleum products.  The HLPSA requires any entity that owns or operates pipeline facilities to (i) comply with such regulations, (ii) permit access to and copying of records, (iii) file certain reports and (iv) provide information as required by the Secretary of Transportation.  We believe that we are in material compliance with these HLPSA regulations.

We are also subject to the DOT regulation requiring qualification of pipeline personnel.  The regulation requires pipeline operators to develop and maintain a written qualification program for individuals performing covered tasks on pipeline facilities.  The intent of this regulation is to ensure a qualified work force and to reduce the probability and consequence of incidents caused by human error.  The regulation establishes qualification requirements for individuals performing covered tasks.  We believe that we are in material compliance with these DOT regulations.

In addition, we are subject to the DOT Integrity Management regulations, which specify how companies should assess, evaluate, validate and maintain the integrity of pipeline segments that, in the event of a release, could impact High Consequence Areas (“HCAs”).  HCAs are defined to include populated areas, unusually sensitive environmental areas and commercially navigable waterways.  The regulation requires the development and implementation of an Integrity Management Program that utilizes internal pipeline inspection, pressure testing, or other equally effective means to assess the integrity of HCA pipeline segments.  The regulation also requires periodic review of HCA pipeline segments to ensure that adequate preventative and mitigative measures exist and that companies take prompt action to address integrity issues raised by the assessment and analysis.  In June 2008, DOT extended its pipeline safety regulations, including Integrity Management requirements, to certain rural onshore hazardous liquid gathering lines and certain rural onshore low-stress hazardous liquid pipelines within a buffer area around “unusually sensitive areas.”  We have identified our HCA pipeline segments and developed an appropriate Integrity Management Program.

Risk Management Plans

We are subject to the EPA’s Risk Management Plan regulations at certain facilities.  These regulations are intended to work with the Occupational Safety and Health Act (“OSHA”) Process Safety Management regulations (see “Safety Matters” below) to minimize the offsite consequences of catastrophic releases.  The regulations required us to develop and implement a risk management program that includes a five-year accident history, an offsite consequence analysis process, a prevention program and an emergency response program.  We believe we are operating in material compliance with our risk management program.

Safety Matters

Certain of our facilities are also subject to the requirements of the federal OSHA and comparable state statutes.  We believe we are in material compliance with OSHA and state requirements, including general industry standards, record keeping requirements and monitoring of occupational exposures.

We are subject to OSHA Process Safety Management (“PSM”) regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals.  These regulations apply to any process which involves a chemical at or above the specified thresholds or any process which involves certain flammable liquid or gas.  We believe we are in material compliance with the OSHA PSM regulations.

The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require us to organize and disclose information about the hazardous materials used in our operations.  Certain parts of this information must be reported to employees, state and local governmental authorities and local citizens upon request.

Employees

Like many publicly traded partnerships, we have no employees.  All of our management, administrative and operating functions are performed by employees of EPCO pursuant to an administrative services agreement (the “ASA”) or by other service providers.  For additional information regarding the ASA, see “EPCO ASA” in Note 17 included under Exhibit 99.2 of this Current Report on Form 8-K.  As of December 31, 2008, there were approximately 4,500 EPCO personnel who spend all or a portion of their time engaged in our business.  Approximately 3,100 of these individuals devote all of their time performing management and operating duties for us.  The remaining approximate 1,400 personnel are part of EPCO’s shared service organization and spend a portion of their time engaged in our business.

In addition to EPCO employees performing services for us, approximately 450 of Cenac’s employees provide services to our marine transportation business under the transitional operating agreement.  In August 2009, these individuals became employees of EPCO.

Available Information

As a large accelerated filer, we electronically file certain documents with the U.S. Securities and Exchange Commission (“SEC”).  We file annual reports on Form 10-K; quarterly reports on Form 10-Q; and current reports on Form 8-K (as appropriate); along with any related amendments and supplements thereto.  Occasionally, we may also file registration statements and related documents in connection with equity or debt offerings.  You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  You may obtain information regarding the Public Reference Room by calling the SEC at (800) SEC-0330.  In addition, the SEC maintains an Internet website at www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC, including us.

We provide electronic access to our periodic and current reports on our Internet website, www.epplp.com.  These reports are available as soon as reasonably practicable after we electronically file such materials with, or furnish such materials to, the SEC.  You may also contact our investor relations department at (866) 230-0745 for paper copies of these reports free of charge.

Recast of Item 1A.  Risk Factors.

An investment in our common units involves certain risks.  If any of these risks were to occur, our business, financial position, results of operations and cash flows could be materially adversely affected.  In that case, the trading price of our common units could decline and you could lose part or all of your investment.

The following section lists the key current risk factors as of the date of this filing that may have a direct impact on our business, financial position, results of operations and cash flows.

Risks Relating to Our Business

Changes in demand for and production of hydrocarbon products may materially adversely affect our financial position, results of operations and cash flows.

We operate predominantly in the midstream energy sector which includes gathering, transporting, processing, fractionating and storing natural gas, NGLs and crude oil.  As such, our financial position, results of operations and cash flows may be materially adversely affected by changes in the prices of these hydrocarbon products and by changes in the relative price levels among these hydrocarbon products.  Changes in prices and relative price levels may impact demand for hydrocarbon products, which in turn may impact production, demand and volumes of product for which we provide services. We may also incur credit and price risk to the extent counterparties do not perform in connection with our marketing of natural gas, NGLs and propylene.

In the past, the price of natural gas has been extremely volatile, and we expect this volatility to continue.  The New York Mercantile Exchange daily settlement price for natural gas for the prompt month contract in 2006 ranged from a high of $10.63 per MMBtus to a low of $4.20 per MMBtus.  In 2007, the same index ranged from a high of $8.64 per MMBtus to a low of $5.38 per MMBtus.  In 2008, the same index ranged from a high of $13.58 per MMBtus to a low of $5.29 per MMBtus. From January 1, 2009 through September 30, 2009, the same index ranged from a high of $6.07 per MMBtus to a low of $2.51 per MMBtus.

Generally, the prices of natural gas, NGLs, crude oil and other hydrocarbon products are subject to fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors that are impossible to control.  Some of these factors include:

▪	the level of domestic production and consumer product demand;

▪	the availability of imported oil and natural gas;

▪	actions taken by foreign oil and natural gas producing nations;

▪	the availability of transportation systems with adequate capacity;

▪	the availability of competitive fuels;

▪	fluctuating and seasonal demand for oil, natural gas and NGLs;

▪	the impact of conservation efforts;

▪	the extent of governmental regulation and taxation of production; and

▪	the overall economic environment.

We are exposed to natural gas and NGL commodity price risk under certain of our natural gas processing and gathering and NGL fractionation contracts that provide for our fees to be calculated based on a regional natural gas or NGL price index or to be paid in-kind by taking title to natural gas or NGLs.  A decrease in natural gas and NGL prices can result in lower margins from these contracts, which may materially adversely affect our financial position, results of operations and cash flows.

Our operating results in one or more geographic regions may also be affected by uncertain or changing economic conditions within that region, such as the challenges that are currently affecting economic conditions in the United States.  Volatility in commodity prices may also have an impact on many of our customers, which in turn could have a negative impact on their ability to meet their obligations to us.

With respect to our Petrochemical & Refined Products Services segment, market demand and our revenues from these businesses can be adversely affected by the factors described above with respect to crude oil, natural gas, and NGLs, but demand can also vary based upon the different end uses of the products we transport, market or store.  For example:

▪	demand for gasoline depends upon market price, prevailing economic conditions, demographic changes in the markets we serve and availability of gasoline produced in refineries located in these markets;

▪	demand for distillates is affected by truck and railroad freight, the price of natural gas used by utilities that use distillates as a substitute and usage for agricultural operations;

▪	demand for jet fuel depends on prevailing economic conditions and military usage; and

▪	propane deliveries are generally sensitive to the weather and meaningful year-to-year variances have occurred and will likely continue to occur.

A decline in the volume of natural gas, NGLs and crude oil delivered to our facilities could adversely affect our financial position, results of operations and cash flows.

Our profitability could be materially impacted by a decline in the volume of natural gas, NGLs and crude oil transported, gathered or processed at our facilities.  A material decrease in natural gas or crude oil production or crude oil refining, as a result of depressed commodity prices, a decrease in domestic and international exploration and development activities or otherwise, could result in a decline in the volume of natural gas, NGLs and crude oil handled by our facilities and other energy logistic assets.

The crude oil, natural gas and NGLs currently transported, gathered or processed at our facilities originate from existing domestic and international resource basins, which naturally deplete over time.  To offset this natural decline, our facilities will need access to production from newly discovered properties that are either being developed or expected to be developed.  Exploration and development of new oil and natural gas reserves is capital intensive, particularly offshore in the Gulf of Mexico.  Many economic and business factors are beyond our control and can adversely affect the decision by producers to explore for and develop new reserves.  These factors could include relatively low oil and natural gas prices, cost and availability of equipment and labor, regulatory changes, capital budget limitations, the lack of available capital or the probability of success in finding hydrocarbons.  For example, a sustained decline in the price of natural gas and crude oil could result in a decrease in natural gas and crude oil exploration and development activities in the regions where our facilities and other energy logistic assets are located.  This could result in a decrease in volumes to our offshore platforms, natural gas processing plants, natural gas, crude oil and NGL pipelines, and NGL fractionators, which would have a material adverse affect on our financial position, results of operations and cash flows.  Additional reserves, if discovered, may not be developed in the near future or at all.

In addition, imported liquefied natural gas (“LNG”), is expected to be a significant component of future natural gas supply to the United States.  Much of this increase in LNG supplies is expected to be imported through new LNG facilities to be developed over the next decade.  Twelve LNG projects have been approved by the FERC to be constructed in the Gulf Coast region and an additional two LNG projects have been proposed for the region.  We cannot predict which, if any, of these new projects will be constructed.  We may not realize expected increases in future natural gas supply available to our facilities and pipelines if (i) a significant number of these new projects fail to be developed with their announced capacity, (ii) there are significant delays in such development, (iii) they are built in locations where they are not connected to our assets or (iv) they do not influence sources of supply on our systems.  If the expected increase in natural gas supply through imported LNG is not realized, projected natural gas throughput on our pipelines would decline, which could have a material adverse effect on our financial position, results of operations and cash flows.

A decrease in demand for NGL products by the petrochemical, refining or heating industries could materially adversely affect our financial position, results of operations and cash flows.

A decrease in demand for NGL products by the petrochemical, refining or heating industries, whether because of general economic conditions, reduced demand by consumers for the end products made with NGL products, increased competition from petroleum-based products due to pricing differences, adverse weather conditions, government regulations affecting prices and production levels of natural gas or the content of motor gasoline or other reasons, could materially adversely affect our financial position, results of operations and cash flows.  For example:

Ethane. Ethane is primarily used in the petrochemical industry as feedstock for ethylene, one of the basic building blocks for a wide range of plastics and other chemical products.  If natural gas prices increase significantly in relation to NGL product prices or if the demand for ethylene falls (and, therefore, the demand for ethane by NGL producers falls), it may be more profitable for natural gas producers to leave the ethane in the natural gas stream to be burned as fuel than to extract the ethane from the mixed NGL stream for sale as an ethylene feedstock.

Propane. The demand for propane as a heating fuel is significantly affected by weather conditions.  Unusually warm winters could cause the demand for propane to decline significantly and could cause a significant decline in the volumes of propane that we transport.

Isobutane. A reduction in demand for motor gasoline additives may reduce demand for isobutane.  During periods in which the difference in market prices between isobutane and normal butane is low or inventory values are high relative to current prices for normal butane or isobutane, our operating margin from selling isobutane could be reduced.

Propylene. Propylene is sold to petrochemical companies for a variety of uses, principally for the production of polypropylene.  Propylene is subject to rapid and material price fluctuations.  Any downturn in the domestic or international economy could cause reduced demand for, and an oversupply of propylene, which could cause a reduction in the volumes of propylene that we transport.

We face competition from third parties in our midstream businesses.

Even if crude oil and natural gas reserves exist in the areas accessed by our facilities and are ultimately produced, we may not be chosen by the producers in these areas to gather, transport, process, fractionate, store or otherwise handle the hydrocarbons that are produced.  We compete with others, including producers of oil and natural gas, for any such production on the basis of many factors, including but not limited to:

▪	geographic proximity to the production;

▪	costs of connection;

▪	available capacity;

▪	rates; and

▪	access to markets.

Our refined products, NGL and marine transportation businesses compete with other pipelines and marine transportation companies in the areas they serve.  We also compete with trucks and railroads in some of the areas we serve.  Substantial new construction of inland marine vessels could create an oversupply and intensify competition for our marine transportation business.  Competitive pressures may adversely affect our tariff rates or volumes shipped.

The crude oil gathering and marketing business can be characterized by thin margins and intense competition for supplies of crude oil at the wellhead.  A decline in domestic crude oil production has intensified competition among gatherers and marketers.  Our crude oil transportation business competes with common carriers and proprietary pipelines owned and operated by major oil companies, large independent pipeline companies and other companies in the areas where such pipeline systems deliver crude oil and NGLs.

In our natural gas gathering business, new supplies of natural gas are necessary to offset natural declines in production from wells connected to our gathering systems and to increase throughput volume, and we encounter competition in obtaining contracts to gather natural gas supplies. Competition in natural gas gathering is based in large part on reputation, efficiency, system reliability, gathering system capacity and price arrangements.  Our key competitors in the gas gathering segment include independent gas gatherers and major integrated energy companies.  Alternate gathering facilities are available to producers we serve, and those producers may also elect to construct proprietary gas gathering systems.  If the production delivered to our gathering system declines, our revenues from such operations will decline.

Our future debt level may limit our flexibility to obtain additional financing and pursue other business opportunities.

As of December 31, 2008, we had approximately $11.56 billion of consolidated debt outstanding including Duncan Energy Partners, which had approximately $484.3 million of consolidated debt outstanding.  In addition, at September 30, 2009, after taking into account the exchange offer for TEPPCO notes completed on October 27, 2009, we had approximately $11.94 billion of consolidated debt outstanding, including $54.3 million of senior and junior subordinated notes of TEPPCO and $462.8 million of consolidated debt of Duncan Energy Partners.  The amount of our future debt could have significant effects on our operations, including, among other things:

▪
a substantial portion of our cash flow, including that of Duncan Energy Partners, could be dedicated to the payment of principal and interest on our future debt and may not be available for other purposes, including the payment of distributions on our common units and capital expenditures;

▪	credit rating agencies may view our debt level negatively;

▪
covenants contained in our existing and future credit and debt arrangements will require us to continue to meet financial tests that may adversely affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

▪
our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

▪	we may be at a competitive disadvantage relative to similar companies that have less debt; and

▪	we may be more vulnerable to adverse economic and industry conditions as a result of our significant debt level.

Our public debt indentures currently do not limit the amount of future indebtedness that we can create, incur, assume or guarantee.  Although EPO’s Multi-Year Revolving Credit Facility restricts our ability to incur additional debt above certain levels, any debt we may incur in compliance with these restrictions may still be substantial.  For information regarding EPO’s Multi-Year Revolving Credit Facility, see Note 14 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

EPO’s Multi-Year Revolving Credit Facility and each of its indentures for public debt contain conventional financial covenants and other restrictions.  For example, we are prohibited from making distributions to our partners if such distributions would cause an event of default or otherwise violate a covenant under EPO’s Multi-Year Revolving Credit Facility.  In addition, under the terms of our junior subordinated notes, generally, if we elect to defer interest payments thereon, we are restricted from making distributions with respect to our equity securities.  A breach of any of these restrictions by us could permit our lenders or noteholders, as applicable, to declare all amounts outstanding under these debt agreements to be immediately due and payable and, in the case of EPO’s Multi-Year Revolving Credit Facility, to terminate all commitments to extend further credit.

 Our ability to access capital markets to raise capital on favorable terms could be affected by our debt level, the amount of our debt maturing in the next several years and current maturities, and by prevailing market conditions.  Moreover, if the rating agencies were to downgrade our credit ratings, then we could experience an increase in our borrowing costs, difficulty assessing capital markets or a reduction in the market price of our common units.  Such a development could adversely affect our ability to obtain financing for working capital, capital expenditures or acquisitions or to refinance existing indebtedness.  If we are unable to access the capital markets on favorable terms in the future, we might be forced to seek extensions for some of our short-term securities or to refinance some of our debt obligations through bank credit, as opposed to long-term public debt securities or equity securities.  The price and terms upon which we might receive such extensions or additional bank credit, if at all, could be more onerous than those contained in existing debt agreements.  Any such arrangements could, in turn, increase the risk that our leverage may adversely affect our future financial and operating flexibility and thereby impact our ability to pay cash distributions at expected levels.

In connection with the construction of our Pascagoula, Mississippi natural gas processing plant, EPO entered into a $54.0 million, ten-year, fixed-rate loan with the Mississippi Business Finance Corporation (“MBFC”).  The indenture agreement for this loan contains an acceleration clause whereby if EPO’s credit rating by Moody’s Investor Services declines below Baa3 in combination with our credit rating at Standard & Poor’s declining below BBB-, the $54.0 million principal balance of this loan, together with all accrued and unpaid interest would become immediately due and payable 120 days following such event.  If such an event occurred, EPO would have to either redeem the Pascagoula MBFC Loan or provide an alternative credit agreement to support its obligation under this loan.

A downgrade of our credit ratings could result in our being required to post financial collateral up to the amount of our guaranty of indebtedness of our Centennial joint venture, which was $65.0 million at December 31, 2008 and $61.2 million at September 30, 2009.  Further, from time to time we enter into contracts in connection with our commodity and interest rate hedging activities that require the posting of financial collateral, which may be substantial, if our credit were to be downgraded below investment grade.

We may not be able to fully execute our growth strategy if we encounter illiquid capital markets or increased competition for investment opportunities.

Our strategy contemplates growth through the development and acquisition of a wide range of midstream and other energy infrastructure assets while maintaining a strong balance sheet.  This strategy includes constructing and acquiring additional assets and businesses to enhance our ability to compete effectively and diversifying our asset portfolio, thereby providing more stable cash flow.  We regularly consider and enter into discussions regarding, and are currently contemplating and/or pursuing, potential joint ventures, stand alone projects or other transactions that we believe will present opportunities to realize synergies, expand our role in the energy infrastructure business and increase our market position.

We will require substantial new capital to finance the future development and acquisition of assets and businesses.  Any limitations on our access to capital will impair our ability to execute this strategy.  If the cost of such capital becomes too expensive, our ability to develop or acquire accretive assets will be limited.  We may not be able to raise the necessary funds on satisfactory terms, if at all.  The primary factors that influence our initial cost of equity include market conditions, fees we pay to underwriters and other offering costs, which include amounts we pay for legal and accounting services.  The primary factors influencing our cost of borrowing include interest rates, credit spreads, covenants, underwriting or loan origination fees and similar charges we pay to lenders.

Recent conditions in the financial markets have limited our ability to access equity and credit markets.  Generally, credit has become more expensive and difficult to obtain, and the cost of equity capital has also become more expensive.  Some lenders are imposing more stringent credit terms and there may be a general reduction in the amount of credit available in the markets in which we conduct business.  Tightening of the credit markets may have a material adverse effect on us by, among other things, decreasing our ability to finance expansion projects or business acquisitions on favorable terms and by the imposition of increasingly restrictive borrowing covenants.  In addition, the distribution yields of new equity issued may be at a higher yield than our historical levels, making additional equity issuances more expensive.

We also compete for the types of assets and businesses we have historically purchased or acquired.  Increased competition for a limited pool of assets could result in our losing to other bidders more often or acquiring assets at less attractive prices.  Either occurrence would limit our ability to fully execute our growth strategy.  Our inability to execute our growth strategy may materially adversely affect our ability to maintain or pay higher distributions in the future.

Our variable rate debt and future maturities of fixed-rate, long-term debt make us vulnerable to increases in interest rates.  Increases in interest rates could materially adversely affect our business, financial position, results of operation and cash flows.

As of December 31, 2008, we had outstanding $11.56 billion of consolidated debt.  Of this amount, approximately $2.08 billion, or 13.6%, was subject to variable interest rates, either as short-term or long-term variable rate debt obligations or as long-term fixed-rate debt converted to variable rates through the use of interest rate swaps.  Approximately $217.6 million in 4.93% fixed-rate debt matured in March 2009 and an additional $500.0 million of 4.625% fixed-rate Senior Notes matured in October 2009.  We also have  $54.0 million of 8.70% fixed-rate debt maturing in March 2010, and $500.0 million of 4.95%

fixed-rate Senior Notes maturing in June 2010.  The rate on our December 2008 issuance of $500.0 million of Senior Notes due January 2014 was 9.75%.  The rate on our June 2009 issuance of $500.0 million of Senior Notes due August 2012 was 4.6%.

As of September 30, 2009, we had outstanding $11.94 billion of consolidated debt.  Of this amount, approximately $2.58 billion, or 14.9%, was subject to variable interest rates, either as short-term or long-term variable rate debt obligations or as long-term fixed-rate debt converted to variable rates through the use of interest rate swaps.

Should interest rates continue at current levels or increase significantly, the amount of cash required to service our debt would increase.  As a result, our financial position, results of operations and cash flows, could be materially adversely affected.

From time to time, we may enter into additional interest rate swap arrangements, which could increase our exposure to variable interest rates.  As a result, our financial position, results of operations and cash flows could be materially adversely affected by significant increases in interest rates.

An increase in interest rates may also cause a corresponding decline in demand for equity investments, in general, and in particular, for yield-based equity investments such as our common units.  Any such reduction in demand for our common units resulting from other more attractive investment opportunities may cause the trading price of our common units to decline.

Operating cash flows from our capital projects may not be immediate.

We have announced and are engaged in several construction projects involving existing and new facilities for which we have expended or will expend significant capital, and our operating cash flow from a particular project may not increase until a period of time after its completion.  For instance, if we build a new pipeline or platform or expand an existing facility, the design, construction, development and installation may occur over an extended period of time, and we may not receive any material increase in operating cash flow from that project until a period of time after it is placed in-service.  If we experience any unanticipated or extended delays in generating operating cash flow from these projects, we may be required to reduce or reprioritize our capital budget, sell non-core assets, access the capital markets or decrease or limit distributions to unitholders in order to meet our capital requirements.

Our growth strategy may adversely affect our results of operations if we do not successfully integrate the businesses that we acquire or if we substantially increase our indebtedness and contingent liabilities to make acquisitions.

Our growth strategy includes making accretive acquisitions.  As a result, from time to time, we will evaluate and acquire assets and businesses (either ourselves or Duncan Energy Partners may do so) that we believe complement our existing operations.  We may be unable to integrate successfully businesses we acquire in the future.  We may incur substantial expenses or encounter delays or other problems in connection with our growth strategy that could negatively impact our financial position, results of operations and cash flows.

Moreover, acquisitions and business expansions involve numerous risks, including but not limited to:

▪	difficulties in the assimilation of the operations, technologies, services and products of the acquired companies or business segments;

▪	establishing the internal controls and procedures that we are required to maintain under the Sarbanes-Oxley Act of 2002;

▪	managing relationships with new joint venture partners with whom we have not previously partnered;

▪	inefficiencies and complexities that can arise because of unfamiliarity with new assets and the businesses associated with them, including with their markets; and

▪	diversion of the attention of management and other personnel from day-to-day business to the development or acquisition of new businesses and other business opportunities.

If consummated, any acquisition or investment would also likely result in the incurrence of indebtedness and contingent liabilities and an increase in interest expense and depreciation, accretion and amortization expenses.  As a result, our capitalization and results of operations may change significantly following an acquisition.  A substantial increase in our indebtedness and contingent liabilities could have a material adverse effect on our financial position, results of operations and cash flows.  In addition, any anticipated benefits of a material acquisition, such as expected cost savings, may not be fully realized, if at all.

Acquisitions that appear to be accretive may nevertheless reduce our cash from operations on a per unit basis.

Even if we make acquisitions that we believe will be accretive, these acquisitions may nevertheless reduce our cash from operations on a per unit basis.  Any acquisition involves potential risks, including, among other things:

▪	mistaken assumptions about volumes, revenues and costs, including synergies;

▪	an inability to integrate successfully the businesses we acquire;

▪	decrease in our liquidity as a result of our using a significant portion of our available cash or borrowing capacity to finance the acquisition;

▪	a significant increase in our interest expense or financial leverage if we incur additional debt to finance the acquisition;

▪	the assumption of unknown liabilities for which we are not indemnified or for which our indemnity is inadequate;

▪	an inability to hire, train or retain qualified personnel to manage and operate our growing business and assets;

▪	limitations on rights to indemnity from the seller;

▪	mistaken assumptions about the overall costs of equity or debt;

▪	the diversion of management’s and employees’ attention from other business concerns;

▪	unforeseen difficulties operating in new product areas or new geographic areas; and

▪	customer or key employee losses at the acquired businesses.

If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

Our actual construction, development and acquisition costs could exceed forecasted amounts.

We have significant expenditures for the development and construction of midstream energy infrastructure assets, including construction and development projects with significant logistical, technological and staffing challenges.  We may not be able to complete our projects at the costs we estimated at the time of each project’s initiation or that we currently estimate.  For example, material and labor costs associated with our projects in the Rocky Mountains region increased over time due to factors such as higher transportation costs and the availability of construction personnel.  Similarly, force majeure events such as hurricanes along the Gulf Coast may cause delays, shortages of skilled labor and additional expenses for these construction and development projects, as were experienced with Hurricanes Gustav and Ike in 2008.

Our construction of new assets is subject to regulatory, environmental, political, legal and economic risks, which may result in delays, increased costs or decreased cash flows.

One of the ways we intend to grow our business is through the construction of new midstream energy assets.  The construction of new assets involves numerous operational, regulatory, environmental, political and legal risks beyond our control and may require the expenditure of significant amounts of capital.  These potential risks include, among other things, the following:

▪
we may be unable to complete construction projects on schedule or at the budgeted cost due to the unavailability of required construction personnel or materials, accidents, weather conditions or an inability to obtain necessary permits;

▪	we will not receive any material increases in revenues until the project is completed, even though we may have expended considerable funds during the construction phase, which may be prolonged;

▪	we may construct facilities to capture anticipated future growth in production in a region in which such growth does not materialize;

▪
since we are not engaged in the exploration for and development of natural gas reserves, we may not have access to third-party estimates of reserves in an area prior to our constructing facilities in the area. As a result, we may construct facilities in an area where the reserves are materially lower than we anticipate;

▪
where we do rely on third-party estimates of reserves in making a decision to construct facilities, these estimates may prove to be inaccurate because there are numerous uncertainties inherent in estimating reserves;

▪
the completion or success of our project may depend on the completion of a project that we do not control, such as a refinery, that may be subject to numerous of its own potential risks, delays and complexities; and

▪	we may be unable to obtain rights-of-way to construct additional pipelines or the cost to do so may be uneconomical.

A materialization of any of these risks could adversely affect our ability to achieve growth in the level of our cash flows or realize benefits from expansion opportunities or construction projects.

Substantially all of the common units in us that are owned by EPCO and its affiliates are pledged as security under EPCO's credit facility.  Additionally, all of the member interests in our general partner and all of the common units in us that are owned by Enterprise GP Holdings are pledged under its credit facility.  Upon an event of default under either of these credit facilities, a change in ownership or control of us could ultimately result.

An affiliate of EPCO has pledged substantially all of its common units in us as security under its credit facility.  EPCO’s credit facility contains customary and other events of default relating to defaults of EPCO and certain of its subsidiaries, including certain defaults by us and other affiliates of EPCO.  An event of default, followed by a foreclosure on EPCO’s pledged collateral, could ultimately result in a change in ownership of us.  In addition, the 100% membership interest in our general partner and the 20,740,083 of our common units that are owned by Enterprise GP Holdings after giving effect to the TEPPCO Merger on October 26, 2009 are pledged under Enterprise GP Holdings’ credit facility.  Enterprise GP Holdings’ credit facility contains customary and other events of default.  Upon an event of default, the lenders under Enterprise GP Holdings’ credit facility could foreclose on Enterprise GP Holdings’ assets, which could ultimately result in a change in control of our general partner and a change in the ownership of our units held by Enterprise GP Holdings.

The credit and risk profile of our general partner and its owners could adversely affect our credit ratings and profile.

The credit and business risk profiles of the general partner or owners of a general partner may be factors in credit evaluations of a master limited partnership.  This is because the general partner can exercise significant influence over the business activities of the partnership, including its cash distribution and acquisition strategy and business risk profile.  Another factor that may be considered is the financial condition of the general partner and its owners, including the degree of their financial leverage and their dependence on cash flow from the partnership to service their indebtedness.

Entities controlling the owner of our general partner have significant indebtedness outstanding and are dependent principally on the cash distributions from their limited partner equity interests in us and Enterprise GP Holdings to service such indebtedness.  Any distributions by us and Enterprise GP Holdings to such entities will be made only after satisfying our then current obligations to creditors.  Although we have taken certain steps in our organizational structure, financial reporting and contractual relationships to reflect the separateness of us and our general partner from the entities that control our general partner, our credit ratings and business risk profile could be adversely affected if the ratings and risk profiles of EPCO or the entities that control our general partner were viewed as substantially lower or more risky than ours.

The interruption of distributions to us from our subsidiaries and joint ventures may affect our ability to satisfy our obligations and to make distributions to our partners.

We are a holding company with no business operations and our operating subsidiaries conduct all of our operations and own all of our operating assets. Our only significant assets are the ownership interests we own in our subsidiaries and joint ventures. As a result, we depend upon the earnings and cash flow of our subsidiaries and joint ventures and the distribution of that cash to us in order to meet our obligations and to allow us to make distributions to our partners.  The ability of our subsidiaries and joint ventures to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations, including FERC policies. For example, all cash flows from Evangeline are currently used to service its debt.

As of December 31, 2008, we also owned 5,393,100 common units and 37,333,887 Class B units of Duncan Energy Partners (these Class B units automatically converted to common units of Duncan Energy Partners on February 1, 2009), representing approximately 74.1% of its outstanding limited partner units and 100% of its general partner.  As of September 30, 2009, we owned common units of Duncan Energy Partners representing approximately 58.2% of its outstanding limited partner units and 100% of its general partner.  We also owned noncontrolling interests in subsidiaries of Duncan Energy Partners that held total assets of approximately $4.6 billion and $4.7 billion as of December 31, 2008 and September 30, 2009, respectively.  With respect to three subsidiaries of Duncan Energy Partners acquired from us on December 8, 2008 that held approximately $3.5 billion and $3.7 billion of total assets as of December 31, 2008 and September 30, 2009, respectively, Duncan Energy Partners has effective priority rights to specified quarterly distribution amounts ahead of distributions on our retained equity interests in these subsidiaries.

In addition, the charter documents governing our joint ventures typically allow their respective joint venture management committees sole discretion regarding the occurrence and amount of distributions.  Some of the joint ventures in which we participate have separate credit agreements that contain various restrictive covenants.  Among other things, those covenants may limit or restrict the joint venture's ability to make distributions to us under certain circumstances.  Accordingly, our joint ventures may be unable to make distributions to us at current levels if at all.

We may be unable to cause our joint ventures to take or not to take certain actions unless some or all of our joint venture participants agree.

We participate in several joint ventures.  Due to the nature of some of these arrangements, each participant in these joint ventures has made substantial investments in the joint venture and, accordingly, has required that the relevant charter documents contain certain features designed to provide each participant with the opportunity to participate in the management of the joint venture and to protect its investment, as well as any other assets which may be substantially dependent on or otherwise affected by the activities of that joint venture.  These participation and protective features customarily include a corporate governance structure that requires at least a majority-in-interest vote to authorize many basic activities and requires a greater voting interest (sometimes up to 100%) to authorize more significant activities.  Examples of these more significant activities are large expenditures or contractual commitments, the construction or acquisition of assets, borrowing money or otherwise raising capital, transactions with affiliates of a joint venture participant, litigation and transactions not in the ordinary course of business, among others.  Thus, without the concurrence of joint venture participants with enough voting interests, we may be unable to cause any of our joint ventures to take or not to take certain actions, even though those actions may be in the best interest of us or the particular joint venture.

Moreover, any joint venture owner may sell, transfer or otherwise modify its ownership interest in a joint venture, whether in a transaction involving third parties or the other joint venture owners.  Any such transaction could result in us being required to partner with different or additional parties.

A natural disaster, catastrophe or other event could result in severe personal injury, property damage and environmental damage, which could curtail our operations and otherwise materially adversely affect our cash flow and, accordingly, affect the market price of our common units.

Some of our operations involve risks of personal injury, property damage and environmental damage, which could curtail our operations and otherwise materially adversely affect our cash flow.  For example, natural gas facilities operate at high pressures, sometimes in excess of 1,100 pounds per square inch.  We also operate oil and natural gas facilities located underwater in the Gulf of Mexico, which can involve complexities, such as extreme water pressure.  In addition, our marine transportation business is subject to additional risks, including the possibility of marine accidents and spill events.  Virtually all of our operations are exposed to potential natural disasters, including hurricanes, tornadoes, storms, floods and/or earthquakes.  The location of our assets and our customers’ assets in the U.S. Gulf Coast region makes them particularly vulnerable to hurricane risk.

If one or more facilities that are owned by us or that deliver oil, natural gas or other products to us are damaged by severe weather or any other disaster, accident, catastrophe or event, our operations could be significantly interrupted.  Similar interruptions could result from damage to production or other facilities that supply our facilities or other stoppages arising from factors beyond our control.  These interruptions might involve significant damage to people, property or the environment, and repairs might take from a week or less for a minor incident to six months or more for a major interruption.  Additionally, some of the storage contracts that we are a party to obligate us to indemnify our customers for any damage or injury occurring during the period in which the customers’ natural gas is in our possession.  Any event that interrupts the revenues generated by our operations, or which causes us to make significant expenditures not covered by insurance, could reduce our cash available for paying distributions and, accordingly, adversely affect the market price of our common units.

We believe that EPCO maintains adequate insurance coverage on our behalf, although insurance will not cover many types of interruptions that might occur and will not cover amounts up to applicable deductibles.  As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage.  For example, change in the insurance markets subsequent to the hurricanes in 2005 and 2008 have made it more difficult for us to obtain certain types of coverage.  As a result, EPCO may not be able to renew existing insurance policies on behalf of us or procure other desirable insurance on commercially reasonable terms, if at all.  If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position, results of operations and cash flows.  In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur.

An impairment of goodwill and intangible assets could reduce our earnings.

At December 31, 2008, our balance sheet reflected $2.02 billion of goodwill and $1.18 billion of intangible assets.  At September 30, 2009, our balance sheet reflected $2.02 billion of goodwill and $1.09 million of intangible assets.  Goodwill is recorded when the purchase price of a business exceeds the fair market value of the tangible and separately measurable intangible net assets.  Generally accepted accounting principles in the United States (“GAAP”) require us to test goodwill for impairment on an annual basis or when events or circumstances occur indicating that goodwill might be impaired.  Long-lived assets such as intangible assets with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  If we determine that any of our goodwill or intangible assets were impaired, we would be required to take an immediate charge to earnings with a correlative effect on partners’ equity and balance sheet leverage as measured by debt to total capitalization.

The use of derivative financial instruments could result in material financial losses by us.

We historically have sought to limit a portion of the adverse effects resulting from changes in energy commodity prices and interest rates by using financial derivative instruments and other hedging mechanisms from time to time.  To the extent that we hedge our commodity price and interest rate exposures, we will forego the benefits we would otherwise experience if commodity prices or interest rates were to change in our favor.  In addition, even though monitored by management, hedging activities can result in losses.  Such losses could occur under various circumstances, including if a counterparty does not perform its obligations under the hedge arrangement, the hedge is imperfect, or hedging policies and procedures are not followed.  Adverse economic conditions, such as the financial crisis that developed in the fourth quarter of 2008, increase the risk of nonpayment or performance by our hedging counterparties.  See Note 7 in our Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K for a discussion of our derivative instruments.

Our business requires extensive credit risk management that may not be adequate to protect against customer nonpayment.

Risks of nonpayment and nonperformance by customers are a major consideration in our businesses, and our credit procedures and policies may not be adequate to fully eliminate customer credit risk.  Further, adverse economic conditions, such as the credit crisis that developed in the fourth quarter of 2008, increase the risk of nonpayment and nonperformance by customers, particularly for customers that are smaller companies. We manage our exposure to credit risk through credit analysis, credit approvals, credit limits and monitoring procedures, and for certain transactions may utilize letters of credit, prepayments, net out agreements and guarantees.  However, these procedures and policies do not fully eliminate customer credit risk.

Our primary market areas are located in the Gulf Coast, Southwest, Rocky Mountain, Northeast and Midwest regions of the United States.  We have a concentration of trade receivable balances due from major integrated oil companies, independent oil companies and other pipelines and wholesalers.  These concentrations of market areas may affect our overall credit risk in that the customers may be similarly affected by changes in economic, regulatory or other factors.  Our revenues are derived from a wide customer base. During 2008, 2007 and 2006, our largest customer was Valero Energy Corporation and its affiliates, which accounted for 11.2%, 8.9% and 9.3%, respectively, of our revenues.

On January 6, 2009, LyondellBasell Industries (“LBI”) announced that its U.S. operations had voluntarily filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code.  LBI accounted for 5.9% of our consolidated revenues during 2008.  At the time of the bankruptcy filing, we had approximately $17.3 million of credit exposure to LBI, which was reduced to approximately $10.0 million through remedies provided under certain pipeline tariffs.  We resolved our outstanding claims with LBI in October 2009 with no gain or loss being recorded in connection with the settlement.  We continue to do business with this important customer; however, we continue to manage our credit exposure to LBI.

Our risk management policies cannot eliminate all commodity price risks.  In addition, any non-compliance with our risk management policies could result in significant financial losses.

To enhance utilization of certain assets and our operating income, we purchase petroleum products.  Generally, it is our policy to maintain a position that is substantially balanced between purchases, on the one hand, and sales or future delivery obligations, on the other hand.  Through these transactions, we seek to establish a margin for the commodity purchased by selling the same commodity for physical delivery to third party users, such as producers, wholesalers, independent refiners, marketing companies or major oil companies.  These policies and practices cannot, however, eliminate all price risks.  For example, any event that disrupts our anticipated physical supply could expose us to risk of loss resulting from price changes if we are required to obtain alternative supplies to cover these transactions.  We are also exposed to basis risks when a commodity is purchased against one pricing index and sold against a different index.  Moreover, we are exposed to some risks that are not hedged, including price risks on product inventory, such as pipeline linefill, which must be maintained in order to facilitate transportation of the commodity on our pipelines.  In addition, our marketing operations involve the risk of non-compliance with our risk management policies.  We cannot assure you that our processes and procedures will detect and prevent all violations of our risk management policies, particularly if deception or other intentional misconduct is involved.

Our pipeline integrity program and periodic tank maintenance requirements may impose significant costs and liabilities on us.

The U.S. DOT issued final rules (effective March 2001 with respect to hazardous liquid pipelines and February 2004 with respect to natural gas pipelines) requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rules refer to as “high consequence areas.”  The final rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002.  At this time, we cannot predict the ultimate costs of compliance with this rule because those costs will depend on the number and extent of any repairs found to be necessary as a result of the pipeline integrity testing that is required by the rule.  The majority of the costs to comply with the integrity management rule are associated with pipeline integrity testing and the repairs found to be necessary.  Changes such as advances of in-line inspection tools, identification of additional threats to a pipeline’s integrity and changes to the amount of pipe determined to be located in “high consequence areas” can have a significant impact on the costs to perform integrity testing and repairs.  We will continue our pipeline integrity testing programs to assess and maintain the integrity of our pipelines.  The results of these tests could cause us to incur significant and unanticipated capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of our pipelines.

In June 2008, the U.S. DOT issued a Final Rule extending its pipeline safety regulations, including integrity management requirements, to certain rural onshore hazardous liquid gathering lines and certain rural onshore low-stress hazardous liquid pipelines within a buffer area around “unusually sensitive areas.”  The issuance of these new gathering and low-stress pipeline safety regulations, including requirements for integrity management of those pipelines, is likely to increase the operating costs of our pipelines subject to such new requirements.

The American Petroleum Institute Standard 653 (“API 653”) is an industry standard for the inspection, repair, alteration and reconstruction of existing storage tanks. API 653 requires regularly scheduled inspection and repair of tanks remaining in service. Periodic tank maintenance requirements could cause us to incur significant and unanticipated capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of our storage tanks.

Environmental costs and liabilities and changing environmental regulation, including climate change regulation, could affect our results of operations, cash flows and financial condition.

Our operations are subject to extensive federal, state and local regulatory requirements relating to environmental affairs, health and safety, waste management and chemical and petroleum products.  Further, we cannot ensure that existing environmental regulations will not be revised or that new regulations, such as regulations designed to reduce the emissions of greenhouse gases, will not be adopted or become applicable to us.  Governmental authorities have the power to enforce compliance with applicable regulations and permits and to subject violators to civil and criminal penalties, including substantial fines, injunctions or both.  Certain environmental laws, including CERCLA and analogous state laws and regulations, impose strict, joint and several liability for costs required to cleanup and restore sites where hazardous substances or hydrocarbons have been disposed or otherwise released.  Moreover, third parties, including neighboring landowners, may also have the right to pursue legal actions to enforce compliance or to recover for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment.

We will make expenditures in connection with environmental matters as part of normal capital expenditure programs.  However, future environmental law developments, such as stricter laws, regulations, permits or enforcement policies, could significantly increase some costs of our operations, including the handling, manufacture, use, emission or disposal of substances and wastes.

Climate change regulation is one area of potential future environmental law development.  Studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases,” may be contributing to warming of the Earth’s atmosphere.  Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of natural gas, are examples of greenhouse gases.  The U.S. Congress is considering legislation to reduce emissions of greenhouse gases.  In addition, at least nine states in the Northeast and five states in the West have developed initiatives to regulate emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs.  The EPA is separately considering whether it will regulate greenhouse gases as “air pollutants” under the existing federal Clean Air Act.

Passage of climate control legislation or other regulatory initiatives by Congress or various states of the U.S. or the adoption of regulations by the EPA or analogous state agencies that regulate or restrict emissions of greenhouse gases, including methane or carbon dioxide in areas in which we conduct business, could result in changes to the consumption and demand for natural gas and could have adverse effects on our business, financial position, results of operations and prospects.  These changes could increase the costs of our operations, including costs to operate and maintain our facilities, install new emission controls on our facilities, acquire allowances to authorize our greenhouse gas emissions, pay any taxes related to our greenhouse gas emissions and administer and manage a greenhouse gas emissions program.  While we may be able to include some or all of such increased costs in the rates charged by our pipelines or other facilities, such recovery of costs is uncertain and may depend on events beyond our control, including the outcome of future rate proceedings before the FERC and the provisions of any final legislation.

Increasingly stringent federal, state and local laws and regulations governing worker health and safety and the manning, construction and operation of marine vessels may significantly affect our marine transportation operations. Many aspects of the marine industry are subject to extensive governmental regulation by the USCG, the DOT, the Department of Homeland Security, the National Transportation Safety Board and the U.S. Customs and Border Protection (“CBP”), and to regulation by private industry organizations such as the ABS. The USCG and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards. The USCG is authorized to inspect vessels at will.

Our marine transportation operations are also subject to state and local laws and regulations that control the discharge of pollutants into the environment or otherwise relate to environmental protection.  Compliance with such laws, regulations and standards may require installation of costly equipment or operational changes. Failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our marine operations.  Some environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault.  Under the OPA, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the internal and territorial waters of, and the 200-mile exclusive economic zone around, the United States.  Additionally, an oil spill from one of our vessels could result in significant liability, including fines, penalties, criminal liability and costs for natural resource damages. The potential for these releases could increase if we increase our fleet capacity. In addition, most states bordering on a navigable waterway have enacted legislation providing for potentially unlimited liability for the discharge of pollutants within their waters.

Federal, state or local regulatory measures could materially adversely affect our business, results of operations, cash flows and financial condition.

The FERC regulates our interstate natural gas pipelines and natural gas storage facilities under the Natural Gas Act, and interstate NGL and petrochemical pipelines under the ICA.  The STB regulates our interstate propylene pipelines.  State regulatory agencies regulate our intrastate natural gas and NGL pipelines, intrastate storage facilities and gathering lines.

Under the NGA, the FERC has authority to regulate natural gas companies that provide natural gas pipeline transportation services in interstate commerce.  Its authority to regulate those services is comprehensive and includes the rates charged for the services, terms and condition of service and certification and construction of new facilities.  The FERC requires that our services are provided on a non-discriminatory basis so that all shippers have open access to our pipelines and storage.  Pursuant to the FERC’s jurisdiction over interstate gas pipeline rates, existing pipeline rates may be challenged by customer complaint or by the FERC Staff and proposed rate increases may be challenged by protest.

We have interests in natural gas pipeline facilities offshore from Texas and Louisiana.  These facilities are subject to regulation by the FERC and other federal agencies, including the Department of Interior, under the Outer Continental Shelf Lands Act, and by the DOT’s OPS under the Natural Gas Pipeline Safety Act.

Our intrastate NGL and natural gas pipelines are subject to regulation in many states, including Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas, and by the FERC pursuant to Section 311 of the Natural Gas Policy Act.  We also have natural gas underground storage facilities in Louisiana, Mississippi and Texas.  Although state regulation is typically less onerous than at the FERC, proposed and existing rates subject to state regulation and the provision of services on a non-discriminatory basis are also subject to challenge by protest and complaint, respectively.

For a general overview of federal, state and local regulation applicable to our assets, see “Regulation” included within Items 1 and 2 of this Exhibit 99.1 of this Current Report on Form 8-K.  This regulatory oversight can affect certain aspects of our business and the market for our products and could materially adversely affect our cash flows.

We are subject to strict regulations at many of our facilities regarding employee safety, and failure to comply with these regulations could adversely affect our ability to make distributions to unitholders.

The workplaces associated with our facilities are subject to the requirements of the federal Occupational Safety and Health Act, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to employees, state and local governmental authorities and local residents. The failure to comply with OSHA requirements or general industry standards, keep adequate records or monitor occupational exposure to regulated substances could have a material adverse effect on our business, financial position, results of operations and ability to make distributions to unitholders.

Our tariff rates are subject to review and possible adjustment by federal and state regulators, which could have a material adverse effect on our financial condition and results of operations.

The FERC, pursuant to the ICA, as amended, the Energy Policy Act and rules and orders promulgated thereunder, regulates the tariff rates for our interstate common carrier pipeline operations.  To be lawful under the ICA, interstate tariff rates, terms and conditions of service must be just and reasonable and not unduly discriminatory, and must be on file with FERC.  In addition, pipelines may not confer any undue preference upon any shipper.  Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates.  The FERC can suspend those tariff rates for up to seven months.  It can also require refunds of amounts collected pursuant to rates that are ultimately found to be unlawful.  The FERC and interested parties can also challenge tariff rates that have become final and effective.  The FERC also can order reparations for overcharges effective two years prior to the date of a complaint.  Because of the complexity of rate making, the lawfulness of any rate is never assured.  A successful challenge of our rates could adversely affect our revenues.

The FERC uses prescribed rate methodologies for approving regulated tariff rates for interstate liquids pipelines.   FERC’s indexing methodology currently allows a pipeline to increase its rates by a percentage linked to the producer price index for finished goods.  As an alternative to using the indexing methodology, interstate liquids pipelines may elect to support rate filings by using a cost-of-service methodology, Market-Based Rates or agreements with all of the pipeline’s shippers that the rate is acceptable.  These methodologies may limit our ability to set rates based on our actual costs or may delay the use of rates reflecting increased costs.  Changes in the FERC’s approved methodology for approving rates, or challenges to our application of that methodology, could adversely affect us.  Adverse decisions by the FERC in approving our regulated rates could adversely affect our cash flow.

The intrastate liquids pipeline transportation services we provide are subject to various state laws and regulations that apply to the rates we charge and the terms and conditions of the services we offer.  Although state regulation typically is less onerous than FERC regulation, the rates we charge and the provision of our services may be subject to challenge.

Although our natural gas gathering systems are generally exempt from FERC regulation under the Natural Gas Act of 1938, FERC regulation still significantly affects our natural gas gathering business.  In recent years, the FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines.  If the FERC does not continue this approach, it could have an adverse effect on the rates we are able to charge in the future.  In addition, our natural gas gathering operations could be adversely affected in the future should they become subject to the application of federal regulation of rates and services or if the states in which we operate adopt policies imposing more onerous regulation on gathering.  Additional rules and legislation pertaining to these matters are considered and adopted from time to time at both state and federal levels.  We cannot predict what effect, if any, such regulatory changes and legislation might have on our operations, but we could be required to incur additional capital expenditures.

Our partnership status may be a disadvantage to us in calculating our cost of service for rate-making purposes.

In May 2005, FERC issued a policy statement permitting the inclusion of an income tax allowance in the cost of service-based rates of a pipeline organized as a tax pass through partnership entity to reflect actual or potential income tax liability on public utility income, if the pipeline proves that the ultimate owner of its interests has an actual or potential income tax liability on such income. The policy statement also provides that whether a pipeline’s owners have such actual or potential income tax liability will be reviewed by FERC on a case-by-case basis.  In December 2005, FERC issued its first significant case-specific review of the income tax allowance issue in another pipeline partnership’s rate case. FERC reaffirmed its new income tax allowance policy and directed the subject pipeline to provide certain evidence necessary for the pipeline to determine its income tax allowance. The new tax allowance policy and the December 16, 2005 order were appealed to the United States Court of Appeals for the District of Columbia Circuit (“D.C. Circuit”). The D.C. Circuit denied these appeals in May 2007 and fully upheld FERC’s new tax allowance policy and the application of that policy in the December 2005 order.

In December 2006, FERC issued a new order addressing rates on another pipeline. In the new order, FERC refined its income tax allowance policy, and notably raised a new issue regarding the implication of the policy statement for publicly traded partnerships.  It noted that the tax deferral features of a publicly traded partnership may cause some investors to receive, for some indeterminate duration, cash distributions in excess of their taxable income, which FERC characterized as a “tax savings.”  FERC stated that it is concerned that this created an opportunity for those investors to earn an additional return, funded by ratepayers.  Responding to this concern, FERC chose to adjust the pipeline’s equity rate of return downward based on the percentage by which the publicly traded partnership’s cash flow exceeded taxable income. This and other proceedings pertaining to the FERC’s income tax allowance policy remain pending.

In April 2008, the FERC issued a Policy Statement in which it declared that it would permit MLPs to be included in rate of return proxy groups for determining rates for services by natural gas and oil pipelines.  It also addressed the application to limited partnership pipelines of the FERC’s discounted cash flow methodology for determining rates of return on equity.  The FERC applied the new policy to several ongoing proceedings involving other pipelines.  The FERC’s rate of return policy remains subject to change.

The ultimate outcome of these proceedings is not certain and could result in changes to FERC’s treatment of income tax allowances in cost of service as well as rates of return, particularly with respect to pipelines organized as partnerships.  The outcome of these ongoing proceedings could adversely affect our revenues for any of our rates that are calculated using cost of service rate methodologies.

Our marine transportation business would be adversely affected if we failed to comply with the Jones Act provisions on coastwise trade, or if those provisions were modified, repealed or waived.

We are subject to the Jones Act and other federal laws that restrict maritime transportation between points in the United States to vessels built and registered in the United States and owned and manned by U.S. citizens.  We are responsible for monitoring the ownership of our common units and other partnership interests. If we do not comply with these restrictions, we would be prohibited from operating our vessels in U.S. coastwise trade, and under certain circumstances we would be deemed to have undertaken an unapproved foreign transfer, resulting in severe penalties, including permanent loss of U.S. coastwise trading rights for our vessels, fines or forfeiture of the vessels.

In the past, interest groups have lobbied Congress to repeal the Jones Act to facilitate foreign flag competition for trades and cargoes currently reserved for U.S.-flag vessels under the Jones Act and cargo preference laws.  We believe that interest groups may continue efforts to modify or repeal the Jones Act and cargo preference laws currently benefiting U.S.-flag vessels.  If these efforts are successful, it could result in increased competition, which could reduce our revenues and cash available for distribution.

The Secretary of the Department of Homeland Security is vested with the authority and discretion to waive the coastwise laws to such extent and upon such terms as he may prescribe whenever he deems that such action is necessary in the interest of national defense.  For example, in response to the effects of Hurricanes Katrina and Rita, the Secretary of the Department of Homeland Security waived the coastwise laws generally for the transportation of petroleum products from September 1 to September 19, 2005 and from September 26, 2005 to October 24, 2005. In the past, the Secretary of the Department of Homeland Security has waived the coastwise laws generally for the transportation of petroleum released from the Strategic Petroleum Reserve undertaken in response to circumstances arising from major natural disasters. Any waiver of the coastwise laws, whether in response to natural disasters or otherwise, could result in increased competition from foreign marine vessel operators, which could reduce our revenues and cash available for distribution.

Terrorist attacks aimed at our facilities could adversely affect our business, results of operations, cash flows and financial condition.

Since the September 11, 2001 terrorist attacks on the United States, the United States government has issued warnings that energy assets, including our nation’s pipeline infrastructure, may be the future target of terrorist organizations.  Any terrorist attack on our facilities, pipelines, marine transportation assets or those of our customers could have a material adverse effect on our business.

We depend on the leadership and involvement of Dan L. Duncan and other key personnel for the success of our businesses.

We depend on the leadership, involvement and services of Dan L. Duncan, the founder of EPCO and the chairman of our general partner and other key personnel.  Mr. Duncan has been integral to our success and the success of EPCO due in part to his ability to identify and develop business opportunities, make strategic decisions and attract and retain key personnel.  The loss of his leadership and involvement or the services of certain key members of our senior management team could have a material adverse effect on our business, financial position, results of operations, cash flows and market price of our securities.

Our marine transportation business is largely dependent upon Mr. Cenac and one of his affiliated companies.

Effective August 1, 2009, we entered into a two-year consulting agreement with Mr. Cenac and one of his affiliated companies. Mr. Cenac has agreed to supervise the day-to-day operations of our marine transportation business on a part-time basis and, at our request, provide related management and transitional services.  The consulting agreement contains noncompetition and nonsolitation provisions, which apply until the expiration of the two-year period following the date of the last service provided under the consulting agreement.  The success of our marine transportation business is largely dependent on Mr.

Cenac and his affiliate.  The unexpected loss the services provided by Mr. Cenac and his affiliate under the consulting agreement described above could have a material adverse effect on the financial position, results of operations and cash flows of our marine transportation business.

EPCO’s employees may be subjected to conflicts in managing our business and the allocation of time and compensation costs between our business and the business of EPCO and its other affiliates.

We have no officers or employees and rely solely on officers of our general partner and employees of EPCO.  Certain of our officers are also officers of EPCO and other affiliates of EPCO. These relationships may create conflicts of interest regarding corporate opportunities and other matters, and the resolution of any such conflicts may not always be in our or our unitholders’ best interests. In addition, these overlapping officers and employees allocate their time among us, EPCO and other affiliates of EPCO.  These officers and employees face potential conflicts regarding the allocation of their time, which may adversely affect our business, results of operations and financial condition.

We have entered into an ASA that governs business opportunities among entities controlled by EPCO, which includes us and our general partner, Enterprise GP Holdings and its general partner and Duncan Energy Partners and its general partner.  For information regarding how business opportunities are handled within the EPCO group of companies, please read Item 13 of our Annual Report on Form 10-K for the year ended December 31, 2008.

We do not have an independent compensation committee, and aspects of the compensation of our executive officers and other key employees, including base salary, are not reviewed or approved by our independent directors. The determination of executive officer and key employee compensation could involve conflicts of interest resulting in economically unfavorable arrangements for us.

The global financial crisis may have impacts on our business and financial condition that we currently cannot predict.

The continued credit crisis and related turmoil in the global financial system has had, and may continue to have, an impact on our business and financial condition.  We may face significant challenges if conditions in the financial markets revert to those that existed in the fourth quarter of 2008.  Our ability to access the capital markets may be severely restricted at a time when we would like, or need, to do so, which could have an adverse impact on our ability to meet capital commitments and achieve the flexibility needed to react to changing economic and business conditions.  The credit crisis could have a negative impact on our lenders or customers, causing them to fail to meet their obligations to us.  Additionally, demand for our services and products depends on activity and expenditure levels in the energy industry, which are directly and negatively impacted by depressed oil and gas prices.  Also, a decrease in demand for NGLs by the petrochemical and refining industries due to a decrease in demand for their products as a result of general economic conditions would likely impact demand for our services and products.  Any of these factors could lead to reduced usage of our pipelines and energy logistics services, which could have a material negative impact on our revenues and prospects.

Risks Relating to Our Partnership Structure

We may issue additional securities without the approval of our common unitholders.

At any time, we may issue an unlimited number of limited partner interests of any type (to parties other than our affiliates) without the approval of our unitholders.  Our partnership agreement does not give our common unitholders the right to approve the issuance of equity securities including equity securities ranking senior to our common units.  The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

▪	the ownership interest of a unitholder immediately prior to the issuance will decrease;

▪	the amount of cash available for distributions on each common unit may decrease;

▪	the ratio of taxable income to distributions may increase;

▪	the relative voting strength of each previously outstanding common unit may be diminished; and

▪	the market price of our common units may decline.

We may not have sufficient cash from operations to pay distributions at the current level following establishment of cash reserves and payments of fees and expenses, including payments to EPGP.

Because distributions on our common units are dependent on the amount of cash we generate, distributions may fluctuate based on our performance.  We cannot guarantee that we will continue to pay distributions at the current level each quarter.  The actual amount of cash that is available to be distributed each quarter will depend upon numerous factors, some of which are beyond our control and the control of EPGP.  These factors include but are not limited to the following:

▪	the volume of the products that we handle and the prices we receive for our services;

▪	the level of our operating costs;

▪	the level of competition in our business segments;

▪	prevailing economic conditions, including the price of and demand for oil, natural gas and other products we transport, store and market;

▪	the level of capital expenditures we make;

▪	the restrictions contained in our debt agreements and our debt service requirements;

▪	fluctuations in our working capital needs;

▪	the weather in our operating areas;

▪	the cost of acquisitions, if any; and

▪	the amount, if any, of cash reserves established by EPGP in its sole discretion.

In addition, you should be aware that the amount of cash we have available for distribution depends primarily on our cash flow, including cash flow from financial reserves and working capital borrowings, not solely on profitability, which is affected by non-cash items.  As a result, we may make cash distributions during periods when we record losses and we may not make distributions during periods when we record net income.

We do not have the same flexibility as other types of organizations to accumulate cash and equity to protect against illiquidity in the future.

Unlike a corporation, our partnership agreement requires us to make quarterly distributions to our unitholders of all available cash reduced by any amounts of reserves for commitments and contingencies, including capital and operating costs and debt service requirements.  The value of our units and other limited partner interests may decrease in correlation with decreases in the amount we distribute per unit.  Accordingly, if we experience a liquidity problem in the future, we may not be able to issue more equity to recapitalize.

Cost reimbursements and fees due to EPCO and its affiliates, including our general partner may be substantial and will reduce our cash available for distribution to holders of our units.

Prior to making any distribution on our units, we will reimburse EPCO and its affiliates, including officers and directors of EPGP, for all expenses they incur on our behalf, including allocated overhead.  These amounts will include all costs incurred in managing and operating us, including costs for rendering administrative staff and support services to us, and overhead allocated to us by EPCO. The payment of these amounts could adversely affect our ability to pay cash distributions to holders of our units.  EPCO has sole discretion to determine the amount of these expenses.  In addition, EPCO and its affiliates may provide other services to us for which we will be charged fees as determined by EPCO.

EPGP and its affiliates have limited fiduciary responsibilities to, and conflicts of interest with respect to, our partnership, which may permit it to favor its own interests to your detriment.

The directors and officers of EPGP and its affiliates have duties to manage EPGP in a manner that is beneficial to its members.  At the same time, EPGP has duties to manage our partnership in a manner that is beneficial to us.  Therefore, EPGP’s duties to us may conflict with the duties of its officers and directors to its members.  Such conflicts may include, among others, the following:

▪	neither our partnership agreement nor any other agreement requires EPGP or EPCO to pursue a business strategy that favors us;

▪
decisions of EPGP regarding the amount and timing of asset purchases and sales, cash expenditures, borrowings, issuances of additional units and reserves in any quarter may affect the level of cash available to pay quarterly distributions to unitholders and EPGP;

▪	under our partnership agreement, EPGP determines which costs incurred by it and its affiliates are reimbursable by us;

▪	EPGP is allowed to resolve any conflicts of interest involving us and EPGP and its affiliates;

▪	EPGP is allowed to take into account the interests of parties other than us, such as EPCO, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to unitholders;

▪	any resolution of a conflict of interest by EPGP not made in bad faith and that is fair and reasonable to us shall be binding on the partners and shall not be a breach of our partnership agreement;

▪	affiliates of EPGP may compete with us in certain circumstances;

▪
EPGP has limited its liability and reduced its fiduciary duties and has also restricted the remedies available to our unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty.  As a result of purchasing our units, you are deemed to consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law;

▪	we do not have any employees and we rely solely on employees of EPCO and its affiliates;

▪	in some instances, EPGP may cause us to borrow funds in order to permit the payment of distributions, even if the purpose or effect of the borrowing is to make incentive distributions;

▪
our partnership agreement does not restrict EPGP from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

▪	EPGP intends to limit its liability regarding our contractual and other obligations and, in some circumstances, may be entitled to be indemnified by us;

▪	EPGP controls the enforcement of obligations owed to us by our general partner and its affiliates; and

▪	EPGP decides whether to retain separate counsel, accountants or others to perform services for us.

We have significant business relationships with entities controlled by Dan L. Duncan, including EPCO.  For detailed information on these relationships and related transactions with these entities, see Item 13 included within our Annual Report on Form 10-K for the year ended December 31, 2008.

Unitholders have limited voting rights and are not entitled to elect our general partner or its directors, which could lower the trading price of our common units.  In addition, even if unitholders are dissatisfied, they cannot easily remove our general partner.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business.  Unitholders did not elect EPGP or its directors and will have no right to elect our general partner or its directors on an annual or other continuing basis.  The Board of Directors of our general partner, including the independent directors, is chosen by the owners of the general partner and not by the unitholders.

Furthermore, if unitholders are dissatisfied with the performance of our general partner, they currently have no practical ability to remove EPGP or its officers or directors.  EPGP may not be removed except upon the vote of the holders of at least 60% of our outstanding units voting together as a single class.  Because affiliates of EPGP currently own approximately 34% of our outstanding common units, the removal of EPGP as our general partner is highly unlikely without the consent of both EPGP and its affiliates.  As a result of this provision, the trading price of our common units may be lower than other forms of equity ownership because of the absence or reduction of a takeover premium in the trading price.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Unitholders’ voting rights are further restricted by a provision in our partnership agreement stating that any units held by a person that owns 20% or more of any class of our common units then outstanding, other than our general partner and its affiliates, cannot be voted on any matter.  In addition, our partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting our unitholders’ ability to influence the manner or direction of our management.  As a result of this provision, the trading price of our common units may be lower than other forms of equity ownership because of the absence or reduction of a takeover premium in the trading price.

EPGP has a limited call right that may require common unitholders to sell their units at an undesirable time or price.

If at any time EPGP and its affiliates own 85% or more of the common units then outstanding, EPGP will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than the then current market price.  As a result, common unitholders may be required to sell their common units at an undesirable time or price and may therefore not receive any return on their investment.  They may also incur a tax liability upon a sale of their units.

Our common unitholders may not have limited liability if a court finds that limited partner actions constitute control of our business.

Under Delaware law, common unitholders could be held liable for our obligations to the same extent as a general partner if a court determined that the right of limited partners to remove our general partner or to take other action under our partnership agreement constituted participation in the “control” of our business.

Under Delaware law, our general partner generally has unlimited liability for our obligations, such as our debts and environmental liabilities, except for those of our contractual obligations that are expressly made without recourse to our general partner.

The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the states in which we do business. You could have unlimited liability for our obligations if a court or government agency determined that:

▪	we were conducting business in a state, but had not complied with that particular state’s partnership statute; or

▪
your right to act with other unitholders to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constituted “control” of our business.

Unitholders may have liability to repay distributions.

Under certain circumstances, our unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets.  Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.  Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount.  A purchaser of common units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to such purchaser of common units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our partnership agreement.

Our general partner’s interest in us and the control of our general partner may be transferred to a third party without unitholder consent.

Our general partner, in accordance with our partnership agreement, may transfer its general partner interest without the consent of unitholders.  In addition, our general partner may transfer its general partner interest to a third party in a merger or consolidation or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, there is no restriction in our partnership agreement on the ability of Enterprise GP Holdings or its affiliates to transfer their equity interests in our general partner to a third party.  The new equity owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with their own choices and to influence the decisions taken by the board of directors and officers of our general partner.

Tax Risks to Common Unitholders

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service were to treat us as a corporation or if we were to become subject to a material amount of entity-level taxation for state tax purposes, then our cash available for distribution to our common unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes.  We have not requested, and do not plan to request, a ruling from the Internal Revenue Service (“IRS”) on this matter.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%.  Distributions to our unitholders would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to our unitholders.  Because a tax would be imposed upon us as a corporation, the cash available for distributions to our common unitholders would be substantially reduced.  Thus, treatment of us as a corporation would result in a material reduction in the after-tax return to our common unitholders, likely causing a substantial reduction in the value of our common units.

Current law may change, causing us to be treated as a corporation for federal income tax purposes or otherwise subjecting us to a material amount of entity level taxation.  In addition, because of widespread state budget deficits and other reasons, several states (including Texas) are evaluating ways to enhance state-tax collections. For example, with respect to tax reports due on or after January 1, 2008, our operating subsidiaries are subject to the Revised Texas Franchise Tax on the portion of their revenue generated in Texas.  Specifically, the Revised Texas Franchise Tax is imposed at a maximum effective rate of 0.7% of the operating subsidiaries’ gross revenue that is apportioned to Texas.  If any additional state were to impose an entity-level tax upon us or our operating subsidiaries, the cash available for distribution to our common unitholders would be reduced.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time.  Any modification to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the exception, which we refer to as the Qualifying Income Exception, for us to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation, affect or cause us to change our business activities, affect the tax considerations of an investment in us, change the character or treatment of portions of our income and adversely affect an investment in our common units.  For example, in response to certain recent developments, members of Congress are considering substantive changes to the definition of qualifying income under Section 7704(d) of the Internal Revenue Code.  It is possible that these legislative efforts could result in changes to the existing U.S. tax laws that affect publicly traded partnerships, including us.  Modifications to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively.  We are unable to predict whether any changes will ultimately be enacted.  Any such changes could negatively impact the value of an investment in our common units.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular unit is transferred.  The use of this proration method may not be permitted under existing Treasury regulations, and, accordingly, our counsel is unable to opine as to the validity of this method.  If the IRS were to challenge this method or new Treasury regulations are issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders.

A successful IRS contest of the federal income tax positions we take may adversely impact the market for our common units, and the costs of any contests will be borne by our unitholders and our general partner.

The IRS may adopt positions that differ from the positions we take, even positions taken with advice of counsel.  It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take.  A court may not agree with some or all of the positions we take.  Any contest with the IRS may materially and adversely impact the market for our common units and the price at which our common units trade.  In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne indirectly by our unitholders and our general partner.

Even if our common unitholders do not receive any cash distributions from us, they will be required to pay taxes on their share of our taxable income.

Common unitholders will be required to pay federal income taxes and, in some cases, state and local income taxes on their share of our taxable income whether or not they receive any cash distributions from us.  Our common unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability which results from their share of our taxable income.

Tax gain or loss on the disposition of our common units could be different than expected.

If a common unitholder sells its common units, the unitholder will recognize a gain or loss equal to the difference between the amount realized and the unitholder’s tax basis in those common units.  Prior distributions to a unitholder in excess of the total net taxable income a unitholder is allocated for a common unit, which decreased the unitholder’s tax basis in that common unit, will, in effect, become taxable income to the unitholder if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price the unitholder receives is less than the unitholder’s original cost.  A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to a unitholder.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investments in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), other retirement plans and non-U.S. persons, raise issues unique to them.  For example, virtually all of our income allocated to unitholders who are organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them.  Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

We will treat each purchaser of our common units as having the same tax benefits without regard to the units purchased.  The IRS may challenge this treatment, which could adversely affect the value of our common units.

Because we cannot match transferors and transferees of common units, we adopt depreciation and amortization positions that may not conform with all aspects of applicable Treasury regulations.  A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to a common unitholder.  It also could affect the timing of these tax benefits or the amount of gain from a sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to the common unitholder’s tax returns.

Our common unitholders will likely be subject to state and local taxes and return filing requirements in states where they do not live as a result of an investment in our common units.

In addition to federal income taxes, our common unitholders will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property.  Our common unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions.  Further, they may be subject to penalties for failure to comply with those requirements.  We may own property or conduct business in other states or foreign countries in the future.  It is the responsibility of each unitholder to file its own federal, state and local tax returns.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period.  Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income.

We have adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between EPGP and our unitholders.  The IRS may challenge this treatment, which could adversely affect the value of our common units.

When we issue additional common units or engage in certain other transactions, we determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and EPGP.  Our methodology may be viewed as understating the value of our assets.  In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and EPGP, which may be unfavorable to such unitholders.  Moreover, under this methodology, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our intangible assets and a lesser portion allocated to our tangible assets.  The IRS may challenge our methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between EPGP and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders.  It also could affect the amount of gain from a unitholder’s sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to the unitholder’s tax returns without the benefit of additional deductions.

Recast of Item 6.  Selected Financial Data.

The following table presents selected historical consolidated financial data of our partnership.  This information has been derived from and should be read in conjunction with the audited supplemental financial statements.  Our results of operations for the years ended December 31, 2008, 2007, 2006 and 2005 and financial position at December 31, 2008, 2007, 2006 and 2005 have been recast to reflect the TEPPCO Merger.  The inclusion of TEPPCO and TEPPCO GP in our supplemental consolidated financial statements was effective January 1, 2005 since an affiliate of EPCO under common control with us originally acquired ownership interests in TEPPCO GP in February 2005.  In addition, information regarding our results of operations and liquidity and capital resources can be found under Item 7 within this Exhibit 99.1.  As presented in the table, amounts are in millions (except per unit data).

	For the Year Ended December 31,
	2008	2007	2006	2005	2004
Operating results data: (1)
Revenues	$35,469.6	$26,713.8	$23,612.1	$20,858.3	$8,321.2
Income from continuing operations (2)	$1,188.9	$838.0	$786.1	$581.6	$265.6
Net income	$1,188.9	$838.0	$787.6	$577.4	$276.4
Net income attributed to Enterprise Products Partners L.P.	$954.0	$533.6	$601.1	$419.5	$268.3
Earnings per unit:
Basic and Diluted	$1.84	$0.95	$1.20	$0.90	$0.84
Other financial data:
Distributions per common unit (3)	$2.0750	$1.9475	$1.825	$1.698	$1.540

	As of December 31,
	2008	2007	2006	2005	2004
Financial position data: (1)
Total assets	$24,211.6	$22,515.5	$19,109.2	$17,486.7	$11,315.5
Long-term and current maturities of debt (4)	$11,637.9	$8,771.1	$6,898.9	$6,358.8	$4,281.2
Equity (5)	$9,295.9	$9,016.5	$9,124.8	$8,203.8	$5,399.8
Total units outstanding (excluding treasury) (5)	441.4	435.3	432.4	389.9	364.8

(1)   In general, our historical operating results and financial position have been affected by numerous transactions, including the TEPPCO Merger, which was completed on October 26, 2009 and the GulfTerra Merger, which was completed on September 30, 2004. The TEPPCO Merger was accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests. The inclusion of TEPPCO and TEPPCO GP in our supplemental consolidated financial statements was effective January 1, 2005 since an affiliate of EPCO under common control with us originally acquired ownership interests in TEPPCO GP in February 2005. The GulfTerra Merger was accounted for using the acquisition method (formerly referred to as the purchase method); therefore, the operating results of these acquired entities are included in our financial results prospectively from the acquisition date.
(2)   Amounts presented for the years ended December 31, 2006, 2005 and 2004 are before the cumulative effect of accounting changes.
(3)   Distributions per common unit represent declared cash distributions with respect to the four fiscal quarters of each period presented.
(4)   In general, the balances of our long-term and current maturities of debt have increased over time as a result of financing all or a portion of acquisitions and other capital spending.
(5)   We regularly issue common units through underwritten public offerings and, less frequently, in connection with acquisitions or other transactions. For additional information regarding our equity and unit history, see Note 15 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

Recast of Item 7.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

For the years ended December 31, 2008, 2007 and 2006.

The following information should be read in conjunction with our supplemental consolidated financial statements and our accompanying notes included under Exhibit 99.2 of this Current Report on Form 8-K.  Our discussion and analysis includes the following:

▪	Cautionary Note Regarding Forward-Looking Statements.

▪	Significant Relationships Referenced in this Discussion and Analysis.

▪	Overview of Business.

▪	TEPPCO Merger and Basis of Presentation.

▪	General Outlook for 2009.

▪	Recent Developments – Discusses significant developments during the year ended December 31, 2008 and through March 2, 2009.

▪	Results of Operations – Discusses material year-to-year variances in our Statements of Consolidated Operations.

▪	Liquidity and Capital Resources – Addresses available sources of liquidity and capital resources and includes a discussion of our capital spending program.

▪	Critical Accounting Policies and Estimates.

▪	Other Items – Includes information related to contractual obligations, off-balance sheet arrangements, related party transactions, recent accounting pronouncements and other matters.

As generally used in the energy industry and in this discussion, the identified terms have the following meanings:

/d	= per day
BBtus	= billion British thermal units
Bcf	= billion cubic feet
MBPD	= thousand barrels per day
MMBbls	= million barrels
MMBtus	= million British thermal units
MMcf	= million cubic feet

Our supplemental financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Cautionary Note Regarding Forward-Looking Statements

This discussion contains various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by us and information currently available to us.  When used in this document, words such as “anticipate,” “project,” “expect,” “plan,” “seek,” “goal,” “estimate,” “forecast,” “intend,” “could,” “should,” “will,” “believe,” “may,” “potential” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements.  Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give any assurances that such expectations will prove to be correct.  Such statements are subject to a variety of risks, uncertainties and assumptions as described in more detail in Item 1A “Risk Factors” within this Exhibit 99.1.  If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected.  You should not put undue reliance on any forward-looking statements. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

Significant Relationships Referenced in this Discussion and Analysis

Unless the context requires otherwise, references to “we,” “us,” “our,” or “Enterprise Products Partners” are intended to mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries, which now includes TEPPCO Partners L.P. and its general partner.

References to “EPO” mean Enterprise Products Operating LLC, which is a wholly owned subsidiary of Enterprise Products Partners through which Enterprise Products Partners conducts substantially all of its business.

References to “Duncan Energy Partners” mean Duncan Energy Partners L.P., which is a consolidated subsidiary of EPO.  Duncan Energy Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “DEP.”  References to “DEP GP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners and is wholly owned by EPO.

References to “EPGP” mean Enterprise Products GP, LLC, which is our general partner.

References to “Enterprise GP Holdings” mean Enterprise GP Holdings L.P., a publicly traded limited partnership, the units of which are listed on the NYSE under the ticker symbol “EPE.”  Enterprise GP Holdings owns EPGP.  References to “EPE Holdings” mean EPE Holdings, LLC, which is the general partner of Enterprise GP Holdings.

References to “TEPPCO” and “TEPPCO GP” mean TEPPCO Partners, L.P. and Texas Eastern Products Pipeline Company, LLC (which is the general partner of TEPPCO), respectively, prior to their mergers with our subsidiaries.  On October 26, 2009, we completed the mergers with TEPPCO and TEPPCO GP (such related mergers referred to herein individually and together as the “TEPPCO Merger”).  See “TEPPCO Merger and Basis of Presentation” included within this Item 7 for additional information regarding the TEPPCO Merger.

  References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include Energy Transfer Partners, L.P. (“ETP”).  Energy Transfer Equity is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “ETE.”  The general partner of Energy Transfer Equity is LE GP, LLC (“LE GP”).  On May 7, 2007, Enterprise GP Holdings acquired noncontrolling interests in both LE GP and Energy Transfer Equity.  Enterprise GP Holdings accounts for its investments in LE GP and Energy Transfer Equity using the equity method of accounting.

References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”), EPE Unit III, L.P. (“EPE Unit III”), Enterprise Unit L.P. (“Enterprise Unit”), EPCO Unit L.P. (“EPCO Unit”), TEPPCO Unit L.P. (“TEPPCO Unit I”), and TEPPCO Unit II L.P. (“TEPPCO Unit II”), collectively, all of which are private company affiliates of EPCO, Inc.

References to “EPCO” mean EPCO, Inc. and its wholly owned private company affiliates, which are related parties to all of the foregoing named entities.

We, EPO, Duncan Energy Partners, DEP GP, EPGP, Enterprise GP Holdings, EPE Holdings, TEPPCO and TEPPCO GP are affiliates under the common control of Dan L. Duncan, the Group Co-Chairman and controlling shareholder of EPCO.

Overview of Business

We are a North American midstream energy company providing a wide range of services to producers and consumers of natural gas, natural gas liquids (“NGLs”), crude oil, refined products and certain petrochemicals.  Our midstream energy asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets.  In addition, we are an industry leader in the development of pipeline and other midstream energy infrastructure in the continental United States and Gulf of Mexico.  We are a publicly traded Delaware limited partnership formed in 1998, the common units of which are listed on the NYSE under the ticker symbol “EPD.”

In connection with the TEPPCO Merger, we revised our business segments.  Our reorganized business segments reflect the manner in which these businesses are managed and reviewed by the chief executive officer of our general partner.  Under our new business segment structure, we have five reportable business segments: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Onshore Crude Oil Pipelines & Services; (iv) Offshore Pipelines & Services; and (v) Petrochemical & Refined Products Services.  Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.

We conduct substantially all of our business through EPO.  We are owned 98% by our limited partners and 2% by our general partner, EPGP.  EPGP is owned 100% by Enterprise GP Holdings.

TEPPCO Merger and Basis of Presentation

On October 26, 2009, the related mergers of our wholly owned subsidiaries with TEPPCO and TEPPCO GP were completed.  Under terms of the merger agreements, TEPPCO and TEPPCO GP became wholly owned subsidiaries of ours and each of TEPPCO's unitholders, except for a privately held affiliate of EPCO, were entitled to receive 1.24 of our common units for each TEPPCO unit.  In total, we issued an aggregate of 126,932,318 common units and 4,520,431 Class B units (described below) as consideration in the TEPPCO Merger for both TEPPCO units and the TEPPCO GP membership interests.  TEPPCO’s units, which had been trading on the NYSE under the ticker symbol TPP, have been delisted and are no longer publicly traded.

A privately held affiliate of EPCO exchanged a portion of its TEPPCO units, based on the 1.24 exchange rate, for 4,520,431 of our Class B units in lieu of common units.  The Class B units are not entitled to regular quarterly cash distributions for the first sixteen quarters following the closing date of the merger.  The Class B units automatically convert into the same number of common units on the date immediately following the payment date for the sixteenth quarterly distribution following the closing date of the merger.  The Class B units are entitled to vote together with the common units as a single class on partnership matters and, except for the payment of distributions, have the same rights and privileges as our common units.

Under the terms of the TEPPCO Merger agreements, Enterprise GP Holdings received 1,331,681 of our common units and an increase in the capital account of EPGP to maintain its 2% general partner interest in us as consideration for 100% of the membership interests of TEPPCO GP.  Following the closing of the TEPPCO Merger, affiliates of EPCO owned approximately 31.3% of our outstanding limited partner units, including 3.4% owned by Enterprise GP Holdings.

Since Enterprise Products Partners, TEPPCO and TEPPCO GP are under common control of Mr. Duncan, the TEPPCO Merger was accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.  The inclusion of TEPPCO and TEPPCO GP in our supplemental consolidated financial statements was effective January 1, 2005 since an affiliate of EPCO under common control with Enterprise Products Partners originally acquired ownership interests in TEPPCO GP in February 2005.

Our supplemental consolidated financial statements prior to the effective date of the TEPPCO Merger reflect the combined financial information of Enterprise Products Partners, TEPPCO and TEPPCO GP on a 100% basis.  Third party and related party ownership interests in TEPPCO and TEPPCO GP prior to the merger have been reflected as “Former owners of TEPPCO,” which is a component of noncontrolling interest.

The supplemental financial statements of TEPPCO and TEPPCO GP were prepared from the separate accounting records maintained by TEPPCO and TEPPCO GP.  All intercompany balances and transactions have been eliminated in the preparation of our consolidated financial statements.

As previously noted, the TEPPCO Merger was accounted for as a reorganization of entities under common control.  The following information is provided to reconcile total revenues and total gross operating margin for the years ended December 31, 2008, 2007 and 2006, as currently presented, with those we previously presented.  There was no change in net income attributable to Enterprise Products Partners L.P. for such periods since net income attributable to TEPPCO and TEPPCO GP was allocated to noncontrolling interests.  Additionally, there was no change in our reported earnings per unit for such periods.  See “Other Items” included within this Item 7 for information regarding total segment gross operating margin, which is a non-generally accepted accounting principle (“non-GAAP”) financial measure of segment performance.

	For Year Ended December 31,
	2008	2007	2006
Total revenues, as previously reported	$21,905.6	$16,950.1	$13,990.9
Revenues from TEPPCO	13,532.9	9,658.1	9,612.2
Revenues from Jonah Gas Gathering Company (“Jonah”) (1)	232.8	204.1	78.5
Eliminations (2)	(201.7)	(98.5)	(69.5)
Total revenues, as currently reported	$35,469.6	$26,713.8	$23,612.1

Total segment gross operating margin, as previously reported	$2,057.4	$1,492.1	$1,362.4
Gross operating margin from TEPPCO	501.0	434.8	398.1
Gross operating margin from Jonah	157.6	125.4	43.5
Eliminations (3)	(107.0)	(87.9)	(33.1)
Total segment gross operating margin, as currently reported	$2,609.0	$1,964.4	$1,770.9

(1)   Prior to the TEPPCO Merger, we and TEPPCO were joint venture partners in Jonah. As a result of the TEPPCO Merger, Jonah became a consolidated subsidiary.
(2)   Represents the eliminations of revenues between us, TEPPCO and Jonah.
(3)   Represents equity earnings from Jonah recorded by us and TEPPCO prior to the merger.

General Outlook for 2009

The current global recession and financial crisis have impacted energy companies generally.  The recession and related slowdown in economic activity has reduced demand for energy and related products, which in turn has generally led to significant decreases in the prices of crude oil, natural gas and NGLs. The financial crisis has resulted in the effective insolvency, liquidation or government intervention for a number of financial institutions, investment companies, hedge funds and highly leveraged industrial companies.  This has had an adverse impact on the prices of debt and equity securities that has generally increased the cost and limited the availability of debt and equity capital.

Commercial Outlook.  In 2008, there was significant volatility in the prices of refined products, crude oil, natural gas and NGLs.  For example, the average U.S. retail price of regular conventional gasoline ranged from $4.03 per gallon in mid-2008 to $1.81 per gallon in January 2009 according to the Energy Information Administration (“EIA”); the price of West Texas Intermediate crude oil ranged from a high near $147 per barrel in mid-2008 to $35 per barrel in January 2009; while the price of natural gas at the Henry Hub ranged from a high of over $13.00 per MMBtus in mid-2008 to $5.00 per MMBtus in January 2009.  On a composite basis, the average price of NGLs declined from $1.68 per gallon for the third quarter of 2008 to $0.74 per gallon for the fourth quarter of 2008.  The decrease in energy commodity prices combined with higher costs of capital have led many crude oil and natural gas producers to reconsider their drilling budgets for 2009.  As a midstream energy company, we provide services for producers and consumers of natural gas, NGLs, crude oil, refined products and certain petrochemicals.  The products that we process, sell or transport are principally used as fuel for residential, agricultural and commercial heating; feedstocks in petrochemical manufacturing; and in the production of motor gasoline.

The decrease in energy commodity prices has caused many oil and natural gas producers, which include many of our customers, to reduce their drilling budgets in 2009.  This has resulted in a substantial reduction in the number of drilling rigs operating in the United States as surveyed by Baker Hughes Incorporated.  The U.S. operating rig count decreased from a peak of 2,031 rigs in September 2008 to approximately 1,300 in February 2009.  We expect oil and gas producers in our operating areas to reduce their drilling activity to varying degrees, which may lead to lower crude oil, natural gas and NGL production growth in the near term and, as a result, lower transportation, storage, processing and marketing volumes and other services for us than would have otherwise been the case.

In our natural gas processing business, we hedged approximately 80% of our equity NGL production margins for 2008 to mitigate the commodity price risk associated with these volumes.   We have hedged approximately 67% of our expected equity NGL production margins for 2009.  Since the hedges were consummated at prices that are significantly higher than current levels, we are expected to be partially insulated from lower natural gas processing margins in 2009.

The recession has reduced demand for midstream energy services and products by industrial customers.  In the fourth quarter of 2008, the petrochemical industry experienced a dramatic destocking of inventories, which reduced demand for purity NGL products such as ethane, propane and normal butane.  We expect that petrochemical demand will strengthen in early 2009 and have starting seeing signs of such demand through February 2009 as petrochemical customers have begun to restock their depleted inventories.  This trend is also evidenced by slightly higher operating rates of U.S. ethylene crackers, which averaged approximately 70% of capacity in February 2009 as compared to 56% in December 2008.  Four additional ethylene crackers were expected to recommence operations in February 2009.  The average utilization rate for ethylene crackers in 2008 was approximately 80%.  Based on currently available information, we expect that the operating rates of U.S. ethylene crackers will approximate 80% of capacity in 2009.  We expect that crude oil prices will rebound from recent lows in the second half of 2009. As a result, we believe the petrochemical industry will continue to prefer NGL feedstocks over crude-based alternatives such as naphtha.  In general, when the price of crude oil rises relative to that of natural gas, NGLs become more attractive as a source of feedstocks for the petrochemical industry.

The recession has also impacted the demand for refined products such as gasoline, diesel and jet fuel.  According to EIA statistics, gasoline demand decreased 3.5% for 2008 when compared to 2007.  Demand for diesel and jet fuel have also weakened in response to the slowing economy.  Many refiners have announced plans to perform major maintenance projects during the first quarter of 2009 in response to weakened demand for their products.  This situation will most likely contribute to a decrease in transportation volumes on refined products pipelines.  We expect that demand for refined products will remain at current levels until the domestic economy begins to recover from the current recession.

The reduction in near-term demand for crude oil and NGLs has created a contango market (i.e., a market in which the price of a commodity is higher in future months than the current spot price) for these products, which, in turn, we are benefiting from through an increase in revenues earned by our storage assets in Mont Belvieu, Texas and Cushing, Oklahoma.

Liquidity Outlook.  Debt and equity capital markets have also experienced significant recent volatility.  The major U.S. and international equity market indices experienced significant losses in 2008, including losses of approximately 38% and 34% for the S&P 500 and Dow Jones Industrial Average, respectively.  Likewise, the Alerian MLP Index, which is a recognized major index for publicly traded partnerships, lost approximately 42% of its value.  The contraction in credit available to and investor redemptions of holdings in certain investment companies and hedge funds exacerbated the selling pressure and volatility in both the debt and equity capital markets.  This has resulted in a higher cost of debt and equity capital for the public and private sector.  Near term demand for equity securities through follow on offerings, including our common units, may be reduced due to the recent problems encountered by investment companies and hedge funds, both of which significantly participated in equity offerings over the past few years.

While the cost of capital has increased, we have demonstrated our ability to access the debt and equity capital markets during this distressed period.  In December 2008, we issued $500.0 million of 9.75% senior notes.  The higher cost of capital is evident when you compare the interest rate of the December 2008 senior notes offering to the $400.0 million of 5.65% senior notes that we issued in March 2008.  On a positive note, our indicative cost of long-term borrowing has improved approximately 250 basis points in early 2009 in conjunction with the recent improvement in the debt capital markets.  We believe that we will be able to either access the capital markets or utilize availability under our long-term multi-year revolving credit facility to refinance our $717.6 million of debt obligations that mature in 2009. In January 2009, we issued approximately 10.6 million of our common units at an effective annual distribution yield of 9.5%.  Net proceeds from this offering were $225.6 million and used to reduce borrowings and for general partnership purposes.

The increase in the cost of capital has caused us to prioritize our respective internal growth projects to select those with higher rates of return.  However, consistent with our business strategy, we continuously evaluate possible acquisitions of assets that would complement our current operations.   Given the current state of the credit markets, we believe competition for such assets has decreased, which may result in opportunities for us to acquire assets at attractive prices that would be accretive to our partners and expand our portfolio of midstream energy assets.

Based on information currently available, we estimate that our capital spending for property, plant and equipment in 2009 will approximate $1.34 billion, which includes $1.11 billion for growth capital projects and $232.0 million for sustaining capital expenditures.  The 2009 forecast amounts for growth capital projects include amounts that are expected to be spent on the Texas Offshore Port System.  See “Recent Developments – Texas Offshore Port System” for additional information regarding the Texas Offshore Port System joint venture.

We expect four of our significant construction projects to be completed and the assets placed into service during the first half of 2009.  These projects include (i) the expansion of the Meeker natural gas processing plant, which began operations in February 2009, (ii) the Exxon Mobil central treating facility, (iii) the Sherman Extension natural gas pipeline, and (iv) the Shenzi crude oil pipeline in the Gulf of Mexico.  Substantially all of the financing to fund these projects has been completed.  In 2009, we expect these projects to contribute significant new sources of revenue, operating income and cash flow from operations.

Hurricanes Gustav and Ike damaged a number of energy-related assets onshore and offshore along the Texas and Louisiana Gulf Coast in the summer of 2008, including certain of our offshore pipelines and platforms.  Repairs are being completed on our affected assets and they are expected to be ready to return to service once third party production fields return to operational status over the course of 2009.

A few of our customers have experienced severe financial problems leading to a significant impact on their creditworthiness.  These financial problems are rooted in various factors including the significant use of debt, current financial crises, economic recession and changes in commodity prices.  We are working to implement, to the extent allowable under applicable contracts, tariffs and regulations, prepayments and other security requirements, such as letters of credit, to enhance our respective credit position relating to amounts owed us by certain customers.  We cannot provide assurance that one or more of our customers will not default on their obligations to us or that such a default or defaults will not have a material adverse effect on our consolidated financial position, results of operations, or cash flows; however, we believe that we have provided adequate allowances for such customers.

We expect that our proactive approach to funding capital spending and other partnership needs, combined with sufficient trade credit to operate our businesses efficiently, and available borrowing capacity under our credit facilities, will provide us with a foundation to meet our anticipated liquidity and capital requirements in 2009.  We believe that we will be able to access the capital markets in 2009 to maintain financial flexibility.  Based on information currently available to us, we believe that we will maintain our investment grade credit ratings and meet our loan covenant obligations in 2009.

Recent Developments

The following information highlights our significant developments from January 1, 2008 through March 2, 2009 (the original filing date of our Annual Report on Form 10-K for the year ended December 31, 2008).

Enterprise Products Partners Issues $225.6 million of Common Units

In January 2009, Enterprise Products Partners sold 10,590,000 common units representing limited partner interests (including an over-allotment of 990,000 common units) to the public at an offering price of $22.20 per unit.  Net offering proceeds of $225.6 million were used to reduce borrowings outstanding under EPO’s Multi-Year Revolving Credit Facility and for general partnership purposes.

High Island Offshore System Natural Gas Pipeline Resumes Operations

In December 2008, repairs were completed on the High Island Offshore System (“HIOS”) pipeline that was severed in September 2008 during Hurricane Ike.  Federal regulators, after approving our inspection and start-up procedures, authorized the partnership to resume full service on HIOS.  The pipeline has the capacity to transport up to 1.8 Bcf/d of natural gas.

Operations Begin at White River Hub

In December 2008, we and Questar Pipeline Company (“Questar”), a subsidiary of Questar Corp., announced that service had begun on the White River Hub. Located in Rio Blanco County, Colo., the White River Hub currently connects our natural-gas processing plant at Meeker with four interstate natural gas pipelines: Rockies Express Pipeline LLC; Questar; Northwest Pipeline GP (including the Williams Willow Creek processing plant, which is currently under construction); and TransColorado Gas Transmission Company.  Two more interstate pipelines, the Wyoming Interstate Company and Colorado Interstate Gas systems, are expected to be connected during the first quarter of 2009.

Sale of Interest in Companies to Duncan Energy Partners

In December 2008, Duncan Energy Partners acquired controlling equity interests in three midstream energy companies from affiliates of EPO in a transaction valued at $730.0 million.  Duncan Energy Partners acquired a 51% membership interest in Enterprise Texas Pipeline LLC (“Enterprise Texas”); a 51% general partnership interest in Enterprise Intrastate LP (“Enterprise Intrastate”); and a 66% general partnership interest in Enterprise GC, LP (“Enterprise GC”).  In the aggregate, these companies own more than 8,000 miles of natural gas pipelines with 5.6 Bcf/d of capacity; a leased natural gas storage facility with 6.8 Bcf of storage capacity; more than 1,000 miles of NGL pipelines; approximately 18 MMBbls of leased NGL storage capacity; and two NGL fractionators with a combined fractionation capacity of 87 MBPD.  All of these assets are located in Texas.  As consideration for this dropdown transaction, EPO received 37,333,887 Class B units valued at $449.5 million and $280.5 million in cash from Duncan Energy Partners.  The Class B limited partner units automatically converted to common units of Duncan Energy Partners on February 1, 2009.  For additional information regarding this transaction, see “Other Items – Duncan Energy Partners Transactions” within this Item 7.

EPO Issues $500.0 Million of Senior Notes

In December 2008, EPO sold $500.0 million in principal amount of 9.75% fixed-rate, unsecured senior notes due January 2014 (“Senior Notes O”).  Net proceeds from this offering were used to temporarily reduce borrowings outstanding under EPO’s Multi-Year Revolving Credit Facility and for general partnership purposes.  For additional information regarding this issuance of debt, see Note 14 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

EPO Executes $592.6 Million of Credit Facilities

In November 2008, EPO executed two senior unsecured credit facilities that provide the partnership with $592.6 million of incremental borrowing capacity.  The facilities are comprised of a $375.0 million credit facility maturing in November 2009 and a 20.7 billion yen (approximately $217.6 million U.S. dollar equivalent) term loan maturing in March 2009.  The Japanese term loan has a funded cost of approximately 4.93%, including the cost of related foreign exchange currency swaps.  For additional information regarding these issuances of debt, see Note 14 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

TEPPCO Issues $257.0 Million of Units

In September 2008, TEPPCO sold 9,200,000 units representing limited partner interests (including an over-allotment of 1,200,000 units) to the public at an offering price of $29.00 per TEPPCO unit.  Net proceeds of $257.0 million were used to reduce borrowings under the TEPPCO Revolving Credit Facility.  Concurrently with this offering, TEPPCO sold 241,380 unregistered units at the public offering price of $29.00 per TEPPCO unit.

Texas Offshore Port System

In August 2008, we, together with Oiltanking Holding Americas, Inc. (“Oiltanking”), announced the formation of the Texas Offshore Port System, a joint venture to design, construct, operate and own a Texas offshore crude oil port and a related onshore pipeline and storage system that would facilitate delivery of waterborne crude oil to refining centers located along the upper Texas Gulf Coast.  Demand for such projects is being driven by planned and expected refinery expansions along the Gulf Coast, expected increases in shipping traffic and operating limitations of regional ship channels.

The joint venture’s primary project, referred to as “TOPS,” includes (i) an offshore port (which will be located approximately 36 miles from Freeport, Texas), (ii) an onshore storage facility with approximately 3.9 million barrels of crude oil storage capacity, and (iii) an 85-mile crude oil pipeline system having a transportation capacity of up to 1.8 million barrels per day, that will extend from the offshore port to a storage facility near Texas City, Texas.  The joint venture’s complementary project, referred to as the Port Arthur Crude Oil Express (or “PACE”) will transport crude oil from Texas City, including crude oil from TOPS, and will consist of a 75-mile pipeline and 1.2 million barrels of crude oil storage capacity in the Port Arthur, Texas area.  Development of the TOPS and PACE projects is supported by long-term contracts with affiliates of Motiva Enterprises LLC (“Motiva”) and Exxon Mobil Corporation (“Exxon Mobil”), which have committed a combined 725 MBPD of crude oil to the projects.  The timing of the construction and related capital costs of the TOPS and PACE projects will be affected by the acquisition of requisite permits.

We and Oiltanking own, through our respective subsidiaries, a two-thirds and one-third interest in the joint venture, respectively.  The aggregate cost of the TOPS and PACE projects is expected to be approximately $1.8 billion (excluding capitalized interest), with the majority of such capital expenditures currently expected to occur in 2010 and 2011.  We have guaranteed up to approximately $1.4 billion, which includes a contingency amount for potential cost overruns, of the capital contribution obligations of our respective subsidiary partners in the joint venture.  See Note 25 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K for subsequent event information regarding our dissociation from TOPS in April 2009.

Acquisition of Remaining Interest in Dixie

In August 2008, we acquired the remaining 25.8% ownership interest in Dixie Pipeline Company (“Dixie”) for $57.1 million.  As a result of this transaction, we own 100% of Dixie, which owns a 1,371-mile pipeline system that delivers NGLs (primarily propane) to customers along the U.S. Gulf Coast and southeastern United States.

TEPPCO Revolving Credit Facility

In July 2008, commitments under the TEPPCO Revolving Credit Facility were increased from $700.0 million to $950.0 million.  For additional information regarding this additional commitment of debt, see Note 14 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

Reorganization of Commercial Management Team

In July 2008, Mr. A. J. Teague, Executive Vice President, was elected as a Director to the Boards of both our general partner and that of Duncan Energy Partners and as Chief Commercial Officer responsible for managing all of the commercial activities of the two partnerships.  In connection with Mr. Teague’s appointment as Chief Commercial Officer, certain members of our senior management team were realigned to report to Mr. Teague.  Mr. Teague will continue to report to Michael A. Creel, President and Chief Executive Officer (“CEO”) of Enterprise Products Partners.

Jonah System Expansions

In June 2008, Jonah completed its Phase V expansion, which increased the combined gathering capacity of our Jonah and Pinedale fields systems from 1.5 Bcf per day to 2.35 Bcf per day.  The increased capacity from the expansion has reduced system operating pressures and increased production rates and ultimate reserve recoveries.

Independence Trail and Hub Resume Operations

In April 2008, production at the Independence Hub natural gas platform was shut-in due to a leak in the flex-joint assembly where the Independence Trail export pipeline connects to the platform.  In July 2008, repairs were completed and the Independence Hub platform and Trail pipeline returned to operation.  Our Independence Trail export pipeline recorded $17.0 million of expense associated with the flex-joint repairs.  We have submitted a claim with our insurance carriers regarding the flex-joint repair costs.  To the extent that we receive cash proceeds from this claim in the future, such amounts would be recorded as income in the period of receipt.

EPO Issues $1.10 Billion of Senior Notes

In April 2008, EPO sold $400.0 million in principal amount of 5.65% fixed-rate, unsecured senior notes due April 2013 (“Senior Notes M”) and $700.0 million in principal amount of 6.50% fixed-rate, unsecured senior notes due January 2019 (“Senior Notes N”).  Net proceeds from this offering were used to temporarily reduce borrowings outstanding under EPO’s Multi-Year Revolving Credit Facility.  For additional information regarding this issuance of debt, see Note 14 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

TEPPCO Issues $1.00 Billion of Senior Notes

In March 2008, TEPPCO issued and sold in an underwritten public offering (i) $250.0 million principal amount of 5.90% Senior Notes due 2013, (ii) $350.0 million principal amount of 6.65% Senior Notes due 2018, and (iii) $400.0 million principal amount of 7.55% Senior Notes due 2038.  The proceeds of this offering were used to repay borrowings outstanding under the TEPPCO Short-Term Credit Facility, which was terminated in March 2008.  For additional information regarding this issuance of debt, see Note 14 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

Duncan Energy Partners’ Shelf Registration Statement

In March 2008, Duncan Energy Partners filed a universal shelf registration statement with the SEC that authorized its issuance of up to $1.00 billion in debt and equity securities.  As of February 2, 2009, Duncan Energy Partners has issued $0.5 million in equity securities under this registration statement.

Acquisition of Cenac and Horizon

In February 2008, we entered the marine transportation business for refined products, crude oil and condensate through the purchase of 42 tow boats, 89 tank barges and the economic benefit of certain related commercial agreements from Cenac Towing Co., Inc., Cenac Offshore, L.L.C. and Mr. Arlen B. Cenac, Jr., the sole owner of Cenac Towing Co., Inc. and Cenac Offshore, L.L.C. (collectively, “Cenac”), for approximately $444.7 million in cash and newly issued TEPPCO units.  Additionally, we assumed $63.2 million of Cenac’s long-term debt.  We financed the cash portion of the acquisition consideration and repaid the assumed debt with borrowings under the TEPPCO Short-Term Credit Facility.

In February 2008, we expanded our Petrochemical & Refined Products Services segment with the acquisition of marine assets from Horizon Maritime, L.L.C. (“Horizon”), a privately held Houston-based company and an affiliate of Mr. Cenac for $80.8 million in cash.  We acquired 7 tow boats, 17 tank barges, rights to two tow boats under construction and certain related commercial and other agreements (or the associated economic benefits).   In April 2008, we paid $3.0 million to Horizon pursuant to the purchase agreement upon delivery of one of the tow boats under construction, and in June 2008, we paid $3.8 million upon delivery of the second tow boat.  We financed the acquisition with borrowings under the TEPPCO Short-Term Credit Facility.

Pioneer Cryogenic Natural Gas Processing Facility Commences Operations

In February 2008, we commenced operations of the Pioneer cryogenic natural gas processing facility.  Located near the Opal Hub in southwestern Wyoming, this new facility is designed to process up to 700 MMcf/d of natural gas and extract as much as 30 MBPD of NGLs.  We intend to maintain the operational capability of our Pioneer silica gel natural gas processing plant, which is located adjacent to the Pioneer cryogenic plant, as a back-up to provide producers with additional assurance of our processing capability at the complex.  NGLs extracted at our Pioneer complex are transported on our Mid-America Pipeline System and ultimately to our Hobbs and Mont Belvieu NGL fractionators.

In late March 2008, operations at our Pioneer cryogenic natural gas processing facility were temporarily suspended following a release of natural gas and subsequent fire.  No injuries resulted from the incident, which was restricted to a small area within the plant.  The facility resumed operations in April 2008.

TEPPCO retires $355.0 Million of Senior Notes

In January 2008, TE Products retired all of its outstanding long-term debt by repaying at maturity $180.0 million principal amount of its 6.45% TE Products Senior Notes due 2008 and redeeming the remaining $175.0 million principal amount of its 7.51% TE Products Senior Notes due 2028.  The redemption price for the 7.51% TE Products Senior Notes due 2028 was 103.755% (or $181.6 million, which included a $6.6 million make-whole premium) of the principal amount plus accrued and unpaid interest at January 28, 2008, the date of redemption, of $0.5 million.  The retirement of the TE Products debt was funded with borrowings under the TEPPCO Short-Term Credit Facility.

Results of Operations

We have five reportable business segments: NGL Pipelines & Services, Onshore Natural Gas Pipelines & Services, Onshore Crude Oil Pipelines & Services, Offshore Pipelines & Services and Petrochemical & Refined Products Services.  Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.  Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We define total segment gross operating margin as consolidated operating income before: (i) depreciation, amortization and accretion expense; (ii) non-cash impairment charges; (iii) operating lease expenses for which we do not have the payment obligation; (iv) gains and losses from asset sales and related transactions; and (v) general and administrative costs.  Gross operating margin excludes other income and expense transactions, provision for income taxes, cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100% basis and does not adjust for earnings attributable to noncontrolling interests.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intersegment and intrasegment transactions.  Intercompany accounts and transactions are eliminated in the preparation of our consolidated financial statements.

We include equity in income of unconsolidated affiliates in our measurement of segment gross operating margin and operating income.  Our equity investments with industry partners are a vital component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand alone basis.  Many of these businesses perform supporting or complementary roles to our other business operations.

Our consolidated gross operating margin amounts include the gross operating margin amounts of Duncan Energy Partners on a 100% basis.  Volumetric data associated with the operations of Duncan Energy Partners are also included on a 100% basis in our consolidated statistical data.

For additional information regarding our business segments, see Note 16 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

Selected Price and Volumetric Data

The following table illustrates selected annual and quarterly industry index prices for natural gas, crude oil and selected NGL and petrochemical products for the periods presented.

								Polymer	Refinery
	Natural	NYMEX			Normal		Natural	Grade	Grade
	Gas,	Crude Oil,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtus	$/barrel	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound
	(1)	(2)	(1)	(1)	(1)	(1)	(1)	(1)	(1)
2006 Averages	$7.24	$66.23	$0.66	$1.01	$1.20	$1.24	$1.44	$0.47	$0.41
2007 Averages	$6.86	$72.24	$0.79	$1.21	$1.42	$1.49	$1.68	$0.52	$0.47

2008
1st Quarter	$8.03	$97.82	$1.01	$1.47	$1.80	$1.87	$2.12	$0.61	$0.54
2nd Quarter	$10.94	$123.80	$1.05	$1.70	$2.05	$2.08	$2.64	$0.70	$0.67
3rd Quarter	$10.25	$118.22	$1.09	$1.68	$1.97	$1.99	$2.52	$0.78	$0.66
4th Quarter	$6.95	$58.08	$0.42	$0.80	$0.90	$0.96	$1.09	$0.37	$0.22
2008 Averages	$9.04	$99.73	$0.89	$1.41	$1.68	$1.72	$2.09	$0.62	$0.52

(1)   Natural gas, NGL, polymer grade propylene and refinery grade propylene prices represent an average of various commercial index prices including Oil Price Information Service (“OPIS”) and Chemical Market Associates, Inc. (“CMAI”). Natural gas price is representative of Henry-Hub I-FERC. NGL prices are representative of Mont Belvieu Non-TET pricing. Refinery grade propylene represents a weighted-average of CMAI spot prices. Polymer-grade propylene represents average CMAI contract pricing.
(2)   Crude oil price is representative of an index price for West Texas Intermediate as measured on the New York Mercantile Exchange (“NYMEX”).

The following table presents our significant average throughput, production and processing volumetric data.  These statistics are reported on a net basis, taking into account our ownership interests in certain joint ventures and reflect the periods in which we owned an interest in such operations.  These statistics include volumes for newly constructed assets since the dates such assets were placed into service and for recently purchased assets since the date of acquisition.

	For the Year Ended December 31,
	2008	2007	2006
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,021	1,877	1,769
NGL fractionation volumes (MBPD)	441	405	324
Equity NGL production (MBPD)	108	88	63
Fee-based natural gas processing (MMcf/d)	2,524	2,565	2,218
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	9,612	8,465	7,882
Onshore Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	696	652	678
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,408	1,641	1,520
Crude oil transportation volumes (MBPD)	169	163	153
Platform natural gas processing (MMcf/d)	632	494	159
Platform crude oil processing (MBPD)	15	24	15
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	86	90	81
Propylene fractionation volumes (MBPD)	58	68	56
Octane enhancement production volumes (MBPD)	9	9	9
Transportation volumes, primarily petrochemicals and refined products (MBPD)	818	882	806
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	3,704	3,574	3,406
Natural gas transportation volumes (BBtus/d)	11,020	10,106	9,402
Equivalent transportation volumes (MBPD) (1)	2,900	2,659	2,474
(1) Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Comparison of Results of Operations

The following table summarizes key components of our results of operations for the periods indicated (dollars in millions):

	For the Year Ended December 31,
	2008	2007	2006
Revenues	$35,469.6	$26,713.8	$23,612.1
Operating costs and expenses	33,618.9	25,402.1	22,420.3
General and administrative costs	137.2	127.2	95.9
Equity in income of unconsolidated affiliates	34.9	10.5	25.2
Operating income	1,748.4	1,195.0	1,121.1
Interest expense	540.7	413.0	324.2
Provision for income taxes	31.0	15.7	22.0
Net income	1,188.9	838.0	787.6
Net income attributable to noncontrolling interest	234.9	304.4	186.5
Net income attributable to Enterprise Products Partners L.P.	954.0	533.6	601.1

Effective January 1, 2009, we adopted new accounting guidance which established accounting and reporting standards for noncontrolling interests, which were previously identified as minority interest in our financial statements.  The new guidance requires, among other things, that (i) noncontrolling interests be presented as a component of equity on our consolidated balance sheet (i.e., elimination of the “mezzanine” presentation previously used for minority interest); (ii) minority interest amounts be eliminated as a deduction in deriving net income or loss and, as a result, that net income or loss be allocated between controlling and noncontrolling interests; and (iii) comprehensive income or loss to be allocated between controlling and noncontrolling interest.   Earnings per unit amounts are not affected by these changes.  See

Note 15 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K for additional information regarding noncontrolling interest.

The new presentation and disclosure requirements pertaining to noncontrolling interests have been applied retroactively to the supplemental consolidated financial information included in this Current Report on Form 8-K.  As a result, net income reported for the years ended December 31, 2008, 2007 and 2006 in these supplemental financial statements is higher than that disclosed previously; however, the allocation of such net income results in our unitholders, general partner and noncontrolling interests (i.e., the former minority interest) receiving the same amounts as they did previously.

Our gross operating margin by segment and in total is as follows for the periods indicated (dollars in millions):

	For the Year Ended December 31,
	2008	2007	2006
Gross operating margin by segment:
NGL Pipelines & Services	$1,325.0	$848.0	$785.7
Onshore Natural Gas Pipelines & Services	589.9	493.2	478.9
Onshore Crude Oil Pipelines & Services	132.2	109.6	97.8
Offshore Pipeline & Services	187.0	171.6	103.4
Petrochemical & Refined Products Services	374.9	342.0	305.1
Total segment gross operating margin	$2,609.0	$1,964.4	$1,770.9

For a reconciliation of non-GAAP gross operating margin to GAAP operating income and further to GAAP income before provision for income taxes and the cumulative effect of change in accounting principles, see “Other Items – Non-GAAP Reconciliations” included within this Item 7.

The following table summarizes the contribution to revenues from each business segment (including the effects of eliminations and adjustments) during the periods indicated (dollars in millions):

	For the Year Ended December 31,
	2008	2007	2006
NGL Pipelines & Services:
Sales of NGLs	$14,573.5	$11,701.3	$9,429.2
Sales of other petroleum and related products	2.4	3.0	2.4
Midstream services	737.9	746.4	764.4
Total	15,313.8	12,450.7	10,196.0
Onshore Natural Gas Pipelines & Services:
Sales of natural gas	3,089.4	1,481.6	1,103.1
Midstream services	727.0	844.3	802.8
Total	3,816.4	2,325.9	1,905.9
Onshore Crude Oil Pipelines & Services:
Sales of crude oil	12,696.2	9,048.5	9,002.7
Midstream services	67.6	55.3	48.2
Total	12,763.8	9,103.8	9,050.9
Offshore Pipelines & Services:
Sales of natural gas	2.8	3.2	2.1
Sales of other petroleum and related products	11.1	12.1	4.5
Midstream services	254.5	208.5	139.2
Total	268.4	223.8	145.8
Petrochemical & Refined Products Services:
Sales of other petroleum and related products	2,757.6	2,207.2	1,938.9
Midstream services	549.6	402.4	374.6
Total	3,307.2	2,609.6	2,313.5
Total consolidated revenues	$35,469.6	$26,713.8	$23,612.1

Our revenues are derived from a wide customer base. During 2008, 2007 and 2006, our largest customer was Valero Energy Corporation and its affiliates, which accounted for 11.2%, 8.9% and 9.3%, respectively, of our revenues.

On January 6, 2009, LyondellBasell Industries (“LBI”) announced that its U.S. operations had voluntarily filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code.  LBI accounted for 5.9% of our consolidated revenues during 2008.  At the time of the bankruptcy filing, we had approximately $17.3 million of credit exposure to LBI, which was reduced to approximately $10.0 million through remedies provided under certain pipeline tariffs.  In addition, we are seeking to have LBI accept certain contracts and have filed claims pursuant to current Bankruptcy Court Orders that we expect will allow us to recover the majority of the remaining credit exposure.

Comparison of 2008 with 2007

Revenues for 2008 were $35.47 billion compared to $26.71 billion for 2007.  The $8.76 billion year-to-year increase in consolidated revenues is primarily due to higher energy commodity sales volumes and prices during 2008 relative to 2007. These factors accounted for $8.61 billion of the year-to-year increase in consolidated revenues associated with our NGL, natural gas, crude oil and petrochemical marketing activities.  Equity NGLs we produced at our newly constructed Meeker and Pioneer natural gas plants and sold in connection with our NGL marketing activities contributed $731.3 million of the year-to-year increase in marketing activity revenues.  Collectively, the remainder of our consolidated revenues increased $143.4 million year-to-year primarily due to newly constructed assets we placed into service and recently acquired businesses, principally our Independence project and the marine transportation businesses.

Operating costs and expenses were $33.62 billion for 2008 versus $25.40 billion for 2007, an $8.22 billion year-to-year increase. The cost of sales of our marketing activities increased $7.10 billion year-to-year primarily due to higher energy commodity sales volumes and prices.  Likewise, the operating costs and expenses of our natural gas processing plants increased $300.4 million year-to-year primarily due to higher energy commodity prices. Collectively, the remainder of our consolidated operating costs and expenses increased $815.4 million year-to-year primarily due to assets we constructed and placed into service or acquired since January 1, 2007.  General and administrative costs increased $10.0 million year-to-year largely due to our acquisition of marine transportation businesses during 2008.

Changes in our revenues and costs and expenses year-to-year are primarily explained by changes in energy commodity prices.  The weighted-average indicative market price for NGLs was $1.40 per gallon during 2008 versus $1.19 per gallon during 2007.  Our determination of the weighted-average indicative market price for NGLs is based on U.S. Gulf Coast prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production.  The market price of natural gas (as measured at Henry Hub in Louisiana) averaged $9.04 per MMBtus during 2008 versus $6.86 per MMBtus during 2007.  The market price of crude oil (as measured on the NYMEX) averaged $99.73 per barrel during 2008 compared to $72.24 per barrel during 2007.  See “Selected Price and Volumetric Data” included within this Item 7 for additional historical energy commodity pricing information.

Equity in income of our unconsolidated affiliates was $34.9 million for 2008 compared to $10.5 million for 2007, a $24.4 million year-to-year increase.  Equity in income of our investment in Cameron Highway Oil Pipeline Company (“Cameron Highway”) increased $27.6 million year-to-year due to higher transportation volumes and lower interest expense.  Equity in income of our investment in Seaway Crude Pipeline Company (“Seaway”) increased $9.1 million year-to-year due to higher transportation fees.  A non-cash impairment charge of $7.0 million associated with our investment in Nemo Gathering Company, LLC (“Nemo”) reduced equity in income for 2007.  Collectively, equity in income of our other investments decreased $19.3 million year-to-year primarily due to higher repair and maintenance expenses during 2008 relative to 2007 as well as the effects of downtime and reduced volumes attributable to Hurricanes Gustav and Ike.

Operating income for 2008 was $1.75 billion compared to $1.20 billion for 2007.  Collectively, the aforementioned changes in revenues, costs and expenses and equity in income of unconsolidated affiliates contributed to the $553.4 million year-to-year increase in operating income.

Interest expense increased to $540.7 million for 2008 from $413.0 million for 2007.  The $127.7 million year-to-year increase in interest expense is primarily due to our issuance of senior and junior notes during 2008 and 2007 to fund our capital growth projects and business combinations. Our average debt principal outstanding during 2008 was $10.17 billion compared to $7.82 billion during 2007. Other income for 2007 includes a $59.6 million gain on the sale of our interests in Mont Belvieu Storage Partners, L.P. and its general partner (collectively, “MB Storage”).  See Note 11 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K for additional information regarding our sale of these equity method investments.

Provision for income taxes increased $15.3 million year-to-year primarily due to higher expenses associated with the Texas Margin Tax.  The increase in expenses for the Texas Margin Tax primarily reflects a higher taxable margin in the State of Texas during 2008 relative to 2007.  In addition, we recognized a $5.1 million benefit with respect to the Texas Margin Tax during 2007 due to the reorganization of certain of our entities from partnerships to limited liability companies.

As a result of items noted in the previous paragraphs, our consolidated net income increased $350.9 million year-to-year to $1.19 billion for 2008 compared to $838.0 million for 2007.  Net income attributable to noncontrolling interests was $234.9 million for 2008 compared to $304.4 million for 2007.  Such amounts reflect $193.6 million and $273.8 million of net income for 2008 and 2007, respectively, attributable to TEPPCO Partners, L.P.  Net income attributable to Enterprise Products Partners increased $420.4 million year-to-year to $954.0 million for 2008 compared to $533.6 million for 2007.

In general, Hurricanes Gustav and Ike had an adverse effect across our operations in the Gulf of Mexico and along the U.S. Gulf Coast during 2008.  Storm-related disruptions in natural gas, NGL and crude oil production in these regions resulted in reduced volumes available to our pipeline systems, natural gas processing plants, NGL fractionators and offshore platforms, which in turn caused a decrease in gross operating margin for certain operations.  In addition, property damage caused by Hurricanes Gustav and Ike resulted in lower revenues due to facility downtime as well as higher operating costs and expenses at certain of our plants and pipelines.  As a result of our allocated share of EPCO’s insurance deductibles for windstorm coverage, gross operating margin for 2008 includes $49.1 million of repair expenses for property damage sustained by our assets as a result of the hurricanes.

We estimate that gross operating margin was reduced by approximately $81.0 million during 2008 due to the effects of Hurricanes Gustav and Ike as a result of supply interruptions and facility downtime.  For more information regarding our insurance program and claims related to these storms, see Note 21 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

The following information highlights significant year-to-year variances in gross operating margin by business segment:

NGL Pipelines & Services.  Gross operating margin from this business segment was $1.33 billion for 2008 compared to $848.0 million for 2007.  The $477.0 million year-to-year increase in segment gross operating margin is due to strong natural gas processing margins and petrochemical demand for NGLs as well as an increase in equity NGL production attributable to our Meeker and Pioneer natural gas processing facilities.  Results for 2007 include $32.7 million of proceeds from business interruption insurance claims compared to $1.1 million of proceeds for 2008.  The following paragraphs provide a discussion of segment results excluding proceeds from business interruption insurance claims.

Gross operating margin from our natural gas processing and related NGL marketing business was $815.3 million for 2008 compared to $389.1 million for 2007.  Equity NGL production increased to 108 MBPD during 2008 from 88 MBPD during 2007. The $426.2 million year-to-year increase in gross operating margin is largely due to contributions from our Meeker and Pioneer cryogenic natural gas processing facilities, which commenced commercial operations during October 2007 and February 2008, respectively.  These facilities contributed $274.5 million of the year-to-year increase in gross operating margin and produced 49 MBPD of equity NGLs during 2008 compared to 23 MBPD during 2007.  Collectively, gross operating margin from the remainder of this business increased $151.7 million year-to-year primarily due improved results from our NGL marketing activities attributable to higher NGL sales margins and volumes in 2008 relative to 2007.  Results for 2008 include $6.8 million of hurricane-related property damage repair expenses associated with our natural gas processing plants in southern Louisiana.

Gross operating margin from our NGL pipelines and related storage business was $397.4 million for 2008 compared to $331.1 million for 2007, a $66.3 million year-to-year increase.  Total NGL transportation volumes increased to 2,021 MBPD during 2008 from 1,877 MBPD during 2007. Gross operating margin from our Mid-America and Seminole Pipeline Systems increased $43.6 million year-to-year due to higher transportation volumes and an increase in the system-wide tariff.  These pipeline systems contributed 116 MBPD of the year-to-year increase in NGL transportation volumes.  Gross operating margin from our Mont Belvieu storage complex increased $15.5 million as a result of higher storage revenues during 2008 relative to 2007.  Collectively, gross operating margin from the remainder of our NGL pipelines and storage business increased $7.2 million year-to-year attributable to higher transportation volumes on our Dixie and Lou-Tex NGL Pipeline Systems and lower maintenance and pipeline integrity expenses on our Dixie and South Louisiana Pipeline Systems.  In general the improved results from our NGL pipeline and storage assets were partially offset by downtime and reduced volumes as a result of Hurricanes Gustav and Ike during 2008.  Results for 2008 include $0.9 million of hurricane-related property damage repair expenses.

Gross operating margin from our NGL fractionation business was $111.2 million for 2008 compared to $95.1 million for 2007.  Fractionation volumes increased from 405 MBPD during 2007 to 441 MBPD during 2008.  Gross operating margin from our Hobbs fractionator increased $26.7 million year-to-year.  Our Hobbs fractionator was placed into service during August 2007 and contributed a 41 MBPD year-to-year increase in NGL fractionation volumes.  Collectively, gross operating margin from our other NGL fractionators decreased $10.6 million year-to-year primarily due to downtime and lower volumes at our Norco, South Texas and Baton Rouge fractionators and a combined $0.9 million of hurricane-related property damage repair expenses in 2008.

Onshore Natural Gas Pipelines & Services.  Gross operating margin from this business segment was $589.9 million for 2008 compared to $493.2 million for 2007, a $96.7 million year-to-year increase.  Our onshore natural gas transportation volumes were 9,612 BBtus/d during 2008 compared to 8,465 BBtus/d during 2007.  Gross operating margin from our onshore natural gas pipeline and related natural gas marketing business increased to $550.5 million for 2008 from $464.8 million for 2007. The $85.7 million year-to-year increase in gross operating margin is primarily due to (i) higher revenues from our San Juan Gathering System, (ii) higher transportation activity on our Texas Intrastate System, (iii) higher natural gas sales margins on our Acadian Gas System and (iv) an increase in gathering volumes on our Jonah System as a result of system expansion projects.  Results for 2008 include $1.3 million of hurricane-related property damage repair expenses attributable to Hurricanes Gustav and Ike.

Gross operating margin from our natural gas storage business was $39.4 million for 2008 compared to $28.4 million for 2007.  The $11.0 million year-to-year increase in gross operating margin is primarily due to increased storage activity at our Petal natural gas storage facility and improved results at our Wilson facility.  We placed additional natural gas storage caverns in operation during the third quarters of 2007 and 2008 at our Petal facility, which provided an additional 1.6 Bcf and 4.2 Bcf of subscribed capacity, respectively.

Onshore Crude Oil Pipelines & Services.  Gross operating margin from this business segment was $132.2 million for 2008 compared to $109.6 million for 2007.  Total onshore crude oil transportation volumes were 696 MBPD during 2008 compared to 652 MBPD during 2007.  The $22.6 million year-to-year increase in segment gross operating margin is primarily due to an increase in crude oil transportation volumes and fees during 2008 relative to 2007.  Completion of system expansions in south and west Texas contributed 42 MBPD of the year-to-year increase in crude oil transportation volumes.  Average transportation fees on the pipeline system owned by Seaway were higher during 2008 compared to 2007 as a result of an increase in volumes transported on a spot basis and higher long-haul volumes, both of which are subject to a higher tariffs.

Offshore Pipelines & Services.  Gross operating margin from this business segment was $187.0 million for 2008 compared to $171.6 million for 2007.  The $15.4 million year-to-year increase in segment gross operating margin is primarily due to contributions from our Independence Hub platform and Trail pipeline and improved results from our Cameron Highway Oil Pipeline.  Results from this business segment for 2008 were negatively impacted by (i) downtime and $17.0 million of repair expenses associated with a leak on the Independence Trail pipeline and (ii) the effects of Hurricanes Gustav and Ike including downtime, reduced volumes and $37.2 million of property damage repair expenses.  Results for 2008 include $0.2 million of proceeds from business interruption insurance claims compared to $3.4 million of proceeds during 2007.  The following paragraphs provide a discussion of segment results excluding proceeds from business interruption insurance.

Gross operating margin from our offshore platform services business was $144.8 million for 2008 compared to $111.7 million for 2007, a $33.1 million year-to-year increase.  Our Independence Hub platform, which was completed in March 2007, provided a $49.5 million year-to-year increase in gross operating margin.  Gross operating margin increased year-to-year despite the platform being shut-in for 66 days during the second quarter of 2008 due to a leak on the Independence Trail export pipeline.  While the Independence Hub platform did not earn volumetric fees during the period of suspended operations, the platform continued to earn its fixed demand revenues of approximately $4.6 million per month. Gross operating margin from the remainder of this business decreased $16.4 million year-to-year primarily due to the effects of Hurricanes Gustav and Ike and upstream supply disruptions.  Results for our offshore platform services business include $5.0 million of hurricane-related property damage repair expenses in 2008.  Our net platform natural gas processing volumes increased to 632 MMcf/d during 2008 compared to 494 MMcf/d during 2007.

Gross operating margin from our offshore crude oil pipeline business was $35.1 million for 2008 versus $21.1 million for 2007, a $14.0 million year-to-year increase.  Gross operating margin increased $27.6 million year-to-year due to increased equity in income of Cameron Highway, which benefited from higher crude oil transportation volumes and lower interest expense in 2008 relative to 2007.  Net to our ownership interest, crude oil transportation volumes on the Cameron Highway Oil Pipeline System were 80 MBPD in 2008 compared to 44 MBPD in 2007.  Gross operating margin from the remainder of this business decreased $13.6 million year-to-year due to the effects of Hurricanes Gustav and Ike, which include (i) downtime resulting from damage sustained by our pipelines as well as downstream assets owned by third-parties and (ii) reduced volumes available to our pipelines as a result of upstream supply disruptions.  Results for our offshore crude oil pipeline business include $2.3 million of hurricane-related property damage repair expenses in 2008.  Total offshore crude oil transportation volumes were 169 MBPD during 2008 versus 163 MBPD during 2007.

Gross operating margin from our offshore natural gas pipeline business was $6.9 million for 2008 compared to $35.4 million for 2007. Offshore natural gas transportation volumes were 1,408 BBtus/d during 2008 versus 1,641 BBtus/d during 2007. Gross operating margin from our Independence Trail pipeline, which first received production in July 2007, increased $28.4 million year-to-year on a 241 BBtus/d increase in transportation volumes.  Collectively, gross operating margin from our other offshore natural gas pipelines decreased $56.9 million year-to-year primarily due to the effects of Hurricanes Gustav and Ike.  Results for 2008 include $29.9 million of hurricane-related property damage repair expenses.

Petrochemical & Refined Products Services.  Gross operating margin from this business segment was $374.9 million for 2008 compared to $342.0 million for 2007.

Gross operating margin from propylene fractionation and related activities was $87.2 million for 2008 compared to $66.3 million for 2007.  The $20.9 million year-to-year increase in gross operating margin is largely due to higher propylene sales margins during 2008 relative to 2007.  Results for our propylene fractionation and related pipeline business for 2008 include $0.8 million of hurricane-related property damage repair expenses.

Gross operating margin from butane isomerization was $95.9 million for 2008 compared to $91.4 million for 2007.  The $4.5 million year-to-year increase in gross operating margin is primarily due to strong demand for high-purity isobutane and increased by-product sales revenues as a result of higher NGL prices during 2008 relative to 2007.  Butane isomerization volumes decreased to 86 MBPD during 2008 compared to 90 MBPD during 2007 due to production interruptions resulting from Hurricane Ike and operational issues at our octane enhancement facility during the third quarter of 2008.  Gross operating margin from octane enhancement was a loss of $11.3 million for 2008 compared to $18.3 million of earnings for 2007.  The $29.6 million year-to-year decrease in gross operating margin is primarily due to downtime, reduced volumes and higher operating expenses as a result of operational issues during the third quarter of 2008 and the effects of Hurricane Ike.

Gross operating margin from refined products pipelines and related activities was $132.9 million for 2008 compared to $162.7 million for 2007.  The $29.8 million year-to-year decrease in gross operating margin is primarily due to higher expenses on our Products Pipeline System during 2008 relative to 2007 for storage tank and pipeline maintenance and the effects of lower transportation volumes during 2008.  Transportation volumes on our refined products pipelines decreased to 702 MBPD during 2008 from 768 MBPD during 2007 due in part to the effects of Hurricanes Gustav and Ike.  Results for 2008 include $0.9 million of hurricane-related property damage repair expenses.

Gross operating margin from marine transportation and other services was $70.2 million for 2008 compared to $3.3 million for 2007.  The $66.9 million year-to-year increase in gross operating margin is primarily attributable to the marine transportation businesses we acquired during 2008 from Cenac and Horizon.  At December 31, 2008, our fleet of marine vessels consisted of 51 tow boats and 113 barges.  The utilization of our marine services fleet averaged 93% during 2008.

Comparison of 2007 with 2006

Revenues for 2007 were $26.71 billion compared to $23.61 billion for 2006.  The $3.10 billion year-to-year increase in consolidated revenues is primarily due to higher sales volumes and energy commodity prices in 2007 relative to 2006.  These factors accounted for a $2.99 billion increase in consolidated revenues associated with our NGL, natural gas, crude oil and petrochemical marketing activities.  Revenues from business interruption insurance proceeds totaled $36.1 million in 2007 compared to $63.9 million in 2006.  Collectively, the remainder of our consolidated revenues increased $139.5 million year-to-year primarily due to contributions from our Independence Hub platform and Trail pipeline, which we placed into service during 2007.

Operating costs and expenses were $25.40 billion for 2007 compared to $22.42 billion for 2006, a $2.98 billion year-to-year increase.  The cost of sales of our NGL, natural gas, crude oil and petrochemical products increased $2.43 billion year-to-year as a result of an increase in volumes and higher energy commodity prices.  Operating costs and expenses associated with our natural gas processing plants increased $266.3 million year-to-year as a result of higher energy commodity prices in 2007 relative to 2006. Collectively, the remainder of our consolidated operating costs and expenses increased $283.7 million year-to-year primarily due to assets we constructed and placed into service or acquired since January 1, 2006, including expansions of our Jonah System.  General and administrative costs increased $31.3 million year-to-year laregely due to the recognition of a severance obligation during 2007 and an increase in legal fees.

Changes in our revenues and costs and expenses year-to-year are primarily explained by changes in energy commodity prices.  The weighted-average indicative market price for NGLs was $1.19 per gallon during 2007 versus $1.00 per gallon during 2006.  The Henry Hub market price of natural gas averaged $6.86 per MMBtus during 2007 versus $7.24 per MMBtus during 2006.  The NYMEX price for crude oil averaged $72.24 per barrel during 2007 compared to an average of $66.23 per barrel during 2006.

Equity in income of our unconsolidated affiliates was $10.5 million for 2007 compared to $25.2 million for 2006, a $14.7 million year-to-year decrease.  A non-cash impairment charge of $7.0 million associated with our investment in Nemo reduced equity in income for 2007.  Equity in income for 2006 includes a non-cash impairment charge of $7.4 million related to our investment in Neptune Pipeline Company, L.L.C. (“Neptune”).  Collectively, equity in income of our other unconsolidated affiliates decreased $15.1 million year-to-year primarily due to reduced equity in income of our investments in Seaway and MB Storage.  We sold our equity method investments in MB Storage during 2007.

Operating income for 2007 was $1.20 billion compared to $1.12 billion for 2006.  Collectively, the aforementioned changes in revenues, costs and expenses and equity in income from unconsolidated affiliates contributed to the $73.9 million year-to-year increase in operating income.

Interest expense increased to $413.0 million for 2007 from $324.2 million for 2006.  The $88.8 million year-to-year increase in interest expense is primarily due to our issuance of senior and junior notes during 2007 and junior notes during 2006.  Our consolidated interest expense for 2007 includes $11.6 million associated with Duncan Energy Partners’ credit facility.  Our average debt principal outstanding was $7.82 billion during 2007 compared to $6.45 billion during 2006.  Other income for 2007 includes a $59.6 million gain on the sale of our interests in MB Storage.  Provision for income taxes decreased $6.3 million year-to-year primarily due to a $5.1 million benefit we recorded during 2007 with respect to the Texas Margin Tax.

As a result of items noted in the previous paragraphs, our consolidated net income increased $50.3 million year-to-year to $838.0 million for 2007 compared to $787.6 million for 2006.  Net income for 2006 includes a $1.5 million benefit relating to the cumulative effect of change in accounting principle.  For additional information regarding the cumulative effect of change in accounting principle we recorded in 2006, see Note 8 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.  Net income attributable to noncontrolling interests was $304.4 million for 2007 compared to $186.5 million for 2006.  Such amounts reflect $273.8 million and $177.4 million of net income for 2007 and 2006, respectively, attributable to TEPPCO Partners, L.P.  Net income attributable to Enterprise Products Partners decreased $67.5 million year-to-year to $533.6 million for 2007 compared to $601.1 million for 2006.

The following information highlights significant year-to-year variances in gross operating margin by business segment:

NGL Pipelines & Services.  Gross operating margin from this business segment was $848.0 million for 2007 compared to $785.7 million for 2006.  Gross operating margin for 2007 includes $32.7 million of proceeds from business interruption insurance claims compared to $40.4 million of proceeds during 2006.  Strong demand for NGLs in 2007 compared to 2006 led to higher natural gas processing margins, increased volumes of natural gas processed under fee-based contracts and higher NGL throughput volumes at certain of our pipelines and fractionation facilities.  The following paragraphs provide a discussion of segment results excluding proceeds from business interruption insurance claims.

Gross operating margin from NGL pipelines and related storage business was $331.1 million for 2007 compared to $291.0 million for 2006.  Total NGL transportation volumes increased to 1,877 MBPD during 2007 from 1,769 MBPD during 2006.  The $40.1 million year-to-year increase in gross operating margin is primarily due to higher pipeline transportation and NGL storage volumes at certain of our facilities and higher transportation fees charged to shippers on our Mid-America Pipeline System.  Our DEP South Texas NGL Pipeline, which we completed and placed into service during 2007, generated $21.1 million of gross operating margin and 73 MBPD of NGL transportation volumes during the year.

Gross operating margin from our natural gas processing and related NGL marketing business was $389.1 million for 2007 compared to $361.2 million for 2006.  The $27.9 million year-to-year increase in gross operating margin is largely due to improved results from our South Texas, Louisiana and Chaco natural gas processing facilities attributable to higher volumes and equity NGL sales revenues, all of which were partially offset by expenses associated with start-up delays at our Meeker and Pioneer natural gas processing plants.  Fee-based processing volumes increased to 2.6 Bcf/d during 2007 from 2.2 Bcf/d during 2006. Equity NGL production increased to 88 MBPD during 2007 from 63 MBPD during 2006.

Gross operating margin from NGL fractionation was $95.1 million for 2007 compared to $93.1 million for 2006.  Fractionation volumes increased from 324 MBPD during 2006 to 405 MBPD during 2007. The year-to-year increase in gross operating margin of $2.0 million is primarily due to higher volumes at our Norco NGL fractionator during 2007 relative to 2006.  Our Norco NGL fractionator returned to normal operating rates in the second quarter of 2006 after suffering a reduction of fractionation volumes due to the effects of Hurricane Katrina.  Revenues generated by our Hobbs NGL fractionator, which became operational in August 2007, were largely offset by start-up expenses.  Fractionation volumes for 2007 include 36 MBPD from our Hobbs fractionator.

Onshore Natural Gas Pipelines & Services.  Gross operating margin from this business segment was $493.2 million for 2007 compared to $478.9 million for 2006.  Our total onshore natural gas transportation volumes were 8,465 BBtus/d for 2007 compared to 7,882 BBtus/d for 2006. Gross operating margin from our onshore natural gas pipeline business was $464.8 million for 2007 compared to $457.8 million for 2006, a $7.0 million year-to-year increase.  Gross operating margin from our Jonah System increased $32.0 million year-to-year due to higher natural gas gathering volumes during 2007 as a result of system expansion projects.  Results from our onshore natural gas pipeline business for 2007 include $5.5 million of gross operating margin from our Piceance Creek Gathering System, which we acquired in December 2006.  Collectively, gross operating margin from the remainder of this business decreased $30.5 million year-to-year largely due to higher operating costs on our Acadian Gas System, Carlsbad Gathering System, Texas Intrastate System and Val Verde Gathering System.

Gross operating margin from our natural gas storage business was $28.4 million for 2007 compared to $21.1 million for 2006.  The $7.3 million year-to-year increase in gross operating margin is largely due to lower repair costs at our Wilson natural gas storage facility in 2007 relative to 2006.  Also, results for 2006 include a loss on the sale of cushion gas at our Wilson facility.  Our Wilson natural gas storage facility remained out of operation through 2007 due to ongoing repairs.  Gross operating margin from our Petal facility includes an $8.4 million benefit in 2006 for a well measurement gain.

Onshore Crude Oil Pipelines & Services.  Gross operating margin from this business segment was $109.6 million for 2007 compared to $97.8 million for 2006.  Gross operating margin decreased $8.9 million year-to-year due to reduced equity in income from our investment in Seaway.  Our share of Seaway’s earnings varies over time in accordance with its partnership agreement.  Our sharing ratio (which applies to Seaway’s earnings and cash distributions) decreased from 60% to 40% during 2006.  In addition, our equity in income from Seaway was negatively affected by a 40 MBPD year-to-year decrease in crude oil transportation volumes, net to our ownership interest.

Collectively, gross operating margin from the remainder of the businesses classified within this segment increased $20.7 million year-to-year.  Our crude oil pipelines benefited from higher tariffs and transportation volumes during 2007 relative to 2006.  Improved results from our crude oil marketing activities are attributable to higher crude oil sales margins and volumes during 2007 relative to 2006.  Total onshore crude oil transportation volumes were 652 MBPD during 2007 compared to 678 MBPD during 2006.

Offshore Pipelines & Services.  Gross operating margin from this business segment was $171.6 million for 2007 compared to $103.4 million for 2006, a year-to-year increase of $68.2 million.  Our Independence project contributed $85.0 million of gross operating margin during 2007 on average natural gas throughput of 423 BBtus/d.  Segment gross operating margin for 2007 includes $3.4 million of proceeds from business interruption insurance claims compared to $23.5 million of proceeds in 2006.  The following paragraphs provide a discussion of segment results excluding proceeds from business interruption insurance claims.

Gross operating margin from our offshore platform services business was $111.7 million for 2007 compared to $34.6 million for 2006.  The $77.1 million year-to-year increase in gross operating margin is primarily due to our start up of the Independence Hub Platform in 2007, which contributed $63.6 million of gross operating margin in 2007.  In addition, gross operating margin from the remainder of this business increased $13.5 million year-to-year primarily due to higher volumes during 2007 versus 2006.  Our net platform natural gas processing volumes increased to 494 MMcf/d in 2007 from 159 MMcf/d in 2006.

Gross operating margin from our offshore natural gas pipeline business was $35.4 million for 2007 compared to $22.4 million for 2006.  Offshore natural gas transportation volumes were 1,641 BBtus/d during 2007 versus 1,520 BBtus/d during 2006.  Our Independence Trail Pipeline reported $21.4 million of gross operating margin and 423 BBtus/d of transportation volumes for 2007.  Results from our Independence Trail Pipeline were partially offset by a decrease in volumes and revenues from our Viosca Knoll Gathering System and Constitution Gas Pipeline.  Gross operating margin for 2007 includes a non-cash impairment charge of $7.0 million associated with our investment in Nemo compared to a non-cash charge of $7.4 million in 2006 related to our investment in Neptune.

Gross operating margin from our offshore crude oil pipeline business was $21.1 million for 2007 versus $23.0 million for 2006.  The $1.9 million year-to-year decrease in gross operating margin is primarily due to lower transportation volumes on certain of our offshore crude oil pipelines and higher operating costs on our Poseidon Oil Pipeline System during 2007 relative to 2006.  An increase in revenues year-to-year on our Cameron Highway Oil Pipeline System attributable to higher volumes was more than offset by a one-time expense of $8.8 million associated with the early termination of Cameron Highway’s credit facility.  Crude oil transportation volumes on our Cameron Highway Oil Pipeline System, net to our ownership interest, were 44 MBPD during 2007 compared to 32 MBPD during 2006.  Total offshore crude oil transportation volumes were 163 MBPD during 2007 versus 153 MBPD during 2006.

Petrochemical & Refined Products Services.  Gross operating margin from this business segment was $342.0 million for 2007 compared to $305.1 million for 2006.

Gross operating margin from propylene fractionation and related activities was $66.3 million for 2007 versus $67.2 million for 2006.  The $0.9 million year-to-year decrease in gross operating margin is primarily attributable to higher operating costs and expenses from our propylene pipelines and our propylene storage and export facility.

Gross operating margin from butane isomerization was $91.4 million for 2007 compared to $73.2 million for 2006.  The $18.2 million year-to-year increase in gross operating margin is attributable to higher processing volumes and by-products sales revenues. Butane isomerization volumes were 90 MBPD for 2007 compared to 81 MBPD for 2006.  Gross operating margin from octane enhancement was $18.3 million for 2007 compared to $36.6 million for 2006.  The year-to-year decrease of $18.3 million is primarily due to lower sales margins in 2007 relative to 2006.

Gross operating margin from refined products pipelines and related activities was $162.7 million for 2007 compared to $124.5 million for 2006.  The $38.2 million year-to-year increase in gross operating margin is primarily due to higher transportation volumes and fees during 2007 relative to 2006.  Transportation volumes on our refined products pipelines were 768 MBPD during 2007 compared to 701 MBPD during 2006.  Refined products transportation volumes increased year-to-year primarily due to higher demand in Midwest markets for motor fuel and distillates.  Certain of our refined products transportation tariffs increased during February and July 2007 contributing to the year-to-year increase in gross operating margin.  In addition, the average fee earned by our Products Pipeline System for the transportation of propane and butanes was higher during 2007 relative to 2006, which reflects an increase in long-haul deliveries at a higher fee during 2007.

Gross operating margin from other services, principally the distribution of lubrication oils and specialty chemicals was $3.3 million for 2007 compared to $3.5 million for 2006.

Liquidity and Capital Resources

Our primary cash requirements, in addition to normal operating expenses and debt service, are for working capital, capital expenditures, business acquisitions and distributions to partners.  We expect to fund our short-term needs for such items as operating expenses and sustaining capital expenditures with operating cash flows and revolving credit arrangements.  Capital expenditures for long-term needs resulting from business expansion projects and acquisitions are expected to be funded by a variety of sources (either separately or in combination) including operating cash flows, borrowings under credit facilities, the issuance of additional equity and debt securities and proceeds from divestitures of ownership interests in assets to affiliates or third parties.  We expect to fund cash distributions to partners primarily with operating cash flows.  Our debt service requirements are expected to be funded by operating cash flows and/or refinancing arrangements.

At December 31, 2008, we had $61.7 million of unrestricted cash on hand and approximately $1.73 billion of available credit under EPO’s Multi-Year Revolving Credit Facility, the TEPPCO Revolving Credit Facility and a new credit facility executed in November 2008.  We had approximately $11.56 billion in principal outstanding under consolidated debt agreements at December 31, 2008.  In total, our consolidated liquidity at December 31, 2008 was approximately $1.92 billion, which includes the available borrowing capacity of our consolidated subsidiaries such as Duncan Energy Partners.

Registration Statements

Universal Shelf Registration Statements.  We may issue equity or debt securities to assist us in meeting our liquidity and capital spending requirements.  Duncan Energy Partners may do likewise in meeting its liquidity and capital spending requirements.  We have a universal shelf registration statement on file with the SEC that allows us to issue an unlimited amount of debt and equity securities for general partnership purposes.  In April 2008, EPO issued $1.10 billion in principal amount of fixed-rate, unsecured senior notes under this registration statement.

In December 2008, EPO also issued $500.0 million in principal amount of fixed-rate, unsecured senior notes.  Net proceeds from these senior note offerings were used to temporarily reduce borrowings outstanding under EPO’s Multi-Year Revolving Credit Facility and for general partnership purposes.

In January 2009, we sold 10,590,000 common units (including an over-allotment of 990,000 common units) to the public at an offering price of $22.20 per unit under this registration statement.  We used the net proceeds of $225.6 million from this offering to temporarily reduce borrowings outstanding under EPO’s Multi-Year Revolving Credit Facility, which may be reborrowed to fund capital expenditures and other growth projects, and for general partnership purposes.

In March 2008, Duncan Energy Partners filed a universal shelf registration statement with the SEC that authorized its issuance of up to $1 billion in debt and equity securities.  In December 2008, Duncan Energy Partners issued $0.5 million in equity securities under its registration statement.

Distribution Reinvestment Plan.  During 2003, we instituted a distribution reinvestment plan (“DRIP”).  We have a registration statement on file with the SEC authorizing the issuance of up to 25,000,000 common units in connection with the DRIP.  The DRIP provides unitholders of record and beneficial owners of our common units a voluntary means by which they can increase the number of common units they own by reinvesting the quarterly cash distributions they would otherwise receive into the purchase of additional common units of our partnership.  During the year ended December 31, 2008, we issued 5,368,310 common units in connection with our DRIP, which generated proceeds of $134.7 million from plan participants.  In November 2008, affiliates of EPCO reinvested $67.0 million in connection with the DRIP.

Employee Unit Purchase Plan.  In addition, we have a registration statement on file related to our employee unit purchase plan, under which we can issue up to 1,200,000 common units.  Under this plan, employees of EPCO can purchase our common units at a 10% discount through payroll deductions.  During the year ended December 31, 2008, we issued 155,636 common units to employees under this plan, which generated proceeds of $4.5 million.

For information regarding our public debt obligations or partnership equity, see Notes 14 and 15, respectively, of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

Letter of Credit Facility

In October 2008, EPO entered into a $100.0 million letter of credit facility.  EPO issued a $70.0 million letter of credit under this new facility, which remained outstanding at December 31, 2008.  This letter of credit facility does not reduce the amount available under EPO’s Multi-Year Revolving Credit Facility.

Credit Ratings

At March 2, 2009, the investment-grade credit ratings of EPO’s and TEPPCO’s senior unsecured debt securities remain unchanged from 2008 at Baa3 by Moody’s Investor Services; BBB- by Fitch Ratings; and BBB- by Standard and Poor’s.  Such ratings reflect only the view of a rating agency and should not be interpreted as a recommendation to buy, sell or hold any security.  Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it determines that the circumstances warrant such a change and should be evaluated independently of any other rating.

Based on the characteristics of the $1.55 billion of fixed/floating unsecured junior subordinated notes that EPO issued in 2006 and 2007 and TEPPCO issued in 2007, the rating agencies assigned partial equity treatment to the notes.  Moody’s Investor Services and Standard and Poor’s each assigned 50% equity treatment and Fitch Ratings assigned 75% equity treatment.

In connection with the construction of our Pascagoula, Mississippi natural gas processing plant, EPO entered into a $54.0 million, ten-year, fixed-rate loan with the Mississippi Business Finance Corporation (“MBFC”).  The indenture agreement for this loan contains an acceleration clause whereby if EPO’s credit rating by Moody’s Investor Services declines below Baa3 in combination with our credit rating at Standard & Poor’s declining below BBB-, the $54.0 million principal balance of this loan, together with all accrued and unpaid interest would become immediately due and payable 120 days following such event.  If such an event occurred, EPO would have to either redeem the Pascagoula MBFC Loan or provide an alternative credit agreement to support its obligation under this loan.

A downgrade of our credit ratings could result in our being required to post financial collateral up to the amount of our guaranty of indebtedness of our Centennial joint venture, which was $65.0 million at December 31, 2008.  Further, from time to time we enter into contracts in connection with our commodity and interest rate hedging activities that require the posting of financial collateral, which may be substantial, if our credit were to be downgraded below investment grade.

Cash Flows from Operating, Investing and Financing Activities

The following table summarizes our cash flows from operating, investing and financing activities for the periods indicated (dollars in millions).  For information regarding the individual components of our cash flow amounts, see the Supplemental Statements of Consolidated Cash Flows included under Exhibit 99.2 of this Current Report on Form 8-K .

	For the Year Ended December 31,
	2008	2007	2006
Net cash flows provided by operating activities	$1,567.1	$1,953.6	$1,459.1
Cash used in investing activities	3,246.9	2,871.8	1,973.6
Cash provided by financing activities	1,690.7	946.3	495.3

Net cash flows provided by operating activities are largely dependent on earnings from our business activities.  As a result, these cash flows are exposed to certain risks.  We operate predominantly in the midstream energy industry.  We provide services for producers and consumers of natural gas, NGLs, crude oil, refined products and certain petrochemicals.  The products that we process, sell or transport are principally used as fuel for residential, agricultural and commercial heating; feedstock in petrochemical manufacturing; and in the production of motor gasoline.  Reduced demand for our services or products by industrial customers, whether because of a decline in general economic conditions, reduced demand for the end products made with our products, or increased competition from other service providers or producers due to pricing differences or other reasons, could have a negative impact on our earnings and operating cash flows.   For a more complete discussion of these and other risk factors pertinent to our business, see “Risk Factors” under Item 1A within this Exhibit 99.1.

Our Supplemental Statements of Consolidated Cash Flows are prepared using the indirect method.  The indirect method derives net cash flows from operating activities by adjusting net income to remove (i) the effects of all deferrals of past operating cash receipts and payments, such as changes during the period in inventory, deferred income and similar transactions, (ii) the effects of all accruals of expected future operating cash receipts and cash payments, such as changes during the period in receivables and payables, (iii) other non-cash amounts such as depreciation, amortization, operating lease expense paid by EPCO, changes in the fair market value of derivative instruments and equity in earnings from unconsolidated affiliates (net cash flows provided by operating activities reflect the actual cash distributions we receive from such investees), and (iv) the effects of all items classified as investing or financing cash flows, such as proceeds from asset sales and related transactions or extinguishment of debt.

In general, the net effect of changes in operating accounts results from the timing of cash receipts from sales and cash payments for purchases and other expenses during each period.  Increases or decreases in inventory are influenced by the quantity of products held in connection with our marketing activities and changes in energy commodity prices.

Cash used in investing activities primarily represents expenditures for additions to property, plant and equipment, business combinations and investments in unconsolidated affiliates.  Cash provided by financing activities generally consists of borrowings and repayments of debt, distributions to partners and proceeds from the issuance of equity securities.  Amounts presented in our Supplemental Statements of Consolidated Cash Flows for borrowings and repayments under debt agreements are influenced by the magnitude of cash receipts and payments under our revolving credit facilities.

The following information highlights the significant year-to-year variances in our cash flow amounts:

Comparison of 2008 with 2007

Operating Activities.  Net cash flows provided by operating activities were $1.57 billion for 2008 compared to $1.95 billion for 2007.  The $386.5 million decrease in net cash flows provided by operating activities was primarily due to the following:

▪
Net cash flows from consolidated operations (excluding distributions received from unconsolidated affiliates and cash payments for interest) decreased $240.1 million year-to-year.  Although our gross operating margin increased year-to-year (see “Results of Operations” within this Item 7), the reduction in operating cash flow is generally due to the timing of related cash receipts and disbursements.  The $240.1 million total year-to-year decrease also reflects a $127.3 million decrease in cash proceeds we received from insurance claims related to certain named storms.  For information regarding cash proceeds from business interruption and property damage claims, see Note 21 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

▪
Cash distributions received from unconsolidated affiliates decreased $6.2 million year-to-year primarily due to the sale of TEPPCO’s ownership interest in MB Storage in the first quarter of 2007.  We received $10.4 million of distributions from MB Storage in 2007. The decrease in distributions received from unconsolidated affiliates related to MB Storage was partially offset by increased distributions from Cameron Highway.

▪
Cash payments for interest increased $140.2 million year-to-year primarily due to increased borrowings to finance our capital spending program.  Our average debt balance for 2008 was $10.17 billion compared to $7.82 billion for 2007.

Investing Activities.  Cash used in investing activities was $3.25 billion for 2008 compared to $2.87 billion for 2007.  The $375.1 million increase in cash used for investing activities was primarily due to the following:

▪
Cash used for business combinations increased $517.5 million year-to-year, of which approximately $346.0 million was for business combinations related to our marine transportation businesses.  In addition, during 2008 we acquired (i) 100% of the membership interest in Great Divide Gathering LLC for $125.2 million, (ii) the remaining interests in Dixie for $57.1 million and (iii) additional interests in Tri-States NGL Pipeline, L.L.C. (“Tri-States”) for $18.7 million.

▪
Proceeds from the sale of assets and related transactions decreased $146.9 million year-to-year primarily due to the sale of certain equity interests and related storage assets located in Mont Belvieu, Texas during 2007.

▪
Capital spending for property, plant and equipment, net of contributions in aid of construction costs, decreased $194.0 million year-to-year.  For additional information related to our capital spending program, see “Capital Spending” included within this Item 7.

▪
Cash outlays for investments in unconsolidated affiliates decreased by $172.1 million year-to-year.  Expenditures for 2007 include the $216.5 million we contributed to Cameron Highway during the second quarter of 2007.  Cameron Highway used these funds, along with an equal contribution from our 50% joint venture partner in Cameron Highway, to repay approximately $430.0 million of its outstanding debt.  Expenditures for 2008 include (i) $22.5 million in contributions to White River Hub, LLC, (ii) $11.1 million in contributions to Centennial Pipeline LLC and (iii) $36.0 million to acquire a 49% interest in Skelly-Belvieu Pipeline Company, L.L.C.

▪
An $85.5 million increase in restricted cash (a cash outflow) due to margin requirements related to our hedging activities.   See Item 7A within this Exhibit 99.1 for information regarding our interest rate and commodity risk hedging portfolios.

Financing Activities.  Cash provided by financing activities was $1.69 billion for 2008 compared to $946.3 million for 2007.  The $744.4 million increase in cash provided by financing activities was primarily due to the following:

▪
Net borrowings under our consolidated debt agreements increased $923.8 million year-to-year.  In April 2008, EPO sold $400.0 million in principal amount of fixed-rate unsecured senior notes (“Senior Notes M”) and $700.0 million in principal amount of fixed-rate unsecured senior notes (“Senior Notes N”).  In November 2008, EPO executed a Japanese yen term loan agreement in the amount of 20.7 billion yen (approximately $217.6 million U.S. dollar equivalent).  In December 2008, EPO sold $500.0 million in principal amount of fixed-rate unsecured senior notes (“Senior Notes O”).   We used the proceeds from these borrowings primarily to repay amounts borrowed under our Multi-Year Revolving Credit Facility and, to a lesser extent, for general partnership purposes.

In March 2008, TEPPCO sold $250.0 million in principal amount of 5-year senior notes, $350.0 million of 10-year senior notes and $400.0 million of 30-year senior notes.  In January 2008 TEPPCO repaid $355.0 million in principal amount of the TE Products senior notes.  In May 2007, TEPPCO sold $300.0 million in principal amount of its junior subordinated notes.

For information regarding our consolidated debt obligations, see Note 14 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

▪	Net proceeds from the issuance of our common units increased $73.6 million year-to-year due to increased participation in our DRIP.

▪
Contributions from noncontrolling interests increased $6.8 million year-to-year primarily due to TEPPCO’s issuance of 9.2 million of its units in September 2008, which generated net proceeds of $257.0 million, offset by the initial public offering of Duncan Energy Partners in February 2007, which generated proceeds of $290.5 million.

▪	Cash distributions to our partners increased $79.8 million year-to-year primarily due to increases in our common units outstanding and quarterly distribution rates.

▪
Distributions to noncontrolling interests increased $57.1 million year-to-year primarily due to increases in the quarterly distribution rates of Duncan Energy Partners and TEPPCO, along with an increase in TEPPCO’s units outstanding.

▪
The early termination and settlement of interest rate hedging derivative instruments during 2008 resulted in net cash payments of $66.5 million compared to net cash receipts of $49.1 million during the same period in 2007, which resulted in a $115.6 million decrease in financing cash flows between years.

Comparison of 2007 with 2006

Operating activities.  Net cash flows provided by operating activities were $1.95 billion for 2007 compared to $1.46 billion for 2006.  The $494.5 million year-to-year increase in net cash flows provided by operating activities was primarily due to the following:

▪
Net cash flows from consolidated operations (excluding distributions received from unconsolidated affiliates and cash payments for interest and taxes) increased $612.0 million year-to-year.  The improvement in cash flow is generally due to increased gross operating margin and the timing of related cash collections and disbursements between periods.  The $612.0 million total year-to-year increase also reflects a $42.1 million increase in cash proceeds we received from insurance claims related to certain named storms.

▪
Cash distributions received from unconsolidated affiliates increased $10.5 million year-to-year primarily due to improved earnings from our Gulf of Mexico investments, which were negatively impacted during 2006 as a result of the lingering effects of Hurricanes Katrina and Rita.   These increases were partially offset by decreased distributions from Seaway and MB Storage.

▪
Cash payments for interest increased $128.0 million year-to-year primarily due to increased borrowings to finance our capital spending program.  Our average debt balance for 2007 was $7.82 billion compared to $6.45 billion for 2006.

▪	Cash payments for taxes decreased $4.7 million year-to-year.

Investing activities.  Cash used in investing activities was $2.87 billion for 2007 compared to $1.97 billion for 2006.  The $898.2 million year-to-year increase in cash used for investing activities was primarily due to the following:

▪
Capital spending for property, plant and equipment, net of contributions in aid of construction costs, increased $1.04 billion year-to-year.  For additional information related to our capital spending program, see “Capital Spending” included within this Item 7.

▪
Cash outlays for investments in unconsolidated affiliates increased by $225.5 million year-to-year.  We contributed $216.5 million to Cameron Highway during the second quarter of 2007.  Cameron Highway used these funds, along with an equal contribution from our 50% joint venture partner in Cameron Highway, to repay approximately $430.0 million of its outstanding debt.

▪
Cash used for business combinations decreased $256.3 million year-to-year, of which approximately $100.0 million was for the purchase of Piceance Creek Pipeline, LLC during 2006 and $145.2 million for the Encinal acquisition during 2006.  Our spending for business combinations during 2007 was limited and primarily attributable to the $35.0 million we paid to acquire the South Monco pipeline business.

▪	Proceeds from the sales of assets and related transactions in 2007 were $169.1 million, primarily from the sale of our interest in MB Storage and its general partner.

▪	Restricted cash increased $38.6 million (a cash outflow) year-to-year.

Financing activities. Cash provided by financing activities was $946.3 million for 2007 compared to $495.3 million for 2006.  The $451.0 million year-to-year increase in cash provided by financing activities was primarily due to the following:

▪
Net borrowings under our consolidated debt agreements increased $1.27 billion year-to-year.  In May 2007, EPO sold $700.0 million in principal amount of fixed/floating unsecured junior subordinated notes (“Junior Notes B”).  In September 2007, EPO sold $800.0 million in principal amount of fixed-rate unsecured senior notes (“Senior Notes L”) and in October 2007, EPO repaid $500.0 million in principal amount of fixed-rate unsecured senior notes (“Senior Notes E”).

In May 2007, TEPPCO sold $300.0 million in principal amount of fixed/floating unsecured juniorsubordinated notes.  Additionally, in October 2007, TE Products redeemed $35.0 million principalamount of its 7.51% Senior Notes for $36.1 million and accrued interest.  Net borrowings under TEPPCO’s revolving credit facility decreased $84.1 million year-to-year.

For information regarding our consolidated debt obligations, see Note 14 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

▪
Net proceeds from the issuance of our common units decreased $788.0 million year-to-year.  We completed underwritten equity offerings in March and September of 2006 that generated net proceeds of $750.8 million reflecting the sale of 31,050,000 common units.

▪
Contributions from noncontrolling interests increased $82.1 million year-to-year primarily due to the initial public offering of Duncan Energy Partners in February 2007, which generated net proceeds of $290.5 million from the sale of 14,950,000 of its common units.  This increase was partially offset by TEPPCO’s issuance of 5,800,000 of its common units in July 2006, which generated net proceeds of $195.1 million.

▪
Cash distributions to our partners increased $114.4 million year-to-year primarily due to increases in our common units outstanding and quarterly distribution rates.  Distributions to noncontrolling interests increased $39.4 million year-to-year primarily due to increases in TEPPCO’s common units outstanding and quarterly distribution rates.

▪
The termination and settlement of interest rate and treasury lock derivative instruments during 2007 related to our interest rate risk hedging activities resulted in net cash payments of $49.1 million.

Capital Spending

An integral part of our business strategy involves expansion through business combinations, growth capital projects and investments in joint ventures.  We believe that we are positioned to continue to grow our system of assets through the construction of new facilities and to capitalize on expected increases in natural gas and/or crude oil production from resource basins such as the Piceance Basin of western Colorado, the Greater Green River Basin in Wyoming, Barnett Shale in North Texas, and the deepwater Gulf of Mexico.

Management continues to analyze potential acquisitions, joint ventures and similar transactions with businesses that operate in complementary markets or geographic regions.  In past years, major oil and gas companies have sold non-strategic assets in the midstream energy sector in which we operate.  We forecast that this trend will continue, and expect independent oil and natural gas companies to consider similar divestitures.

The following table summarizes our capital spending by activity for the periods indicated (dollars in millions):

	For the Year Ended December 31,
	2008	2007	2006
Capital spending for business combinations:
Great Divide Gathering System acquisition	$125.2	$--	$--
Encinal acquisition, excluding non-cash consideration (1)	--	0.1	145.2
Piceance Basin Gathering System acquisition	--	0.4	100.0
South Monco Pipeline System acquisition	--	35.0	--
Canadian Enterprise Gas Products, Ltd. acquisition	--	--	17.7
Cenac acquisition	258.1	--	--
Horizon acquisition	87.6	--	--
Terminal assets purchased from New York LP Gas Storage, Inc.	--	--	9.9
Refined products terminal purchased from Mississippi Terminal
and Marketing Inc.	--	--	5.8
Additional ownership interests in Dixie	57.1	0.4	12.9
Additional ownership interests in Tri-States and Belle Rose NGL
Pipeline, LLC	19.9	--	--
Other business combinations	5.5	--	0.7
Total	553.4	35.9	292.2
Capital spending for property, plant and equipment, net: (2)
Growth capital projects (3)	2,249.6	2,464.7	1,462.9
Sustaining capital projects (4)	262.9	241.7	204.3
Total	2,512.5	2,706.4	1,667.2
Capital spending for intangible assets:
Acquisition of intangible assets (5)	5.8	14.5	--
Capital spending attributable to unconsolidated affiliates:
Investments in unconsolidated affiliates (6)	62.3	230.2	25.7
Total capital spending	$3,134.0	$2,987.0	$1,985.1

(1)   The 2006 period excludes $181.1 million of non-cash consideration paid to the seller in the form of 7,115,844 of our common units. See Note 12 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K for additional information regarding our business combinations.
(2)   On certain of our capital projects, third parties are obligated to reimburse us for all or a portion of project expenditures. The majority of such arrangements are associated with projects related to pipeline construction and production well tie-ins. Contributions in aid of construction costs were $28.6 million, $57.6 million and $60.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.
(3)   Growth capital projects either result in additional revenue streams from existing assets or expand our asset base through construction of new facilities that will generate additional revenue streams.
(4)   Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.
(5)   Amount for 2008 represents the acquisition of permits for our Mont Belvieu storage facility. Amount for 2007 represents $11.2 million for the acquisition of nitric oxide credits at our Morgan’s Point Facility and $3.3 million for customer reimbursable commitments.
(6)   Fiscal 2007 includes $216.5 million in cash contributions to Cameron Highway to fund our share of the repayment of its debt obligations.

Based on information currently available, we estimate our consolidated capital spending for 2009 will approximate $1.34 billion, which includes estimated expenditures of $1.11 billion for growth capital projects and acquisitions and $232.0 million for sustaining capital expenditures.

Our forecast of consolidated capital expenditures is based on our current announced strategic operating and growth plans, which are dependent upon our ability to generate the required funds from either operating cash flows or from other means, including borrowings under debt agreements, issuance of equity, and potential divestitures of certain assets to third and/or related parties.  Our forecast of capital expenditures may change due to factors beyond our control, such as weather related issues, changes in supplier prices or adverse economic conditions.  Furthermore, our forecast may change as a result of decisions made by management at a later date, which may include acquisitions or decisions to take on additional partners.

Our success in raising capital, including the formation of joint ventures to share costs and risks, continues to be a principal factor that determines how much capital we can invest.  We believe our access to capital resources is sufficient to meet the demands of our current and future operating growth needs, and although we currently intend to make the forecasted expenditures discussed above, we may adjust the timing and amounts of projected expenditures in response to changes in capital markets.

At December 31, 2008, we had approximately $786.7 million in purchase commitments outstanding that relate to our capital spending for property, plant and equipment.  These commitments primarily relate to construction of our Barnett Shale natural gas pipeline projects and Meeker natural gas processing plant expansion.

Significant Ongoing Growth Capital Projects

The following table summarizes information regarding certain ongoing significant announced growth capital projects (dollars in millions). Actual costs noted for each project reflects our share of cash expenditures as of December 31, 2008, excluding capitalized interest.  The current forecast amount noted for each project also reflects our share of project expenditures, excluding estimated capitalized interest.

			Current
	Estimated		Forecast
	Date of	Actual	Total
Project Name	Completion	Costs	Cost

Sherman Extension Pipeline (Barnett Shale)	2009	$457.0	$489.2
Shenzi Oil Pipeline	2009	135.8	153.5
Marathon Piceance Basin pipeline projects	2009	36.6	151.3
Trinity River Basin Extension	2009	16.4	232.6
Expansion of Wilson natural gas storage facility	2010	51.1	119.6
Motiva refined products storage facility and pipeline	2010	170.1	355.0
Texas Offshore Port System	To be determined	66.0	1,200.0

Sherman Extension Pipeline (Barnett Shale).  In November 2006, we announced an expansion of our Texas Intrastate System with the construction of the Sherman Extension that will transport up to 1.1 Bcf/d of natural gas from the growing Barnett Shale area of North Texas.  The Sherman Extension is supported by long-term contracts with Devon Energy Corporation, the largest producer in the Barnett Shale area, and significant indications of interest from leading producers and gatherers in the Fort Worth basin, as well as other shippers on our Texas Intrastate Pipeline system.  At its terminus, the new pipeline system will make deliveries into Boardwalk Pipeline Partners L.P.’s Gulf Crossing Expansion Project, which will provide export capacity for Barnett Shale natural gas production to multiple delivery points in Louisiana, Mississippi and Alabama that offer access to attractive markets in the Northeast and Southeast United States.  In addition, the Sherman Extension will provide natural gas producers in East Texas and the Waha area of West Texas with access to these higher value markets through our Texas Intrastate Pipeline system. The Sherman Extension will originate near Morgan Mill, Texas and extend through the center of the current Barnett Shale development area to Sherman, Texas.  In 2008, we placed into service portions of the Sherman Extension.  The Sherman Extension is scheduled for final completion in March 2009.

The Barnett Shale is considered to be one of the largest unconventional natural gas resource plays in North America, covering approximately 14 counties and over seven million acres in the Fort Worth basin in North Texas.  Current natural gas production is estimated at 3.4 Bcf/d from approximately 7,800 wells.  Approximately 190 rigs are currently estimated to be working to develop Barnett Shale acreage in the region.  According to the United States Geological Survey, the Barnett Shale has the resource potential of approximately 26 trillion cubic feet of natural gas.

Shenzi Oil Pipeline.  In October 2006, we announced the execution of definitive agreements with producers to construct, own and operate an oil export pipeline that will provide firm gathering services from the BHP Billiton Plc-operated Shenzi production field located in the South Green Canyon area of the central Gulf of Mexico.  The Shenzi oil export pipeline will originate at the Shenzi Field, located in 4,300 feet of water at Green Canyon Block 653, approximately 120 miles off the coast of Louisiana.  The 83-mile, 20-inch diameter pipeline will have the capacity to transport up to 230 MBPD of crude oil and will connect the Shenzi Field to our Cameron Highway Oil Pipeline and Poseidon Oil Pipeline System at our Ship Shoal 332B junction platform.  We own a 50% interest in the Cameron Highway Oil Pipeline and a 36% interest in the Poseidon Oil Pipeline System and operate both pipelines.  The Shenzi oil export pipeline will connect to a platform being constructed by BHP Billiton Plc to develop the Shenzi Field, which is expected to commence operations during the second quarter of 2009.

Marathon Piceance Basin pipeline projects.  In December 2006, we entered into a long-term contract with Marathon Oil Company (“Marathon”) to provide a range of midstream energy services, including natural gas gathering, compression, treating and processing, for Marathon’s natural gas production in the Piceance Basin of northwest Colorado.  Under the terms of the contract, we are constructing 50 miles of gathering lines and related assets to connect Marathon’s multi-well drilling sites, production from which is expected to peak at approximately 180 MMcf/d, to our Piceance Creek Gathering System.  From there the natural gas will be delivered to our Meeker natural gas processing facility.

Trinity River Basin Extension.  In August 2008, we announced the development of a new 40-mile supply lateral that will extend from the Trinity River Basin north of Arlington, Texas to an interconnect with the Sherman Extension pipeline near Justin, Texas to accommodate growing natural gas production from the Barnett Shale.  This new pipeline will consist of 30-inch and 36-inch diameter pipeline designed to provide up to 1.0 Bcf/d of natural gas takeaway capacity for producers in Tarrant and Denton counties.  This new pipeline will also have a lateral to provide transportation services for natural gas produced from the Newark East field in Wise County.  These new pipeline laterals are anchored by long-term agreements with major producers and are expected to be in-service by year end 2009.

Expansion of Wilson natural gas storage facility.  We are developing a new natural gas storage cavern located on the Boling Salt Dome near Boling, Texas.  The cavern is designed to store approximately 7.9 Bcf of natural gas, of which approximately 5.0 Bcf will be working gas capacity and 2.9 Bcf will be the base gas requirements needed to support minimum pressures.  This expansion project was approved by the Texas Railroad Commission and is projected to commence operations in 2010.  We expect to secure binding precedent agreements on all capacity before the cavern commences operations.

Motiva refined products storage facility and pipeline.  In December 2006, we signed an agreement with Motiva for us to construct and operate a new refined products storage facility to support the expansion of Motiva’s refinery in Port Arthur, Texas.  Under the terms of the agreement, we are constructing a 5.4 million barrel refined products storage facility for gasoline and distillates.  The agreement also provides for a 15-year throughput and dedication of volume, which will commence upon completion of the refinery expansion or July 1, 2010, whichever comes first.  The project includes the construction of 20 storage tanks, five 5.4-mile product pipelines connecting the storage facility to Motiva’s refinery, 21,000 horsepower of pumping capacity, and distribution pipeline connections to the Colonial, Explorer and Magtex pipelines.

As a part of a separate but complementary initiative, we are constructing an 11-mile, 20-inch pipeline to connect the new storage facility in Port Arthur to our refined products terminal in Beaumont, Texas, which is one of the primary origination facilities for our Products Pipeline System.  These projects will facilitate connections to additional markets through the Colonial, Explorer and Magtex pipeline systems and provide the Motiva refinery with access to our pipeline system.

Texas Offshore Port System (TOPS and PACE). In August 2008, we, together with Oiltanking, announced the formation of a joint venture to design, construct, operate and own a Texas offshore crude oil port and a related onshore pipeline and storage system that would facilitate delivery of waterborne crude oil to refining centers located along the upper Texas Gulf Coast.  We and Oiltanking each owned, through our respective subsidiaries, a two-thirds and one-third interest in the joint venture, respectively.  For additional information regarding this joint venture and its capital projects, see “Recent Developments – Texas Offshore Port System” within this Item 7.

Pipeline Integrity Costs

Our NGL, crude oil, refined products, petrochemical and natural gas pipelines are subject to pipeline safety programs administered by the U.S. Department of Transportation, through its Office of Pipeline Safety.  This federal agency has issued safety regulations containing requirements for the development of integrity management programs for hazardous liquid pipelines (which include NGL, crude oil, refined products and petrochemical pipelines) and natural gas pipelines.  In general, these regulations require companies to assess the condition of their pipelines in certain high consequence areas (as defined by the regulation) and to perform any necessary repairs.

In April 2002, a subsidiary of ours acquired several midstream energy assets located in Texas and New Mexico from El Paso Corporation (“El Paso”).  These assets included the Texas Intrastate System and the Carlsbad Gathering Systems.  With respect to such assets, El Paso agreed to indemnify our subsidiary for any pipeline integrity costs it incurred (whether paid or payable) for five years following the acquisition date.  The indemnity provisions did not take effect until such costs exceeded $3.3 million annually; however, the amount reimbursable by El Paso was capped at $50.2 million in the aggregate.  In 2007 and 2006, we recovered $31.1 million and $13.7 million, respectively from El Paso related to our 2006 and 2005 expenditures.  During 2007, we received a final amount of $5.4 million from El Paso related to this indemnity.

The following table summarizes our accrued pipeline integrity costs, net of indemnity payments from El Paso, for the periods indicated (dollars in millions):

	For the Year Ended December 31,
	2008	2007	2006
Expensed	$55.4	$51.9	$37.5
Capitalized	86.2	78.9	50.4
Total	$141.6	$130.8	$87.9

We expect our cash outlay for the pipeline integrity program, irrespective of whether such costs are capitalized or expensed, to approximate $127.8 million in 2009.

Critical Accounting Policies and Estimates

In our financial reporting process, we employ methods, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of our supplemental financial statements.  These methods, estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period.  Investors should be aware that actual results could differ from these estimates if the underlying assumptions prove to be incorrect.  The following describes the estimation risk currently underlying our most significant financial statement items:

Depreciation methods and estimated useful lives of property, plant and equipment

In general, depreciation is the systematic and rational allocation of an asset’s cost, less its residual value (if any), to the periods it benefits.  The majority of our property, plant and equipment is depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of the assets.  Our estimate of depreciation incorporates assumptions regarding the useful economic lives and residual values of our assets.  At the time we place our assets in-service, we believe such assumptions are reasonable; however, circumstances may develop that would cause us to change these assumptions, which would change our depreciation amounts prospectively.

Examples of such circumstances include:

▪	changes in laws and regulations that limit the estimated economic life of an asset;

▪	changes in technology that render an asset obsolete;

▪	changes in expected salvage values; or

▪	changes in the forecast life of applicable resource basins, if any.

At December 31, 2008 and 2007, the net book value of our property, plant and equipment was $16.73 billion and $14.31 billion, respectively.  We recorded $595.9 million, $515.7 million and $433.7 million in depreciation expense for the years ended December 31, 2008, 2007 and 2006, respectively.

For additional information regarding our property, plant and equipment, see Notes 2 and 10 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

Measuring recoverability of long-lived assets and equity method investments

In general, long-lived assets (including intangible assets with finite useful lives and property, plant and equipment) are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.  Examples of such events or changes might be production declines that are not replaced by new discoveries or long-term decreases in the demand or price of natural gas, NGLs, crude oil or refined products.  Long-lived assets with recorded values that are not expected to be recovered through expected future cash flows are written-down to their estimated fair values.  The carrying value of a long-lived asset is not recoverable if it exceeds the sum of undiscounted estimated cash flows expected to result from the use and eventual disposition of the existing asset.  Our estimates of such undiscounted cash flows are based on a number of assumptions including anticipated operating margins and volumes; estimated useful life of the asset or asset group; and estimated salvage values.  An impairment charge would be recorded for the excess of a long-lived asset’s carrying value over its estimated fair value, which is based on a series of assumptions similar to those used to derive undiscounted cash flows.  Those assumptions also include usage of probabilities for a range of possible outcomes, market values and replacement cost estimates.

An equity method investment is evaluated for impairment whenever events or changes in circumstances indicate that there is a possible loss in value of the investment other than a temporary decline.  Examples of such events include sustained operating losses of the investee or long-term negative changes in the investee’s industry.  Equity method investments with carrying values that are not expected to be recovered through expected future cash flows are written down to their estimated fair values.  The carrying value of an equity method investment is not recoverable if it exceeds the sum of discounted estimated cash flows expected to be derived from the investment.  This estimate of discounted cash flows is based on a number of assumptions including discount rates; probabilities assigned to different cash flow scenarios; anticipated margins and volumes and estimated useful life of the investment.  A significant change in these underlying assumptions could result in our recording an impairment charge.

We recognized a non-cash asset impairment charge related to property, plant and equipment of $0.1 million in 2006, which is reflected as a component of operating costs and expenses.  No such asset impairment charges were recorded in 2008 or 2007.

During 2007, we evaluated our equity method investment in Nemo for impairment.  As a result of this evaluation, we recorded a $7.0 million non-cash impairment charge that is a component of equity in earnings from unconsolidated affiliates for the year ended December 31, 2007.  Similarly, during the year ended December 31, 2006, we evaluated our equity method investment in Neptune for impairment and recorded a $7.4 million non-cash impairment charge.  During 2008, there were no such impairment charges.

For additional information regarding impairment charges associated with our long-lived assets and equity method investments, see Notes 2 and 11 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

Amortization methods and estimated useful lives of qualifying intangible assets

The specific, identifiable intangible assets of a business enterprise depend largely upon the nature of its operations.  Potential intangible assets include intellectual property, such as technology, patents, trademarks and trade names, customer contracts and relationships, and non-compete agreements, as well as other intangible assets.  The method used to value each intangible asset will vary depending upon the nature of the asset, the business in which it is utilized, and the economic returns it is generating or is expected to generate.

Our customer relationship intangible assets primarily represent the customer base we acquired in connection with business combinations and asset purchases.  The value we assigned to these customer relationships is being amortized to earnings using methods that closely resemble the pattern in which the economic benefits of the underlying oil and natural gas resource bases from which the customers produce are estimated to be consumed or otherwise used.  Our estimate of the useful life of each resource base is based on a number of factors, including reserve estimates, the economic viability of production and exploration activities and other industry factors.

Our contract-based intangible assets represent the rights we own arising from discrete contractual agreements, such as the long-term rights we possess under the Shell natural gas processing agreement or the natural gas transportation contracts on our Val Verde and Jonah systems.  A contract-based intangible asset with a finite life is amortized over its estimated useful life (or term), which is the period over which the asset is expected to contribute directly or indirectly to the cash flows of an entity.  Our estimates of useful life are based on a number of factors, including:

▪	the expected useful life of the related tangible assets (e.g., fractionation facility, pipeline or other asset, etc.);

▪	any legal or regulatory developments that would impact such contractual rights; and

▪	any contractual provisions that enable us to renew or extend such agreements.

If our underlying assumptions regarding the estimated useful life of an intangible asset change, then the amortization period for such asset would be adjusted accordingly.  Additionally, if we determine that an intangible asset’s unamortized cost may not be recoverable due to impairment; we may be required to reduce the carrying value and the subsequent useful life of the asset.  Any such write-down of the value and unfavorable change in the useful life of an intangible asset would increase operating costs and expenses at that time.

At December 31, 2008 and 2007, the carrying value of our intangible asset portfolio was $1.18 billion and $1.21 billion, respectively.  We recorded $130.0 million, $125.2 million and $122.1 million in amortization expense associated with our intangible assets for the years ended December 31, 2008, 2007 and 2006, respectively.

For additional information regarding our intangible assets, see Notes 2 and 13 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

Methods we employ to measure the fair value of goodwill

Goodwill represents the excess of the purchase prices we paid for certain businesses over their respective fair values.  We do not amortize goodwill; however, we test our goodwill (at the reporting unit level) for impairment during the second quarter of each fiscal year, and more frequently, if circumstances indicate it is more likely than not that the fair value of goodwill is below its carrying amount.  Our goodwill testing involves the determination of a reporting unit’s fair value, which is predicated on our assumptions regarding the future economic prospects of the reporting unit.

Such assumptions include:

▪	discrete financial forecasts for the assets contained within the reporting unit, which rely on management’s estimates of operating margins and transportation volumes;

▪	long-term growth rates for cash flows beyond the discrete forecast period; and

▪	appropriate discount rates.

If the fair value of the reporting unit (including its inherent goodwill) is less than its carrying value, a charge to earnings is required to reduce the carrying value of goodwill to its implied fair value.  At December 31, 2008 and 2007, the carrying value of our goodwill was $2.02 billion and $1.81 billion, respectively.  We did not record any goodwill impairment charges during the periods presented.

For additional information regarding our goodwill, see Notes 2 and 13 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

Our revenue recognition policies and use of estimates for revenues and expenses

In general, we recognize revenue from our customers when all of the following criteria are met:

▪	persuasive evidence of an exchange arrangement exists;

▪	delivery has occurred or services have been rendered;

▪	the buyer’s price is fixed or determinable; and

▪	collectability is reasonably assured.

We record revenue when sales contracts are settled (i.e., either physical delivery of product has taken place or the services designated in the contract have been performed).  We record any necessary allowance for doubtful accounts as required by our established policy.

Our use of certain estimates for revenues and expenses has increased as a result of SEC regulations that require us to submit financial information on accelerated time frames.  Such estimates are necessary due to the timing to compile actual billing information and receiving third-party data needed to record transactions for financial reporting purposes.  One example of such use of estimates is the accrual of an estimate of processing plant revenue and the cost of natural gas for a given month (prior to receiving actual customer and vendor-related plant operating information for the subject period).  These estimates reverse in the following month and are offset by the corresponding actual customer billing and vendor-invoiced amounts.  Accordingly, we include one month of certain estimated data in our results of operations.  Such estimates are generally based on actual volume and price data through the first part of the month and estimated for the remainder of the month, adjusted accordingly for any known or expected changes in volumes or rates through the end of the month.

If the basis of our estimates proves to be substantially incorrect, it could result in material adjustments in results of operations between periods.  On an ongoing basis, we review our estimates based on currently available information.  Changes in facts and circumstances may result in revised estimates and could affect our reported supplemental financial statements and accompanying notes.

Reserves for environmental matters

Each of our business segments is subject to federal, state and local laws and regulations governing environmental quality and pollution control.  Such laws and regulations may, in certain instances, require us to remediate current or former operating sites where specified substances have been released or disposed of.  We accrue reserves for environmental matters when our assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated.  Our assessments are based on studies, as well as site surveys, to determine the extent of any environmental damage and the necessary requirements to remediate this damage.  Future environmental developments, such as increasingly strict environmental laws and additional claims for damages to property, employees and other persons resulting from current or past operations, could result in substantial additional costs beyond our current reserves.  In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable.  At December 31, 2008, none of our estimated environmental remediation liabilities are discounted to present value since the ultimate amount and timing of cash payments for such liabilities are not readily determinable.

At December 31, 2008 and 2007, we had liabilities for environmental remediation of $22.3 million and $30.5 million, respectively, which were derived from a range of reasonable estimates based upon studies and site surveys.  We follow the provisions of American Institute of Certified Public Accountants Statement of Position 96-1, which provides key guidance on recognition, measurement and disclosure of remediation liabilities.  We have recorded our best estimate of the cost of remediation activities.  See Item 3 of our Annual Report on Form 10-K for recent developments regarding environmental matters.

Natural gas imbalances

In the natural gas pipeline transportation business, imbalances frequently result from differences in natural gas volumes received from and delivered to our customers. Such differences occur when a customer delivers more or less gas into our pipelines than is physically redelivered back to them during a particular time period.  The vast majority of our settlements are through in-kind arrangements whereby incremental volumes are delivered to a customer (in the case of an imbalance payable) or received from a customer (in the case of an imbalance receivable). Such in-kind deliveries are on-going and take place over several months.  In some cases, settlements of imbalances accumulated over a period of time are ultimately cashed out and are generally negotiated at values which approximate average market prices over a period of time.  As a result, for gas imbalances that are ultimately settled over future periods, we estimate the value of such current assets and liabilities using average market prices, which is representative of the estimated value of the imbalances upon final settlement.  Changes in natural gas prices may impact our estimates.

At December 31, 2008 and 2007, our imbalance receivables, net of allowance for doubtful accounts, were $63.4 million and $73.9 million, respectively, and are reflected as a component of “Accounts and notes receivable – trade” on our Supplemental Consolidated Balance Sheets included under Exhibit 99.2 of this Current Report on Form 8-K.  At December 31, 2008 and 2007, our imbalance payables were $50.8 million and $48.7 million, respectively, and are reflected as a component of “Accrued product payables” on our Supplemental Consolidated Balance Sheets included under Exhibit 99.2 of this Current Report on Form 8-K.

Other Items

Duncan Energy Partners Transactions

Duncan Energy Partners was formed in September 2006 and did not acquire any assets prior to February 5, 2007, which was the date it completed its initial public offering of 14,950,000 common units and acquired controlling interests in certain midstream energy businesses of EPO.  The business purpose of Duncan Energy Partners is to acquire, own and operate a diversified portfolio of midstream energy assets and to support the growth objectives of EPO and other affiliates under common control.   Duncan Energy Partners is engaged in the business of fractionating NGLs; transporting and storing NGLs and petrochemical products; and gathering, transporting, storing and marketing of natural gas.

At December 31, 2008, Duncan Energy Partners is owned 99.3% by its limited partners and 0.7% by its general partner, DEP GP, which is a wholly owned subsidiary of EPO.  DEP GP is responsible for managing the business and operations of Duncan Energy Partners.   DEP Operating Partnership L.P. (“DEP OLP”), a wholly owned subsidiary of Duncan Energy Partners, conducts substantially all of Duncan Energy Partners’ business.

At December 31, 2008, EPO owned approximately 74% of Duncan Energy Partners’ limited partner interests and 100% of its general partner.

DEP I Midstream Businesses.  On February 5, 2007, EPO contributed a 66% controlling equity interest in each of the DEP I Midstream Businesses (defined below) to Duncan Energy Partners in a dropdown of assets.  EPO retained the remaining 34% equity interest in each of the DEP I Midstream Businesses.  The DEP I Midstream Businesses consist of (i) Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”); (ii) Acadian Gas, LLC (“Acadian Gas”); (iii) Enterprise Lou-Tex Propylene Pipeline L.P. (“Lou-Tex Propylene”), including its general partner; (iv) Sabine Propylene Pipeline L.P. (“Sabine Propylene’), including its general partner; and (v) South Texas NGL Pipelines, LLC (“South Texas NGL”).

As consideration for controlling equity interests in the DEP I Midstream Businesses and reimbursement for capital expenditures related to these businesses, Duncan Energy Partners distributed to EPO (i) $260.6 million of the $290.5 million of net proceeds from its initial public offering to EPO, (ii) $198.9 million in borrowings under its revolving credit facility and (iii) a net 5,351,571 common units of Duncan Energy Partners.  See Note 14 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K for information regarding the debt obligations of Duncan Energy Partners.

DEP II Midstream Businesses.  On December 8, 2008, Duncan Energy Partners entered into a Purchase and Sale Agreement (the “DEP II Purchase Agreement”) with EPO and Enterprise GTM Holdings L.P. (“Enterprise GTM,” a wholly owned subsidiary of EPO).  Pursuant to the DEP II Purchase Agreement, DEP OLP acquired 100% of the membership interests in Enterprise Holding III, LLC (“Enterprise III”) from Enterprise GTM, thereby acquiring a 66% general partner interest in Enterprise GC, a 51% general partner interest in Enterprise Intrastate and a 51% membership interest in Enterprise Texas.  Collectively, we refer to Enterprise GC, Enterprise Intrastate and Enterprise Texas as the “DEP II Midstream Businesses.”  EPO was the sponsor of this second dropdown transaction.  Enterprise GTM retained the remaining limited partner and member interests in the DEP II Midstream Businesses.

As consideration for controlling equity interests in the DEP II Midstream Businesses, EPO received $280.5 million in cash and 37,333,887 Class B limited partner units having a market value of $449.5 million from Duncan Energy Partners.  The Class B limited partner units automatically converted to common units of Duncan Energy Partners on February 1, 2009.  The total value of the consideration provided to EPO and Enterprise GTM was $730.0 million.  The cash portion of the consideration provided by Duncan Energy Partners in this dropdown transaction was derived from borrowings under a term loan.  See Note 14 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K for information regarding the debt obligations of Duncan Energy Partners.

Generally, the DEP II dropdown transaction documents provide that to the extent that the DEP II Midstream Businesses generate cash sufficient to pay distributions to their partners or members, such cash will be distributed to Enterprise III (a wholly owned by Duncan Energy Partners) and Enterprise GTM (our wholly owned subsidiary) in an amount sufficient to generate an aggregate annualized return on their respective investments of 11.85%.  Distributions in excess of this amount will be distributed 98% to Enterprise GTM and 2% to Enterprise III.   The initial annual fixed return amount of 11.85% will be increased by 2% each calendar year beginning January 1, 2010. For example, the fixed return in 2010, assuming no other adjustments, would be 102% of 11.85%, or 12.087%.

Duncan Energy Partners paid a pro rated cash distribution of $0.1115 per unit on the Class B units with respect to the fourth quarter of 2008.

Insurance Matters

We participate as a named insured in EPCO’s insurance program, which provides us with property damage, business interruption and other coverages, the scope and amounts of which are customary and sufficient for the nature and extent of our operations.  While we believe EPCO maintains adequate insurance coverage on our behalf, insurance will not cover every type of damages or interruption that might occur.  If we were to incur a significant liability for which we were not fully insured, it could have a material impact on our consolidated financial position, results of operations and cash flows.  In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient to reimburse us for our repair costs or lost income.  Any event that interrupts the revenues generated by our consolidated operations, or which causes us to make significant expenditures not covered by insurance, could reduce our ability to pay distributions to our partners and, accordingly, adversely affect the market price of our common units.

For windstorm events such as hurricanes and tropical storms, EPCO’s deductible for onshore physical damage is $10.0 million per storm.  For offshore assets, the windstorm deductible is $10.0 million per storm plus a one-time $15.0 million aggregate deductible per policy period.  For non-windstorm events, EPCO’s deductible for onshore and offshore physical damage is $5.0 million per occurrence.  In meeting the deductible amounts, property damage costs are aggregated for EPCO and its affiliates, including us.  Accordingly, our exposure with respect to the deductibles may be equal to or less than the stated amounts depending on whether other EPCO or affiliate assets are also affected by an event.

To qualify for business interruption coverage in connection with a windstorm event, covered assets must be out-of-service in excess of 60 days for onshore assets and 75 days for offshore assets.  To qualify for business interruption coverage in connection with a non-windstorm event, covered onshore and offshore assets must be out-of-service in excess of 60 days.

In the third quarter of 2008, our onshore and offshore facilities located along the Gulf Coast of Texas and Louisiana were adversely impacted by Hurricanes Gustav and Ike.  The disruptions in natural gas, NGL and crude oil production caused by these storms resulted in decreased volumes for some of our pipeline systems, natural gas processing plants, NGL fractionators and offshore platforms, which, in turn, caused a decrease in gross operating margin from these operations.  As a result of our allocated share of EPCO’s insurance deductibles for windstorm coverage, we expensed a combined $49.1 million of repair costs for property damage in connection with these two storms.  We expect to file property damage insurance claims to the extent repair costs exceed deductible amounts.  Due to the recent nature of these storms, we are still evaluating the total cost of repairs and the potential for business interruption claims on certain assets.

See Note 21 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K for more information regarding insurance matters.

Contractual Obligations

The following table summarizes our significant contractual obligations at December 31, 2008 (dollars in millions).

		Payment or Settlement due by Period
		Less than	1-3	4-5	More than
Contractual Obligations	Total	1 year	years	years	5 years
Scheduled maturities of long-term debt (1)	$11,562.8	$--	$1,488.3	$3,734.3	$6,340.2
Estimated cash payments for interest (2)	$11,976.0	$691.5	$1,287.6	$1,036.5	$8,960.4
Operating lease obligations (3)	$388.3	$44.9	$75.8	$66.9	$200.7
Purchase obligations: (4)
Product purchase commitments:
Estimated payment obligations:
Crude oil	$161.2	$161.2	$--	$--	$--
Refined products	$1.6	$1.6	$--	$--	$--
Natural gas	$5,225.1	$323.3	$1,150.1	$1,148.6	$2,603.1
NGLs	$1,923.8	$969.9	$272.6	$272.5	$408.8
Petrochemicals	$1,746.2	$685.6	$624.4	$268.5	$167.7
Other	$66.7	$24.2	$14.6	$12.5	$15.4
Underlying major volume commitments:
Crude oil (in MBbls)	3,404	3,404	--	--	--
Refined products (in MBbls)	28	28	--	--	--
Natural gas (in BBtus)	981,955	56,650	209,075	214,730	501,500
NGLs (in MBbls)	56,622	23,576	9,446	9,440	14,160
Petrochemicals (in MBbls)	67,696	24,949	23,848	11,665	7,234
Service payment commitments (5)	$534.4	$57.3	$100.8	$93.1	$283.2
Capital expenditure commitments (6)	$786.7	$786.7	$--	$--	$--
Other long-term liabilities, as reflected
in our Consolidated Balance Sheet (7)	$110.5	$--	$26.1	$15.3	$69.1
Total	$34,483.3	$3,746.2	$5,040.3	$6,648.2	$19,048.6

(1)   Represents our scheduled future maturities of consolidated debt obligations. For additional information on our consolidated debt obligations, see Note 14 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.
(2)   Our estimated cash payments for interest are based on the principal amount of consolidated debt obligations outstanding at December 31, 2008. With respect to variable-rate debt, we applied the weighted-average interest rates paid during 2008. See Note 14 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K for information regarding variable interest rates charged in 2008 under our credit agreements. In addition, our estimate of cash payments for interest gives effect to interest rate swap agreements in place at December 31, 2008. See Note 7 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K for information regarding our interest rate swap agreements. Our estimated cash payments for interest are significantly influenced by the long-term maturities of our $550.0 million Junior Notes A (due August 2066), $682.7 million Junior Notes B (due January 2068) and the TEPPCO $300.0 million Junior Subordinated Notes (due June 2067). Our estimated cash payments for interest assume that Junior Note obligations are not called prior to maturity.
(3)   Primarily represents operating leases for (i) underground caverns for the storage of natural gas and NGLs, (ii) leased office space with affiliates of EPCO, (iii) a railcar unloading terminal in Mont Belvieu, Texas and (iv) land held pursuant to right-of-way agreements.
(4)   Represents enforceable and legally binding agreements to purchase goods or services based on the contractual price under terms of each agreement at December 31, 2008.
(5)   Represents future payment commitments for services provided by third-parties.
(6)   Represents short-term unconditional payment obligations relating to our capital projects and those of our unconsolidated affiliates to vendors for services rendered or products purchased.
(7)   Other long-term liabilities as reflected on our Supplemental Consolidated Balance Sheet included under Exhibit 99.2 of this Current Report on Form 8-K at December 31, 2008 primarily represent (i) asset retirement obligations expected to settled in periods beyond 2012, (ii) reserves for environmental remediation costs that are expected to settle beginning in 2009 and afterwards and (iii) guarantee agreements relating to Centennial.

For additional information regarding our significant contractual obligations involving operating leases and purchase obligations, see Note 20 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

Off-Balance Sheet Arrangements

Except for the following information regarding debt obligations of certain unconsolidated affiliates, we have no off-balance sheet arrangements, as described in Item 303(a)(4)(ii) of Regulation S-K, that have or are reasonably expected to have a material current or future effect on our financial position, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.  The following information summarizes the significant terms of such unconsolidated debt obligations.

Poseidon.  At December 31, 2008, Poseidon’s debt obligations consisted of $109.0 million outstanding under its $150.0 million revolving credit facility.  Amounts borrowed under this facility mature in May 2011 and are secured by substantially all of Poseidon’s assets.

Evangeline.  At December 31, 2008, Evangeline’s debt obligations consisted of (i) $8.2 million in principal amount of 9.90% fixed rate Series B senior secured notes due December 2010 and (ii) a $7.5 million subordinated note payable.  Duncan Energy Partners had $1.0 million of letters of credit outstanding on December 31, 2008 that were furnished on behalf of Evangeline’s debt.

Centennial.  At December 31, 2008, Centennial’s debt obligations consisted of $129.9 million borrowed under a master shelf loan agreement.  Borrowings under the master shelf agreement mature in May 2024 and are collateralized by substantially all of Centennial’s assets and severally guaranteed by Centennial’s owners. Specifically, we and our joint venture partner in Centennial have each guaranteed one-half of Centennial’s debt obligations.  If Centennial defaults on its debt obligations, our estimated payment obligation is $65.0 million at December 31, 2008.

Summary of Related Party Transactions

The following table summarizes our related party transactions for the periods indicated (dollars in millions):

	For the Year Ended December 31,
	2008	2007	2006
Revenues from consolidated operations
EPCO and affiliates	$--	$0.2	$55.8
Energy Transfer Equity and subsidiaries	618.5	294.5	--
Unconsolidated affiliates	396.9	290.5	304.9
Total	$1,015.4	$585.2	$360.7
Cost of sales
EPCO and affiliates	$40.1	$34.0	$75.3
Energy Transfer Equity and subsidiaries	173.9	26.9	--
Unconsolidated affiliates	58.6	41.0	45.2
Total	$272.6	$101.9	$120.5
Operating costs and expenses
EPCO and affiliates	$423.1	$353.7	$328.5
Energy Transfer Equity and subsidiaries	18.3	8.3	--
Cenac and affiliates	45.4	--	--
Unconsolidated affiliates	(2.4)	--	(5.2)
Total	$484.4	$362.0	$323.3
General and administrative expenses
EPCO and affiliates	$91.0	$82.6	$63.7
Cenac and affiliates	2.9	--	--
Unconsolidated affiliates	(0.1)	--	--
Total	$93.8	$82.6	$63.7
Other income (expense)
EPCO and affiliates	$(0.3)	$(0.2)	$0.7
Unconsolidated affiliates	--	--	0.3
Total	$(0.3)	$(0.2)	$1.0

For additional information regarding our related party transactions, see Note 17 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.  For information regarding certain business relationships and related transactions, see Item 13 of our Annual Report on Form 10-K.

We have an extensive and ongoing relationship with EPCO and its affiliates.  Our revenues from EPCO and affiliates are primarily associated with sales of NGL products.  Our expenses with EPCO and affiliates are primarily due to (i) reimbursements we pay EPCO in connection with an administrative services agreement (the “ASA”) and (ii) purchases of NGL products.  Enterprise GP Holdings acquired noncontrolling ownership interests in both LE GP and Energy Transfer Equity in May 2007.  As a result of this transaction, ETE GP and Energy Transfer Equity became related parties to us.

Many of our unconsolidated affiliates perform supporting or complementary roles to our consolidated business operations.  The majority of our revenues from unconsolidated affiliates relate to natural gas sales to a Louisiana affiliate.  The majority of our expenses with unconsolidated affiliates pertain to payments we make to K/D/S Promix, L.L.C. for NGL transportation, storage and fractionation services.

On February 5, 2007, our consolidated subsidiary, Duncan Energy Partners, completed an underwritten initial public offering of its common units.  Duncan Energy Partners was formed in September 2006 as a Delaware limited partnership to, among other things, acquire ownership interests in certain of our midstream energy businesses.  For additional information regarding Duncan Energy Partners, see “Other Items – Duncan Energy Partners Transactions” within this section.

Non-GAAP Reconciliations

The following table presents a reconciliation of our measurement of total non-GAAP gross operating margin to GAAP operating income and income before provision for income taxes and the cumulative effect of change in accounting principle (dollars in millions):

	For the Year the Ended December 31,
	2008	2007	2006
Total segment gross operating margin	$2,609.0	$1,964.4	$1,770.9
Adjustments to reconcile total gross operating margin
to operating income:
Depreciation, amortization and accretion in
operating costs and expenses	(725.4)	(647.9)	(556.9)
Operating lease expense paid by EPCO	(2.0)	(2.1)	(2.1)
Gain from asset sales and related transactions in
operating costs and expenses	4.0	7.8	5.1
General and administrative costs	(137.2)	(127.2)	(95.9)
Operating income	1,748.4	1,195.0	1,121.1
Other expense, net	(528.5)	(341.3)	(313.0)
Income before provision for income taxes and the
cumulative effect of change in accounting principle	$1,219.9	$853.7	$808.1

EPCO subleases to us 100 railcars for $1 per year (the “retained leases”).  These subleases are part of the ASA that we executed with EPCO in connection with our formation in 1998.  EPCO holds this equipment pursuant to operating leases for which it has retained the corresponding cash lease payment obligation.  We record the full value of such lease payments made by EPCO as a non-cash related party operating expense, with the offset to equity recorded as a general contribution to our partnership.  Apart from the partnership interests we granted to EPCO at our formation, EPCO does not receive any additional ownership rights as a result of its contribution to us of the retained leases.  We exercised our election under the retained leases to purchase a cogeneration unit in December 2008 for $2.3 million.  For additional information regarding the ASA and the retained leases, see Item 13 of our Annual Report on Form 10-K.

Recent Accounting Pronouncements

The accounting standard setting bodies have recently issued the following accounting guidance that will affect our future financial statements:

▪	SFAS 141(R), Business Combinations;

▪	FASB Staff Position SFAS 142-3, Determination of the Useful Life of Intangible Assets;

▪	SFAS 157, Fair Value Measurements;

▪	SFAS 160, Noncontrolling Interests in Consolidated Financial Statements – An amendment of ARB 51;

▪	SFAS 161, Disclosures about Derivative Instruments and Hedging Activities – An Amendment of SFAS 133;

▪	Emerging Issues Task Force (“EITF”) 08-6, Equity Method Investment Accounting Considerations; and

▪	EITF 07-4, Application of the Two Class Method Under SFAS 128, Earnings Per Share, to Master Limited Partnerships.

For additional information regarding recent accounting pronouncements, see Note 3 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K.

Recast of Item 7A.  Quantitative and Qualitative Disclosures About Market Risk.

We are exposed to financial market risks, including changes in commodity prices, interest rates and foreign exchange rates.  We may use derivative instruments (e.g., futures, forwards, swaps, options and other derivative instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions.  In general, the types of risks we attempt to hedge are those related to (i) the variability of future earnings, (ii) fair values of certain debt obligations and (iii) cash flows resulting from changes in applicable interest rates, commodity prices or exchange rates.

We routinely review our outstanding derivative instruments in light of current market conditions.  If market conditions warrant, some derivative instruments may be closed out in advance of their contractual settlement dates thus realizing income or loss depending on the specific hedging criteria.  When this occurs, we may enter into a new derivative instrument to reestablish the hedge to which the closed instrument relates.

The following table presents gains (losses) recorded in net income attributable to our interest rate risk and commodity risk hedging transactions for the periods indicated.  These amounts do not present the corresponding gains (losses) attributable to the underlying hedged items (dollars in millions).

	For the Year Ended December 31,
	2008	2007	2006
Interest Rate Risk Hedging Portfolio:
Enterprise Products Partners (excluding Duncan Energy Partners):
Ineffective portion of cash flow hedges	$(0.1)	$--	$--
Reclassification of cash flow hedge amounts from AOCI, net	(0.5)	5.5	4.2
Loss from treasury lock cash flow hedge	(3.6)	--	--
Other gains (losses) from derivative transactions	9.4	(3.7)	3.4
Duncan Energy Partners:
Ineffective portion of cash flow hedges	--	(0.2)	--
Reclassification of cash flow hedge amounts from AOCI, net	(2.0)	0.4	--
Total hedging gains, net, in consolidated interest expense	$3.2	$2.0	$7.6

Commodity Risk Hedging Portfolio:
Enterprise Products Partners:
Reclassification of cash flow hedge amounts from AOCI, net - natural gas marketing activities	$(30.2)	$(3.3)	$(1.3)
Reclassification of cash flow hedge amounts from AOCI, net - crude oil marketing activities	(37.9)	(1.6)	0.2
Reclassification of cash flow hedge amounts from AOCI, net - NGL and petrochemical operations	(28.2)	(4.6)	13.9
Other gains (losses) from derivative transactions	29.4	(20.5)	(2.4)
Total hedging gains (losses), net, in consolidated operating costs and expenses	$(66.9)	$(30.0)	$10.4

The following table provides additional information regarding derivative assets and derivative liabilities included in our Supplemental Consolidated Balance Sheets included under Exhibit 99.2 of this Current Report on Form 8-K at the dates indicated (dollars in millions):

	December 31,
	2008	2007
Current assets:
Derivative assets:
Interest rate risk hedging portfolio	$7.8	$0.2
Commodity risk hedging portfolio	201.5	10.8
Foreign currency risk hedging portfolio	9.3	1.3
Total derivative assets – current	$218.6	$12.3
Other assets:
Interest rate risk hedging portfolio	$38.9	$14.7
Total derivative assets – long-term	$38.9	$14.7

Current liabilities:
Derivative liabilities:
Interest rate risk hedging portfolio	$5.9	$47.5
Commodity risk hedging portfolio	296.9	48.9
Foreign currency risk hedging portfolio	0.1	--
Total derivative liabilities – current	$302.9	$96.4
Other liabilities:
Interest rate risk hedging portfolio	$3.9	$3.1
Commodity risk hedging portfolio	0.2	--
Total derivative liabilities– long-term	$4.1	$3.1

The following table presents gains (losses) recorded in other comprehensive income (loss) for cash flow hedges associated with our interest rate risk, commodity risk and foreign currency risk hedging portfolios.  These amounts do not present the corresponding gains (losses) attributable to the underlying hedged items (dollars in millions).

	For the Year Ended December 31,
	2008	2007	2006
Interest Rate Risk Hedging Portfolio:
Enterprise Products Partners (excluding Duncan Energy Partners):
Gains (losses) on cash flow hedges	$(47.6)	$(5.6)	$11.0
Reclassification of cash flow hedge amounts to net income, net	0.5	(5.5)	(4.2)
Duncan Energy Partners:
Losses on cash flow hedges	(8.0)	(3.3)	--
Reclassification of cash flow hedge amounts to net income, net	2.0	(0.3)	--
Total interest rate risk hedging gains (losses), net	(53.1)	(14.7)	6.8
Commodity Risk Hedging Portfolio:
Enterprise Products Partners:
Natural gas marketing activities:
Gains (losses) on cash flow hedges	(30.6)	(3.1)	(1.0)
Reclassification of cash flow hedge amounts to net income, net	30.2	3.3	1.3
Crude oil marketing activities:
Gains (losses) on cash flow hedges	(19.3)	(21.0)	1.0
Reclassification of cash flow hedge amounts to net income, net	37.9	1.6	(0.2)
NGL and petrochemical operations:
Gains (losses) on cash flow hedges	(120.3)	(22.8)	9.9
Reclassification of cash flow hedge amounts to net income, net	28.2	4.6	(13.9)
Total commodity risk hedging losses, net	(73.9)	(37.4)	(2.9)
Foreign Currency Risk Hedging Portfolio:
Gains on cash flow hedges	9.3	1.3	--
Total foreign currency risk hedging gains, net	9.3	1.3	--
Total cash flow hedge amounts in other comprehensive income (loss)	$(117.7)	$(50.8)	$3.9

The following information summarizes the principal elements of our interest rate risk, commodity risk and foreign currency risk hedging portfolios. For amounts recorded in net income and other comprehensive income and on our balance sheet related to our consolidated hedging activities, please refer to the preceding tables.

Interest Rate Risk Hedging Portfolio

Our interest rate exposure results from variable and fixed rate borrowings under various debt agreements. The following information summarizes significant components of our interest rate risk hedging portfolio:

Fair value hedges – interest rate swaps

We manage a portion of our interest rate exposure by utilizing interest rate swaps and similar arrangements, which allow us to convert a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt. At December 31, 2008, we had four interest rate swap agreements outstanding having an aggregate notional value of $400.0 million that were accounted for as fair value hedges.  The aggregate fair value of these interest rate swaps at December 31, 2008, was $46.7 million (an asset), with an offsetting increase in the fair value of the underlying debt.  There were eleven interest rate swaps outstanding at December 31, 2007 having an aggregate fair value of $12.9 million (an asset).

The following table summarizes our interest rate swaps outstanding at December 31, 2008.

	Number	Period Covered	Termination	Fixed to	Notional
Hedged Fixed Rate Debt	of Swaps	by Swap	Date of Swap	Variable Rate (1)	Value
Senior Notes C, 6.375% fixed rate, due Feb. 2013	1	Jan. 2004 to Feb. 2013	Feb. 2013	6.375% to 5.015%	$100.0 million
Senior Notes G, 5.60% fixed rate, due Oct. 2014	3	4th Qtr. 2004 to Oct. 2014	Oct. 2014	5.60% to 5.297%	$300.0 million
(1) The variable rate indicated is the all-in variable rate for the current settlement period.

We have designated these interest rate swaps as fair value hedges under SFAS 133 since they mitigate changes in the fair value of the underlying fixed rate debt.  As effective fair value hedges, an increase in the fair value of these interest rate swaps is equally offset by an increase in the fair value of the underlying hedged debt.  The offsetting changes in fair value have no effect on current period interest expense.

The following table shows the effect of hypothetical price movements on the estimated fair value of our interest rate swap portfolio and the related change in fair value of the underlying debt at the dates indicated (dollars in millions).

		Swap Fair Value at
Scenario	Resulting Classification	December 31, 2007	December 31, 2008	February 3, 2009
FV assuming no change in underlying interest rates	Asset	$12.9	$46.7	$36.3
FV assuming 10% increase in underlying interest rates	Asset (Liability)	(7.4)	42.4	31.1
FV assuming 10% decrease in underlying interest rates	Asset	33.1	51.1	41.5

The fair value of the interest rate swaps excludes related hedged amounts we have recorded in earnings.  The change in fair value between December 31, 2008 and February 3, 2009 is primarily due to an increase in market interest rates relative to the interest rates used to determine the fair value of our derivative instruments at December 31, 2008.  The underlying floating LIBOR forward interest rate curve used to determine the February 3, 2009 fair values ranged from approximately 1.3% to 3.8% using 6-month reset periods ranging from February 2008 to March 2014.

Cash flow hedges – interest rate swaps (excluding Duncan Energy Partners)

Our interest rate exposure results from variable and fixed rate borrowings under various debt agreements.  At December 31, 2007, we had interest rate swap agreements outstanding having an aggregate notional value of $200.0 million and a fair value (an asset) of $0.3 million accounted for as cash flow hedges.   These swap agreements settled in January 2008, and there are currently no swap agreements outstanding accounted for as cash flow hedges.

Cash flow hedges – treasury locks

We may enter into treasury rate lock transactions (“treasury locks”) to hedge U.S. treasury rates related to its anticipated issuances of debt. Each of our treasury lock transactions was designated as a cash flow hedge.  Gains or losses on the termination of such instruments are reclassified into net income (as a component of interest expense) using the effective interest method over the estimated term of the underlying fixed-rate debt.  At December 31, 2008, we had no treasury lock derivative instruments outstanding.  At December 31, 2007, the aggregate notional value of our treasury lock derivative instruments was $1.20 billion, which had a total fair value (a liability) of $44.9 million.   We terminated a number of treasury lock derivative instruments during 2008 and 2007.  These terminations resulted in realized losses of $92.5 million in 2008 and gains of $48.8 million in 2007.

We expect to reclassify $4.2 million of cumulative net losses from our interest rate risk cash flow hedges into net income (as an increase to interest expense) during 2009.

Cash flow hedges – Duncan Energy Partners’ interest rate swaps

At December 31, 2008, Duncan Energy Partners had interest rate swap agreements outstanding having an aggregate notional value of $175.0 million.  These swaps were accounted for as cash flow hedges.  The purpose of these derivative instruments is to reduce the sensitivity of Duncan Energy Partners’ earnings to the variable interest rates charged under its revolving credit facility.  The aggregate fair value of these interest rate swaps at December 31, 2008 and 2007 was a liability of $9.8 million and $3.8 million, respectively.  Duncan Energy Partners expects to reclassify $6.0 million of cumulative net losses from its interest rate risk cash flow hedges into net income (as an increase to interest expense) during 2009.  The following table summarizes Duncan Energy Partners’ interest rate swaps outstanding at December 31, 2008.

	Number	Period Covered	Termination	Variable to	Notional
Hedged Variable Rate Debt	of Swaps	by Swap	Date of Swap	Fixed Rate (1)	Value
DEP I Revolving Credit Facility, due Feb. 2011	3	Sep. 2007 to Sep. 2010	Sep. 2010	1.47% to 4.62%	$175.0 million
(1) Amounts receivable from or payable to the swap counterparties are settled every three months (the “settlement period”).

As cash flow hedges, any increase or decrease in fair value (to the extent effective) would be recorded in other comprehensive income (loss) and amortized into earnings based on the settlement period hedged.  Any ineffectiveness is recorded directly into earnings as an increase in interest expense.

The following table shows the effect of hypothetical price movements on the estimated fair value of Duncan Energy Partners’ interest rate swap portfolio (dollars in millions).

		Swap Fair Value at
Scenario	Resulting Classification	December 31, 2007	December 31, 2008	February 3, 2009
FV assuming no change in underlying interest rates	Liability	$(3.8)	$(9.8)	$(9.4)
FV assuming 10% increase in underlying interest rates	Liability	(2.2)	(9.4)	(9.0)
FV assuming 10% decrease in underlying interest rates	Liability	(5.3)	(10.2)	(9.8)

Commodity Risk Hedging Portfolio

Our commodity risk hedging portfolio was impacted by a significant decline in natural gas and crude oil prices during the second half of 2008.   As a result of the global recession, commodity prices have continued to be volatile during the first quarter of 2009.  We may experience additional losses related to our commodity risk hedging portfolio in 2009.

The prices of natural gas, NGLs, crude oil and certain petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.  In order to manage the price risks associated with such products, we may enter into commodity derivative instruments.

The primary purpose of our commodity risk management activities is to reduce our exposure to price risks associated with (i) natural gas purchases, (ii) the value of NGL and crude oil production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas, NGLs, crude oil or certain petrochemical products.  From time to time, we inject natural gas into storage and may utilize hedging instruments to lock in the value of its inventory positions.  The commodity derivative instruments we utilize are settled in cash.

We have segregated our commodity derivative instruments portfolio between those derivative instruments utilized in connection with our natural gas marketing activities, our crude oil marketing activities and our NGL and petrochemical operations.

A significant number of the derivative instruments in this portfolio hedge the purchase of physical natural gas.  If natural gas prices fall below the price stipulated in such derivative instruments, we recognize a liability for the difference; however, if prices partially or fully recover, this liability would be reduced or eliminated, as appropriate.  Our restricted cash balance at December 31, 2008 was $203.8 million in order to meet commodity exchange deposit requirements and the negative change in the fair value of our natural gas hedge positions.

Natural gas marketing activities

At December 31, 2008 and 2007, the aggregate fair value of those derivative instruments utilized in connection with our natural gas marketing activities was an asset of $6.5 million and a liability of $0.3 million, respectively.  Almost all of the derivative instruments within this portion of the commodity derivative instruments portfolio are accounted for using mark-to-market accounting, with a small number accounted for as cash flow hedges.  We did not have any cash flow hedges related to our natural gas marketing activities at December 31, 2008.

The following table shows the effect of hypothetical price movements on the estimated fair value of this component of the overall portfolio at the dates presented (dollars in millions):

		Portfolio Fair Value at
Scenario	Resulting Classification	December 31, 2007	December 31, 2008	February 3, 2009
FV assuming no change in underlying commodity prices	Asset (Liability)	$(0.3)	$6.5	$13.9
FV assuming 10% increase in underlying commodity prices	Asset (Liability)	(1.4)	2.7	9.4
FV assuming 10% decrease in underlying commodity prices	Asset	0.7	9.9	18.3

The change in fair value of the instruments between December 31, 2008 and February 3, 2009 is primarily due to a decrease in natural gas prices.

Crude oil marketing activities

The fair value of the open positions at December 31, 2008 and 2007 was an asset of $3 thousand and a liability of $18.9 million, respectively.  At December 31, 2008, we had no commodity derivative instruments that were accounted for as cash flow hedges.  At December 31, 2007, we had a limited number of commodity derivative instruments that were accounted for as cash flow hedges.  We have some commodity derivative instruments that do not qualify for hedge accounting.  These derivative instruments had a minimal impact on our earnings.

The following table shows the effect of hypothetical price movements on the estimated fair value of this portfolio at the dates indicated (dollars in millions):

		Portfolio Fair Value at
Scenario	Resulting Classification	December 31, 2007	December 31, 2008 (1)	February 3, 2009
FV assuming no change in underlying commodity prices	Asset (Liability)	$(18.9)	$--	$0.2
FV assuming 10% increase in underlying commodity prices	Asset (Liability)	(33.6)	--	0.2
FV assuming 10% decrease in underlying commodity prices	Asset (Liability)	(4.2)	--	0.2
(1) Amounts were minimal at December 31, 2008.

NGL and petrochemical operations

At December 31, 2008 and 2007, the aggregate fair value of those derivative instruments utilized in connection with our NGL and petrochemical operations were liabilities of $102.1 million and $19.0 million, respectively.  Almost all of the derivative instruments within this portion of the commodity derivative instruments portfolio are accounted for as cash flow hedges, with a small number accounted for using mark-to-market accounting.   We expect to reclassify $114.0 million of cumulative net losses from these cash flow hedges into net income (as an increase in operating costs and expenses) during 2009.

We have employed a program to economically hedge a portion of our earnings from natural gas processing in the Rocky Mountain region.  This program consists of (i) the forward sale of a portion of our expected equity NGL production volumes at fixed prices through 2009 and (ii) the purchase, using commodity derivative instruments, of the amount of natural gas expected to be consumed as plant thermal reduction (“PTR”) in the production of such equity NGL volumes. The objective of this strategy is to hedge a level of gross margins (i.e., NGL sales revenues less actual costs for PTR and the gain or loss on the PTR hedge) associated with the forward sales contracts by fixing the cost of natural gas used for PTR, through the use of commodity derivative instruments.  At December 31, 2008, this hedging program had hedged future expected gross margins (before plant operating expenses) of $483.9 million on 22.5 million barrels of forecasted NGL forward sales transactions extending through 2009.

Our NGL forward sales contracts are not accounted for as derivative instruments under SFAS 133 since they meet normal purchase and sale exception criteria; therefore, changes in the aggregate economic value of these sales contracts are not reflected in net income and other comprehensive income until the volumes are delivered to customers.  On the other hand, the commodity derivative instruments used to purchase the related quantities of PTR (i.e., “PTR hedges”) are accounted for as cash flow hedges; therefore, changes in the aggregate fair value of the PTR hedges are presented in other comprehensive income.  Once the forecasted NGL forward sales transactions occur, any realized gains and losses on the cash flow hedges would be reclassified into net income in that period.

Prior to actual settlement, if the market price of natural gas is less than the price stipulated in a commodity derivative instrument, we recognize an unrealized loss in other comprehensive loss for the excess of the natural gas price stated in the hedge over the market price.  To the extent that we realize such financial losses upon settlement of the instrument, the losses are added to the actual cost we pay for PTR, which would then be based on the lower market price.  Conversely, if the market price of natural gas is greater than the price stipulated in such hedges, we recognize an unrealized gain in other comprehensive income for the excess of the market price over the natural gas price stated in the PTR hedge.   If realized,

the gains on the derivative instrument would serve to reduce the actual cost paid for PTR, which would then be based on the higher market price.  The net effect of these hedging relationships is that our total cost of natural gas used for PTR approximates the amount it originally hedged under this program.

The following table shows the effect of hypothetical price movements on the estimated fair value of this component of the overall portfolio at the dates presented (dollars in millions):

		Portfolio Fair Value at
Scenario	Resulting Classification	December 31, 2007	December 31, 2008	February 3, 2009
FV assuming no change in underlying commodity prices	Liability	$(19.0)	$(102.1)	$(111.6)
FV assuming 10% increase in underlying commodity prices	Asset (Liability)	11.3	(94.0)	(109.2)
FV assuming 10% decrease in underlying commodity prices	Liability	(49.2)	(110.1)	(114.1)

The change in fair value of the NGL and petrochemical portfolio between December 31, 2008 and February 3, 2009 is primarily due to a decrease in natural gas prices.

Foreign Currency Hedging Portfolio

We are exposed to foreign currency exchange rate risk primarily through a Canadian NGL marketing subsidiary.  As a result, we could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Canadian dollar.  We attempt to hedge this risk using foreign exchange purchase contracts to fix the exchange rate.  Mark-to-market accounting is utilized for these contracts, which typically have a duration of one month.  For the year ended December 31, 2008, we recorded minimal gains from these derivative instruments.

In addition, we are exposed to foreign currency exchange rate risk through our Japanese Yen Term Loan Agreement (“Yen Term Loan”) that EPO entered into in November 2008.  As a result, we could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Japanese yen.  We hedged this risk by entering into a foreign exchange purchase contract to fix the exchange rate.  This purchase contract was designated as a cash flow hedge.  At December 31, 2008, the fair value of this contract was $9.3 million.  This contract will be settled in March 2009 upon repayment of the Yen Term Loan.  Total interest expense under this loan agreement was $4.0 million, of which $1.7 million is the expected foreign currency loss, which will be recorded as interest expense.

Product Purchase Commitments

We have long and short-term purchase commitments for natural gas, NGLs, crude oil, refined products and petrochemicals with several suppliers.  The purchase prices that we are obligated to pay under these contracts are based on market prices at the time we take delivery of the volumes.  For additional information regarding these commitments, see “Contractual Obligations” included under Item 7 within this Exhibit 99.1.

Fair Value Information

On January 1, 2008, we adopted the provisions of SFAS 157 that apply to financial assets and liabilities.  SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. See Note 8 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K for information regarding fair value disclosures pertaining to our financial assets and liabilities.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) primarily includes the effective portion of the gain or loss on derivative instruments designated and qualified as a cash flow hedge, foreign currency adjustments and Dixie’s minimum pension liability adjustments.  Amounts accumulated in other comprehensive income (loss) from cash flow hedges are reclassified into earnings in the same period(s) in which the hedged forecasted transactions (such as a forecasted forward sale of NGLs) affect earnings.  If it becomes probable that the forecasted transaction will not occur, the net gain or loss in accumulated other comprehensive income (loss) must be immediately reclassified.

The following table presents the components of accumulated other comprehensive income (loss) at the dates indicated (dollars in millions):

	December 31,
	2008	2007
Commodity derivative instruments (1)	$(114.1)	$(40.3)
Interest rate derivative instruments (1)	(41.9)	11.1
Foreign currency cash flow hedges (1)	10.6	1.3
Foreign currency translation adjustment (2)	(1.3)	1.2
Pension and postretirement benefit plans (3)	(0.8)	0.6
Subtotal	(147.5)	(26.1)
Amount attributable to noncontrolling interest (4)	50.3	45.2
Total accumulated other comprehensive income (loss)
in partners’ equity	$(97.2)	$19.1

(1)   See Note 7 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K for additional information regarding these components of accumulated other comprehensive income (loss).
(2)   Relates to transactions of our Canadian NGL marketing subsidiary.
(3)   See Note 6 of the Notes to Supplemental Consolidated Financial Statements included under Exhibit 99.2 of this Current Report on Form 8-K for additional information regarding pension and postretirement benefit plans.
(4)   Represents the amount of accumulated other comprehensive loss allocated to noncontrolling interest based on the provisions of SFAS 160.

The following table summarizes the components of other comprehensive income (loss) for the periods indicated, prior to attributing amounts to noncontrolling interest (dollars in millions):

	For Year Ended December 31,
	2008	2007	2006
Other comprehensive income (loss):
Cash flow hedges	$(117.7)	$(50.8)	$3.9
Change in funded status of pension and postretirement plans, net of tax	(1.3)	--	--
Foreign currency translation adjustment	(2.5)	2.0	(0.8)
Total other comprehensive income (loss)	$(121.5)	$(48.8)	$3.1